As filed with the Securities and Exchange Commission on August 10, 2007                                                          Registration No. 333--142426

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMENDMENT NO. 2

DRAGON INTERNATIONAL GROUP CORP.
(Name of small business issuer in its charter)
Nevada (State or jurisdiction of incorporation or organization)	2671 (Primary Standard Industrial Classification Code Number)	98-0177646 (I.R.S. Employer Identification Number)

Dragon International Group Corp.
No. 201 Guangyuan Road, District C
Investment Pioneering Park
Jiangbei, Ningbo, China 315033
86-574-56169308
(Address and telephone number of principal executive offices and principal place of business)

David Wu, President
Dragon International Group Corp.
No. 201 Guangyuan Road, District C
Investment Pioneering Park
Jiangbei, Ningbo, China 315033
86-574-56169308
 (Name, address and telephone number of agent for service)

Copies of all communications to:

David Selengut, Esq. Ellenoff Grossman & Schole LLP 370 Lexington Avenue, 19th Floor New York City, NY 10017 Telephone: (212) 370-1300 Facsimile: (212) 370-7889
Approximate date of proposed sale to public: As soon as practicable after this Registration Statement becomes effective

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

common stock, par value $.001 [1]	21,556,672	$0.09	$1,940,100	$59.56
common stock, par value $.001 [2]	18,333,342	$0.125	$2,291,668	$70.36
common stock, par value $.001 [3]	24,017,940	$0.15	$3,602,691	$110.60
common stock, par value $.001 [4]	814,000	$0.01	$8,140	$.25
common stock, par value $.001 [5]	150,000	$0.30	$45,000	$1.38
	64,871,954		$7,887,599	$242.15	[6]

1           Includes issued and outstanding shares of common stock.  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the common stock as reported on the OTC Bulletin Board on April 25, 2007.

2           Includes shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $.125 per share.  Any subsequent adjustments in the exercise price of the common stock purchase warrants will not result in the issuance of additional shares of our common stock.

3           Includes shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $.15 per share.  Any subsequent adjustments in the exercise price of the common stock purchase warrants will not result in the issuance of additional shares of our common stock.

4           Includes shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $.01 per share.  Any subsequent adjustments in the exercise price of the common stock purchase warrants will not result in the issuance of additional shares of our common stock.

5           Includes shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $.30 per share.  Any subsequent adjustments in the exercise price of the common stock purchase warrants will not result in the issuance of additional shares of our common stock.

6           Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2007

PRELIMINARY PROSPECTUS

Dragon International Group Corp.

64,871,954 shares of common stock

THIS PROSPECTUS RELATES TO PERIODIC OFFERS AND SALES OF 64,871,954 SHARES OF OUR COMMON STOCK BY
THE SELLING SECURITY HOLDERS FOR THEIR OWN ACCOUNT, WHICH INCLUDES:

▪       21,556,672 shares which are presently outstanding; and

▪       43,315,282 shares issuable upon the exercise of common stock purchase warrants with exercise prices ranging from $.01 to $.30 per share.

The selling security holders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future.  We will not receive any proceeds from the sale of the shares by the selling security holders.  The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering.  These prices will fluctuate based on the demand for the shares of common stock.  We will receive up to $5,947,499 from the exercise of all the Warrants, if the Warrants are exercised for cash.  Any such proceeds will be used for inventory and equipment upgrades, and the remainder for working capital and general corporate purposes.

Our principal executive offices are located at Dragon International Group Corp., No. 201 Guangyuan Road, District C, Investment Pioneering Park, Jiangbei, Ningbo, China 315033.  Our telephone number at that location is 86-574-56169308.

Our common stock is quoted on the OTC Bulletin Board under the symbol "DRGG".  On August 9, 2007 the last reported sale price for our common stock was $.06 per share.
____________________

Investing in our common stock involves a high degree of risk.  See "Risk Factors" beginning on page 10 of this prospectus to read about the risks of investing in our common stock.  Investors should not buy these Securities unless they can afford to lose their entire investment.
____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
____________________

The date of this Prospectus is                                                                           , 2007
____________________

Table of Contents

PROSPECTUS SUMMARY	5
ABOUT THE OFFERING	7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	9
RISK FACTORS	10
SELECTED CONSOLIDATED FINANCIAL DATA	25
MARKET FOR COMMON EQUITY AND RELATED SECURITY HOLDER MATTERS	28
USE OF PROCEEDS	29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31
DESCRIPTION OF BUSINESS	55
MANAGEMENT	82
EXECUTIVE COMPENSATION	87
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	89
PRINCIPAL SECURITY HOLDERS	91
DESCRIPTION OF SECURITIES	92
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	93
SELLING SECURITY HOLDERS	94
PLAN OF DISTRIBUTION	101
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	103
LEGAL MATTERS	103
EXPERTS	103
WHERE YOU CAN FIND ADDITIONAL INFORMATION	103
FINANCIAL STATEMENT INDEX	-1-

PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our securities or that may be important to you.  Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements.

When used in this prospectus, the terms:

▪	"Dragon Nevada," "we," and "us" refers to Dragon International Group Corp., a Nevada corporation, and our subsidiaries,
▪	"Dragon Florida" refers to our subsidiary Dragon International Group Corp., a Florida corporation,
▪	"Ningbo Dragon" refers to our subsidiary Ningbo Dragon International Trade Co., Ltd., a PRC company, formerly known as Ningbo Anxin International Trade Co., Ltd.
▪	"Yonglongxin" refers to Ningbo Dragon’s subsidiary Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. a PRC company
▪	"R&D Center" refers to Yonglongxin’s subsidiary Xianyang Naite Research and Development Center, a PRC company,
▪	"Dragon Packaging" refers to Ningbo Dragon’s subsidiary Ningbo Dragon Packaging Technology Co., Ltd., formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd., a PRC company,
▪	"Yongxin" refers to Ningbo Dragon’s subsidiary Hangzhou Yongxin Paper Co., Ltd., a PRC company,
▪	"JinKui" refers to Dragon Nevada’s subsidiary Shanghai JinKui Packaging Material Co., Ltd., a PRC company, and
▪	"Wellton" refers to Ningbo Dragon’s subsidiary Wellton International Fiber Corp, a BVI company.

All per share information contained in this prospectus gives retroactive effect to the one for nine reverse split of our common stock effective March 3, 2003 and the six for one forward stock split of our common stock effective July 27, 2004.

The Company

Dragon International Group Corp., a Nevada corporation (“we,” “our,” “us,” “Dragon” or “Dragon Nevada”) is a holding company which, through its subsidiary companies, manufactures and distributes assorted industrial paper and packaging products.  All of our operations are located in the People's Republic of China (the “PRC”).

Dragon Nevada‘s subsidiaries include:

-           Dragon International Group Corp., a Florida corporation (“Dragon Florida”) is a wholly owned subsidiary of Dragon Nevada.  Dragon Nevada acquired a 100% interest in Dragon Florida on October 4, 2004.

-           Ningbo Dragon International Trade Co., Ltd., (“Ningbo Dragon”), formerly known as Ningbo Anxin International Trade Co., Ltd., was created on August 29, 1997.  Ningbo Dragon is a wholly owned subsidiary of Dragon Florida.  Dragon Florida acquired a 70% interest in Ningbo Dragon on June 21, 2004.  On December 31, 2004 Dragon Nevada acquired the remaining 30% interest of Ningbo Dragon.

-           Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”) was created as a wholly owned subsidiary of Ningbo Dragon on November 8, 1999.  Xianyang Naite Research and Development Center (“R&D Center”) was acquired by Yonglongxin on August 1, 2005.

-           Ningbo Dragon Packaging Technology Co., Ltd., (“Dragon Packaging”) formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd., is a wholly owned subsidiary of Ningbo Dragon.  Ningbo Dragon acquired a 100% interest in Dragon Packaging on June 1, 2005.

-           Hangzhou Yongxin Paper Co., Ltd., (“Yongxin”) is a subsidiary, of which Ningbo Dragon International Trade Co., Ltd., (“Ningbo Dragon”), holds a 60% interest.  Ningbo Dragon acquired a 60% interest on July 1, 2005

-           Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”) is a wholly owned subsidiary of Dragon Nevada. Dragon Nevada acquired a 100% interest in JinKui on June 30, 2006.

-           Wellton International Fiber Corp., (“Wellton”) is a 51% owned subsidiary of Dragon Nevada, which we acquired on June 29, 2007.

Our operations are conducted through Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon"), our wholly owned subsidiary.  Ningbo Dragon, established in 1997, is located in the Zhejiang Province of Ningbo in China, approximately 200 miles south of Shanghai.  Ningbo Dragon is involved in the pulp and paper packaging material industry, operating as a manufacturer and distributor of paper and integrated packaging paper products.  Ningbo Dragon, through a subsidiary, holds an ISO9000 certificate and national license to import and export products.  In addition to its own operations, Ningbo Dragon operates four subsidiaries, including: (i) Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”) which holds an ISO9000 certificate and operates a civil welfare manufacturing facility in Fuming County of the Zhang’ai Village in Ningbo, China 315040; Yonglongxin operates the Xianyang Naite Research & Development Center (“R&D Center”), created to develop, design and improve production methods in the specialty packaging industry in China. (ii) Hangzhou Yongxin Paper Co., Ltd. (“Yongxin”) manufactures, sells, and distributes cigarette packaging materials, (iii) Ningbo Dragon Packaging Technology Co., Ltd. (“Dragon Packaging”), is a manufacturer of specialized packaging materials products for the pharmaceutical and food industry, (iv) Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”), is a manufacturer of specialized packaging products for the pharmaceutical and food industry and (v) Wellton International Fiber Corp. (“Wellton”). Wellton operates as an agent of pulp and related paper products. Revenues are derived solely from operations within China, where it acts as an agent and supplier for two categories of goods: paper pulp and waste paper.  Ningbo Dragon has a distribution network covering east and central China.  Unless otherwise indicated, all references to our Company in this report include our subsidiary companies.

Our principal executive offices are located a No. 201 Guangyuan Road, District C, Investment Pioneering Park, Jiangbei, Ningbo, China 315033.  Our phone number at this location is 86-574-56169308.  Our web site is www.drgg.net.  The information which appears on our web site is not part of this prospectus.  For more information on us, prospective investors are encouraged to review the filings available with the Securities and Exchange Commission at www.sec.gov.

Below is an organization chart of Dragon Nevada:

Recent Events

On March 28, 2007, Dragon International Group Corp. along with its subsidiaries including Ningbo Dragon International Trade Co., Ltd., Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd., Hangzhou Yongxin Paper Co., Ltd., and Ningbo Dragon Packaging Technology Co., Ltd. moved to the newly completed facility located at No. 201, Guangyuan Road, District C, Investment Pioneering Park Jiangbei, Ningbo, China 315033.  The telephone number at this location is 86-574-83070703.

Ningbo Dragon owns the new facility.  Ningbo Dragon invested approximately $1.3 million to construct the new facility.  This facility consists of a total of 91,000 square feet consisting of approximately 20,000 square feet of office space, approximately 17,000 square feet of warehouse space; approximately 40,000 square feet for manufacturing, and approximately 14,400 square feet utilized as a dormitory for Ningbo Dragon’s employees.

On March 12, 2007 Shanghai JinKui entered into a purchase contract with Hunan Prince Milk Group.  Under the terms of the purchase contract Hunan Prince Milk Group will purchase 500 tons of food packaging aluminum compound paper for a total purchase price of $2,300,000.  The purchase contract is for a term of one year.  Hunan Prince Milk Group will purchase double layer, food packaging aluminum compound paper, developed by JinKui.

On January 16, 2007, Dragon Nevada entered into an agreement whereby it agreed to purchase fifty-one (51%) percent of the issued and outstanding common stock of Wellton International Fiber Corp., a corporation organized under the laws of the British Virgin Islands.

         On June 29, 2007, the parties to this first agreement executed an agreement on substantially the same terms which served to finalize the terms of the transaction. Under the final agreement, Dragon Nevada acquired 51% of Wellton in exchange for 51% of the value of the net tangible assets of Wellton as stated on the unaudited financial statements as of March 31, 2007. On June 29, 2007 the acquisition closed; Dragon Nevada acquired 51% of the issued and outstanding common stock of Wellton in exchange for an aggregate of 8,186,029 shares of Dragon Nevada’s common stock, valued at $573,022 in the aggregate.  Following the closing, York Smooth, Ltd., a limited liability company organized under the laws of China, retains a 49% equity interest in Wellton.

ABOUT THE OFFERING

Common Stock Offered by Selling Security Holders

64,871,954 shares, including 43,315,282 shares issuable upon the exercise of common stock purchase warrants (the “Warrants”).  This number represents approximately 46.44% of the total number of shares to be outstanding following this Offering, assuming exercise of all warrants into the Securities being registered.

Common Stock Outstanding After the Offering	139,679,264 shares, including the exercise of the Warrants.
Use of Proceeds

We will not receive any proceeds from the sale of the common stock.  However, we will receive the exercise price of any common stock we issue to the selling security holders upon exercise of the warrants via cash.  We intend to use the proceeds received from the exercise of the warrants, if any, for inventory and equipment upgrades, and the remainder for general working capital purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors”.
OTC Bulletin Board Symbol	DRGG

RISK FACTORS

An investment in our common stock involves a number of significant risks.  In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our common stock offered hereby.  If all of the following risks materialize, our business and prospects could be seriously harmed, the price and value of our common stock could decline and you could lose all or a portion of your investment.

RISKS RELATED TO OUR COMPANY

If we were to lose the services of any of our executive officers, our business and operations would be materially adversely effected.

The success of our company is largely dependent on the personal efforts of our executive officers, specifically David Wu, our Chief Executive Officer, President and Chairman of the board of directors, Xuejun Chen, our vice president and director, and Ms. Xiali Gan, our Chief Financial Officer and director.  The loss of the services of either of these members of management would have a material adverse effect on our business and prospects.  In addition, in order for us to undertake our operations as contemplated, it will be necessary for us to locate and hire experienced personnel.  Our failure to attract and retain such experienced personnel on acceptable terms will have a material adverse impact on our ability to grow our business.

If we were to lose the services of key persons responsible for the  management, sales, marketing and operations efforts of our subsidiaries, our business and operations would be materially adversely effected.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel at our subsidiaries who perform key functions in the operation of our business.  Specifically we have identified Mr. Zhongming Yang, the vice general manager of Yongxin subsidiary and Mr. Feng Yang, vice general manager of our JinKui subsidiary and Eric Kuo, general manager of our Wellton subsidiary as key employees.  Mr. David Wu our President and President is the general manager of our Ningbo Dragon Packaging Technology Co., Ltd. subsidiary, our Ningbo Dragon International Trade Co., Ltd. subsidiary, and our Yonglongxin subsidiary.  There can be no assurance that we will be able to retain these officers after the term of their employment contracts expire.  The loss of these officers could have a material adverse effect upon our business, financial condition, and results of operations and the results of operations at these subsidiaries could be adversely impacted.

We may not successfully transition the internal operations of companies which we acquired in the PRC from their prior status as privately held Chinese companies to their current status as subsidiaries of a publicly-held U.S. company.

In 2005 we closed on the acquisition of a 100% ownership interest in each of Yonglongxin and Dragon Packaging.  In 2006 we closed on the acquisition of a 100% interest in JinKui.  While we have reasonable expectations that the core operations of these companies will continue as they have historically, our acquisition of these companies provides certain challenges for our company.  In order to successfully integrate each of these companies into Dragon Nevada, and ensure that we timely meet our reporting requirements under the Securities Exchange Act of 1934, we will need to upgrade both the internal accounting systems, as well as educate each of their staffs as to the proper collection and recordation of financial data.  If we are unable to properly and timely integrate the disclosure and accounting operations of these subsidiaries into our company, our ability to timely file our annual and quarterly reports, as well as other information we are required to file with the Securities and Exchange Commission, could be in jeopardy.  Any failure on our part to meet the prescribed filing deadlines could lead to a delisting of our common stock from the OTC Bulletin Board which could adversely affect a security holder's ability to resell his investment in our company.

In 2005 we also closed on the acquisition of a 60% ownership interests in Yongxin.  The original owner Mr. Zhongming Yang continues to own the remaining 40% interest and is responsible for day to day operations.  While we have reasonable expectations that the core operations of Yongxin will continue as they have historically, this acquisition of provides certain challenges for our Company.  In order to successfully integrate Yongxin, and ensure that we timely meet our reporting requirements under the Securities Exchange Act of 1934, we will need to upgrade both the internal accounting systems, as well as educating their staff as to the proper collection and recordation of financial data.  If we are unable to properly and timely integrate the disclosure and accounting operations of these subsidiaries into our company, our ability to timely file our annual and quarterly reports, as well as other information we are required to file with the Securities and Exchange Commission, could be in jeopardy.  Any failure on our part to meet the prescribed filing deadlines could lead to a delisting of our common stock from the OTC Bulletin Board which could adversely affect a security holder's ability to resell his investment in our company.

On January 16, 2007, Dragon Nevada entered into an agreement whereby it agreed to purchase fifty-one (51%) percent of the issued and outstanding common stock of Wellton International Fiber Corp., a corporation organized under the laws of the British Virgin Islands.  On June 29, 2007, the parties to this first agreement executed an agreement on substantially the same terms which served to finalize the terms of the transaction. Under the final agreement, Dragon Nevada acquired 51% of Wellton in exchange for 51% of the value of the net tangible assets of Wellton as stated on the unaudited financial statements as of March 31, 2007. On June 29, 2007 the acquisition closed; Dragon Nevada acquired 51% of the issued and outstanding common stock of Wellton in exchange for an aggregate of 8,186,029 shares of Dragon Nevada’s common stock, valued at $573,022 in the aggregate.  Following the closing, York Smooth, Ltd., a limited liability company organized under the laws of China, retains a 49% equity interest in Wellton.  We cannot guarantee you that we will be able to successfully integrate Wellton’s operations with our own.

If we acquire companies in the future, we will likely issue securities in such transactions, which will result in significant dilution to existing holders of our securities.

We continue to seek acquisition candidates.  In the event we reach agreements to acquire these candidates, the cost to acquire these candidates will most likely include the issuance of our securities.  As a result, the percentage ownership of our company held by existing security holders will be reduced and those security holders may experience significant dilution.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  As we will generally not be required to obtain the consent of our security holders before entering into acquisition transactions, security holders are dependent upon the judgment of our management in determining the number of, and characteristics of stock issued as consideration in an acquisition.

The terms of our January 2007 financing may make it more difficult for us to raise capital in the future.

Under the terms of January 2007 private placement, we contractually agreed to a number of covenants which may make it more difficult for our company to raise capital as needed.  These covenants include:

Until February 28, 2009, except for the registration statement of which this prospectus is a part, we will not file any registration statements or amend any previously-filed registration statements to increase the amount of common stock registered therein, without the consent of the private placement investors, subject to certain exceptions for employee stock purchase plans.

Until February 28, 2009, we may not enter into agreements to or issue any equity, convertible debt or other securities convertible into common stock or equity or modify any of the foregoing which may be outstanding at anytime, without the prior written consent of the private placement investors.

Until February 28, 2008, we may not enter into any equity line of credit or similar agreement, nor issue or agree to issue any floating or variable priced equity linked instruments nor any of the foregoing or equity with price reset rights, without the prior written consent of the private placement investors.

We may not file any registration statements without the consent of the private placement investors until the sooner of 2 years from the effective date of the registration statement of which this prospectus is a part or until all the shares, including the shares underlying the warrants, have been resold or transferred by the purchasers pursuant to the registration statement or Rule 144 of the Securities Act of 1933, without regard to volume limitations.

Because we have no control over when the registration statement of which this prospectus is a part will be declared effective by the SEC, it is possible that we will need to raise additional capital prior to the expiration of the above timeframes.  If we are unable to secure the consent of the private placement investors to a subsequent offering and registration statement, we may be unable to obtain additional capital as necessary to fund our ongoing operations or acquisitions of additional companies which could adversely impact our ability to grow.

Our management may be unable to effectively integrate our acquisitions and manage our growth.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future.  Even if we are successful in identifying and closing acquisitions of companies, our directors and senior management will face significant challenges in their efforts to integrate the business of the acquired companies or assets and to effectively manage our continued growth.  Any future acquisitions will be subject to a number of challenges, including:

▪	the diversion of management time and resources and the potential disruption of our ongoing business;
▪	difficulties in maintaining uniform standards, controls, procedures and policies;
▪	potential unknown liabilities associated with acquired businesses;
▪	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
▪	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

We cannot assure you that our efforts to integrate the operations of any acquired assets or companies will be successful, or that we can manage our growth, or that the anticipated benefits of any acquisitions will be fully realized.

Agreements to which we are a party may not contain legal protections customary to similar agreements prepared in the United States.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in China.  We are a party to certain contracts related to our operations.  While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses.  Because these contracts omit these types of clauses, we may not have the same legal protections as we would if the contracts contained these additional provisions.  We anticipate that our Chinese subsidiaries will likely enter into contracts in the future which will likewise omit these types of legal protections.  While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute under agreements which could have been avoided if the contracts were prepared in conformity with U.S. standards.  Contractual disputes which may arise from this lack of legal protection will divert management's time from the operation of our business and require us to expend funds attempting to settle a possible dispute.  This possible diversion of management time will limit the time our management would otherwise devote to the operation of our business, and the diversion of capital could limit the funds we have available to pay our ongoing operating expenses.

Our management is located in the Peoples Republic of China (“PRC”) and we are materially dependent upon advisory services provided by a U.S. company. In the event this consultant fails to perform properly, or elects to discontinue its relationships with us, the results could have a negative impact on our ability to comply with the requirements of being a U.S. public reporting company and may lead to our common stock being de-listed from trading on the OTCBB.

The current members of our management have limited experience operating within U.S. public companies and, except for David Wu, our Chief Executive Officer, President and Chairman, these individuals are not fluent in English.  We have engaged China Direct Investments, Inc. to provide us with various advisory and consulting services, including U.S. business methods and compliance with SEC disclosure requirements.

We selected China Direct Investments, Inc. to provide these services to us in part because its staff includes Chinese speaking individuals with experience in the operation and regulatory framework applicable to U.S. public companies.  Until such time as we are able to expand our board of directors to include English speaking individuals who have experience with the operation and regulatory framework applicable to U.S. public companies, we will be materially dependent upon our relationship with China Direct Investments, Inc.

We have engaged the services of China Direct Investments, Inc. under an agreement which expires in January 2009. If for any reason China Direct Investments, Inc. should fail to provide the contracted services at the anticipated levels or fails to extend its services and we have not added members to our board of directors with the requisite experience, the abilities of our board of directors to do business as a U.S. public company could be materially and adversely affected.  In such instances, we may be unable to prepare and file reports as required by the Securities Exchange Act of 1934 on a timely basis that could lead to our common stock being de-listed from trading on the OTCBB.

Intense competition in the packaging products and paperboard industries may adversely affect our revenues and profitability, and may materially impair our acquisition strategy.

The packaging products and paperboard industries are highly competitive, and no single company dominates either industry.  Our competitors include large, vertically integrated packaging products and paperboard companies and numerous smaller companies.

Because we operate in a highly competitive industry, we regularly bid for sales opportunities to customers for new business or for renewal of existing business.  The loss of business or the award of new business from our larger customers may have a significant impact on our results of operations.

We will also face intense competition relating to the acquisition of businesses from other entities which are also seeking acquisitions based on the expansion of business opportunities in China.  Accordingly, acquisitions and new business expansion may become highly costly and affect our operating performance.  As a young company with limited operating history and financial resources, we will have great difficulty competing with larger organizations.

We are materially reliant on revenues from our operations in the PRC. An economic downturn in the PRC would likely affect us and may cause you to lose your entire investment.

While our goal is to both expand our operations to countries outside the PRC, in the foreseeable future our growth and success will remain tied to our existing operations in the PRC.  Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on our financial condition that could result in a significant loss of revenues and liquidity in future periods.

We may not have sufficient protection of certain of our intellectual property.

We utilize technologies in the production of the packaging paper used in our products that are proprietary in nature. To protect our proprietary rights, we rely generally on employment agreements which contain standard confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case.

Despite such protections, a third party could, without authorization, utilize our propriety technologies without our consent.  The unauthorized use of this proprietary information by third parties could adversely affect our business and operations as well as any competitive advantage we may have in our markets.  We can give no assurance that our agreements with employees, consultants and others who participate in the production of our products will not be breached, or that we will have adequate remedies for any breach, or that our proprietary technologies will not otherwise become known or independently developed by competitors.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.  We have already had to restate our financial statements for the year ended 2006 as a result of weakness and deficiencies in such controls.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on our internal controls over financial reporting in their annual reports, including Form 10-KSB.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting as well as the operating effectiveness of our internal controls.  We were not subject to these requirements for the fiscal year ended June 30, 2005 and 2006.

At such time that we will be required to be compliant with Section 404, we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404.  There is a risk that we will not comply with all of the requirements imposed thereby.

For example, our company's Chief Executive Officer and Chief Financial Officer have concluded, based on recent evaluations, that our disclosure controls and procedures were not effective because of the significant deficiency and the material weakness described below.  Measures are being taken to include documentation of management oversight and review as part of the appropriate functional procedures.

In our amended Annual Report on Form 10-KSB/A we  restated our consolidated balance sheet at June 30, 2006 and the consolidated statements of stockholders’ equity for the year ended June 30, 2006 as contained in the Annual Report on Form 10-KSB for the year ended June 30, 2006 as previously filed with the Securities and Exchange Commission.

The restatement was made in part to correct a clerical error related to the classification of common stock to be issued in connection with the acquisition of Shanghai JinKui Packaging Material Co., Ltd. (JinKui”) on June 30, 2006.  We initially classified 8,095,574 shares of common stock, based on the fair value of each share at $0.141 for a total of $1,141,476, as common stock issuable in the stockholders’ equity section of the initially issued balance sheet and statements of stockholders’ equity.  We reclassified these common shares to be issued as a liability in connection with the acquisition.  We were aware of the proper classification prior to the initial filing of our Form 10-KSB, but deficiencies in financial statement reporting controls prevented this misclassification from being corrected.  As a result of this clerical error, we have determined that there was a significant deficiency in our internal control over financial reporting as of June 30, 2006 related to the treatment of common stock to be issued in regards to the JinKui acquisition.  We determined, however, that this significant deficiency did not rise to the level of a material weakness in our internal control over financial reporting.  Because we have corrected our presentation of the common stock to be issued, we believe that we have corrected this significant deficiency.

All of our employees and accounting staff are located in the PRC and we do not presently have a chief financial officer, comptroller or similarly titled senior financial officer who is bilingual and experienced in the application of U.S. Generally Accepted Accounting Principles.  During fiscal 2006 we began a search for an appropriate candidate who can fill such a position; however, as of March 31, 2007 have not engaged one and we are unable to predict when such a person will be hired.  During fiscal 2006 we also began providing additional training to our accounting staff in the application of U.S. GAAP.  As a result, our management believes that a deficiency in our internal controls continues to exist.  Until we expand our staff to include a bilingual senior financial officer who has the requisite experience necessary, and supplement the accounting knowledge of our staff, it is likely that we will continue to have material weaknesses in our disclosure controls and procedures.

In the event we identify other significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

We do not have significant financial reporting experience, which may lead to delays in filing required reports with the Securities and Exchange Commission and suspension of quotation of our securities on the OTCBB, which will make it more difficult for you to sell your securities.

The OTCBB limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission.  Because we do not have significant financial reporting experience, we may experience delays in filing required reports with the Securities and Exchange Commission.  Because issuers whose securities are qualified for quotation on the OTCBB are required to file these reports with the Securities and Exchange Commission in a timely manner, the failure to do so may result in a suspension of trading or delisting from the OTCBB.

RISKS RELATED TO DOING BUSINESS IN CHINA

Our assets and operations located in the PRC are vulnerable to changes in the political and economic policies of the Chinese government.

Our business operations could be restricted by the political environment in the PRC.  The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China.  In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations.  Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment.  Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

The future direction of these economic reforms is uncertain and the uncertainty may decrease our attractiveness as an investment, which may in turn result in a decline in the trading price of our common stock.

If the political and economic reforms in the PRC do not continue, our business and operations will be adversely affected.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities.  The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese subsidiaries.

Our results of operations and financial condition may vary as a result of fluctuations in the exchange rate between the U.S. dollars and Chinese Renminbi.

We generate revenue and incur expenses and liabilities in both the Chinese Renminbi, also referred to as the Chinese dollar (“RMB”) as well as U.S. dollars.  Since 1994, the official exchange rate for the conversion of RMB to U.S. dollars has generally been stable and the RMB has appreciated slightly against the U.S. dollar.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future.  Our results of operations and financial condition may be affected by changes in the value of RMB and other currencies in which our earnings and obligations are denominated.  In July 2005 the Chinese government raised the RMB by 2% against the U.S. dollar by floating the RMB with a basket of foreign currencies.  We cannot guarantee that the current exchange rate will remain steady, therefore there is a possibility that we could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of RMB converted to US dollars on that date.  The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

Because our business model is dependent upon the continued economic reform and growth in China, changes in Chinese government policy could materially adversely affect our ability to implement our business model.  We cannot guarantee you that such changes will not happen.

Although many productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity.  In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC.  Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

▪       the Chinese government will continue its pursuit of economic reform policies;
▪       the economic policies, even if pursued, will be successful;
▪       economic policies will not be significantly altered from time to time; or
▪       business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue.  Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to implement our business model.  Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to our company.

If we are restricted from performing currency exchanges between Chinese Renminbi and US dollars or other currencies, we may be unable to effectively use any revenue which we may generate.

Because a substantial portion of revenues in future periods will be in the form of Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business.  In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

A revised tax structure currently in draft form may, if adopted, have a material impact on our performance and results of operations.

On December 24, 2006, the Chinese government officially submitted a draft of the new Enterprise Income Tax Law which seeks to unify China’s dual tax system.  Presently China has a dual tax policy with different rates of taxation for domestic enterprises as opposed to foreign investment enterprises.  The new unified tax rate is proposed to be 25% for all entities, which is higher than the 15% rate currently applied to foreign investment entities.  However low profit enterprises, whether foreign investment enterprises or domestic enterprises, may be subject to a lower tax rate of 20%.  It is uncertain how this new policy, if adopted, would impact our subsidiaries, as all the components of the revised policy have not been determined.

We may be unable to enforce our legal rights due to policies regarding the regulation of foreign investments in China.

The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises.  As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.  China's regulations and policies with respect to foreign investments are evolving.  Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis.  The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives.  If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be limited which could result in a loss of revenue in future periods which could impact our ability to continue as a going concern.

Extended payment terms customary to China may impact our performance.

As is customary in the PRC, we extend relatively long payment terms to our customers.  Our terms of sale generally require payment within 120 days, which is considerably longer than customary terms offered in the United States, however, we believe that our terms of sale are customary amongst our competitors for a company of our size within our industry and recently we have been collecting our accounts receivable on a timely basis.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate, and could negatively effect our acquisition strategy.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China.  The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities.  The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice.  In accordance with the April 2005 notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January 2005 notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations.  The April 2005 notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident shareholders and our subsidiaries.  Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars.  These new rules significantly revise China’s regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises.  These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions.  Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

These new rules may significantly affect the means by which offshore-onshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions.  It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate.  It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law.  Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules.  Since our acquisition strategy is dependent on the acquisition of PRC companies, our business operations or future strategy could be adversely affected by the SAFE notices and the new rules.  For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities.

A recurrence of severe acute respiratory syndrome, or SARS, or a similar disease, could materially adversely affect our business, especially if it were to occur in areas of the PRC in which we operate.

A renewed outbreak of SARS or another widespread public health problem such as avian flu in China could have a negative effect on our business, especially if it were to occur in provinces or cities in which we operate, such as Anhui, Shandong, Jiangsu, Zhejiang, Fujian, Jiangxi, Hubei, and Yunan, or the city of Shanghai.  Our operations may be impacted by a number of health-related factors, including the following:

▪       quarantines or closures of some of our offices which would severely disrupt our operations,
▪       the sickness or death of our key officers and employees, or
▪       a general slowdown in the Chinese economy resulting from any such outbreak.

Any of the foregoing, or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted.  If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy.  If we were unable to continue as a going concern, you could lose your entire investment in our company.

RISKS RELATED TO OUR OFFERING

We have not implemented various voluntary corporate governance measures, which may result in our security holders having limited protections against interested director transactions, conflicts of interest, and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets.  Some of these measures have been adopted in response to legal requirements.  Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed.  Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics.  Although we have adopted a Code of Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so.  We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently do not have any independent directors.  If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committees of our board of directors.  It is possible that if we were to adopt some or all of these corporate governance measures, security holders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct.  For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided.  Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for the common stock to realize economic benefit from their investment.

As holders of our securities, you will only be entitled to receive those dividends that are declared by our board of directors out of surplus.  We do not expect to have surplus available for declaration of dividends in the foreseeable future.  Indeed, there is no assurance that such surplus will ever materialize to permit payment of dividends to you as holders of the Securities.  The board of directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

Provisions of our certificate of incorporation and bylaws may delay or prevent a takeover which is potentially beneficial to our security holders.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our security holders may be called, and may delay, defer or prevent a takeover attempt.  In addition, certain provisions of Nevada law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested security holders.

In addition, our certificate of incorporation authorizes the issuance of up to 25,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors.  Our board of directors may, without security holder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common security holders and may be used to defeat a takeover attempt.

There are no automated systems for negotiating trades on the OTCBB and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our securities.

Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Because our stock currently trades below $5.00 per share, and is quoted on the OTCBB, our stock is considered a "penny stock" which can adversely affect its liquidity.

As the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks.  These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

▪       Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

▪       Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

▪       “Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

▪       Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

▪       The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities.  Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.  Application of these penny stock regulations to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

Our executive officers, directors and 5% or greater shareholders have the ability to significantly influence matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions.

Currently, our existing officers, directors and 5% or greater shareholders in the aggregate beneficially own approximately 17.8% of our outstanding stock.  In the event all of the warrants are exercised in full, our existing officers, directors and 5% or greater shareholders in the aggregate will beneficially own approximately 12.2% of our outstanding stock.  As a result, such persons, acting together, will have the ability to significantly influence the vote on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

This prospectus permits selling security holders to resell their shares.  If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes up to 64,871,954 shares of common stock being offered by existing security holders, including an aggregate of 43,315,282 shares of common stock to be issued upon the exercise of outstanding common stock purchase warrants, 18,333,342 of which are exercisable at $.125 per warrant, 24,017,940 of which are exercisable at $.15 per warrant, 150,000 of which are exercisable at $.30, and 814,000 of which are exercisable at $.01.  To the extent that these shares are sold into the market, there may be an oversupply of shares and an undersupply of purchasers.  If this occurs the market price for our shares will decline significantly and investors may be unable to sell their shares at a profit, or at all.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, competition, and other factors.  Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described in connection with any forward-looking statements that may be made herein.  Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors".  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

NOTE ON SOURCES OF INFORMATION

Prospective investors should not rely on any information not contained in this document.  We have not authorized anyone to provide any other information.  This document may only be used where it is legal to sell these securities.

This prospectus is based on information provided by us and other sources that we believe are reliable.  We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data.  We have not sought the consent of the sources to refer to their reports in this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA

Selected Financial Data

The summary of our financial information for the nine month period ended March 31, 2007 and 2005 has been derived from, and should be read in conjunction with our unaudited financial statements also included elsewhere in this prospectus.  The following summary of our financial information for the years ended June 30, 2006 and 2005 that has been derived from, and should be read in conjunction with, our audited financial statements included elsewhere in this prospectus.

Income Statement Data:

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Nine Months Ended
	March 31,
	2007	2006
NET REVENUES	$13,326,569	$14,198,378
COST OF SALES	12,202,786	12,958,989
GROSS PROFIT	1,123,783	1,239,389
OPERATING EXPENSES:
Stock-based consulting expenses	260,634	113,251
Selling expenses	248,244	281,195
General and administrative	809,935	402,836
Total Operating Expenses	1,318,813	797,282
(LOSS) INCOME FROM OPERATIONS	(195,030)	442,107
OTHER INCOME (EXPENSE):
Other income	90,270	275,868
Debt issuance costs	-	(338,091)
Settlement of debt	-	(1,337,801)
Interest expense	(128,949)	(1,790,114)
Total Other Expense	(38,679)	(3,190,138)
NET LOSS BEFORE MINORITY INTEREST	(249,222)	(2,749,462)
MINORITY INTEREST IN LOSS OF SUBSIDIARY	-	16,641
NET LOSS	(249,222)	(2,732,821)
OTHER COMPREHENSIVE INCOME:
COMPREHENSIVE INCOME (LOSS)	$175,145	$(2,583,384)

Balance Sheet Data

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
June 30, 2006
(As restated)
ASSETS
CURRENT ASSETS:
Cash	$466,272
Accounts receivable (net of allowance for doubtful accounts of $183,087)	4,938,985
Inventories	3,293,846
Advances on purchases	805,662
Other receivables	384,916
Due from related Party	3,498
Prepaid expenses and other	81,164
Total Current Assets	9,974,343
CASH - RESTRICTED	262,287
PROPERTY AND EQUIPMENT - Net	2,053,938
LAND USE RIGHTS-Net	2,524,568
INTANGIBLE ASSETS-Net	393,928
OHER ASSETS	78,759
Total Assets	$15,287,823
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable	$2,762,207
Accounts payable	3,401,439
Accrued expenses	2,042,113
Advance from customers	68,694
Liability in connection with acquisition	1,141,476
Total Current Liabilities	9,415,929
STOCKHOLDERS' EQUITY:
Preferred stock ($.001 Par Value; 25,000,000 Shares Authorized;
No shares issued and outstanding)	-
Common stock ($.001 Par Value; 200,000,000 Shares Authorized;
64,532,069 shares issued and outstanding)	64,532
Common stock issuable (890,000 shares)	890
Additional paid-in capital	6,888,230
Retained deficit	(399,769)
Deferred compensation	(854,941)
Other comprehensive income	172,952
Total Stockholders' Equity	5,871,894
Total Liabilities and Stockholders' Equity	$15,287,823

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Unaudited)
ASSETS
March 31, 2007
CURRENT ASSETS:
Cash	$205,048
Accounts receivable (net of allowance for doubtful accounts of $164,381)	4,067,442
Inventories	4,164,245
Advances on purchases	2,747,672

Prepaid expenses and other current assets	518,353
Total Current Assets	11,702,760
CASH-RESTRICTED	258,368
PROPERTY AND EQUIPMENT - Net	2,505,647
LAND USE RIGHTS - Net	2,568,615
INTANGIBLE ASSETS - Net	331,048
Total Assets	$17,366,438
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable - current portion	$2,580,331

Accounts payable	5,877,086
Accrued expenses	238,574
Advances from customers	9,251
Total Current Liabilities	8,705,242
Notes Payable - long-term portion	48,000
Total Liabilities	8,753,242
STOCKHOLDERS' EQUITY:
Preferred stock ($.001 Par Value; 25,000,000 Shares Authorized; No shares issued and outstanding)	-
Common stock ($.001 Par Value; 200,000,000 Shares Authorized; 96,363,982)	96,364
Common stock issuable (6,000,000 shares)
Additional paid-in capital	9,335,763
Accumulated deficit	(648,991)
Deferred compensation	(594,307)
Other comprehensive income - foreign currency	424,367
Total Stockholders' Equity	8,613,196
Total Liabilities and Stockholders' Equity	$17,366,438

MARKET FOR COMMON EQUITY AND RELATED SECURITY HOLDER MATTERS

Our common stock began trading on the OTC Bulletin Board in August 2000 under the symbol “RHWY”.  In October 2004, as a result of the reverse merger with Dragon International Group Corp. discussed above, our trading symbol changed to its current symbol, “DRGG.”  The table below sets forth the reported high and low bid prices for the periods indicated.  The bid prices shown reflect quotations between dealers, without adjustment for markups, markdowns or commissions, and may not represent actual transactions in our Securities.  The prices are adjusted to reflect all stock splits.

Quarter Ended	High	Low

June 30, 2005	$.47	$.32
September 30, 2005	$.36	$.16
December 31, 2005	$.18	$.09

March 31, 2006	$.08	$.20
June 30, 2006	$.10	$.17
September 30, 2006	$.10	$.165
December 31, 2006	$.108	$.15

March 31, 2007	$.139	$.08
June 30, 2007	$.10	$.07

As of August 10, 2007, there were 96,363,982 shares of our common stock outstanding, and there were approximately 84 security holders of record of our common stock.  This does not reflect those shares held beneficially or those shares held in "street" name.

Securities Authorized For Issuance Under Equity Compensation Plans

There are no securities authorized for issuance under equity compensation plans, including individual compensation arrangements.

Dividend Policy

We have declared no cash dividends since inception with respect to our common stock, and have no plan to declare a dividend in the near future.  The payment by us of dividends, if any, in the future, rests within the sole discretion of our board of directors.  The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors.

Capitalization

The following table sets forth our capitalization as of March 31, 2007.  This table gives no effect to the sale of the securities by us subsequent to March 31, 2007, each as described later in this prospectus.  The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

March 31, 2007 (unaudited)
Long term liabilities:	$48,000
Preferred Stock, $0.001 par value, 25,000,000 authorized, none issued Common stock, $0.001 par value, 200,000,000 shares authorized, 96,363,982 issued and outstanding	- 96,364
Additional paid-in capital	9,335,763
Accumulated comprehensive income	424,367
Deferred Compensation	(594,307)
Retained earnings (Accumulated Deficit)	(648,991)
Total security holders' equity	8,613,196
Total capitalization	8,661,196

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling security holders.  In the event all the warrants listed for resale are exercised, we will receive up to $5,947,499 if the warrants are exercised for cash.  While it is difficult to forecast a use of proceeds for such an event given the restriction on the securities and the price of our common stock, the table below itemizes the estimated use of proceeds for $5,947,499, in the event all the warrants were exercised for cash.  This figure represents an estimate.

Use of Proceeds

Professional services
Legal	$35,000
Accounting	$75,000
Edgar services	$5,000
Transfer Agent	$5,000
Working Capital	$2,500,000
General corporate purposes	$1,077,499
Inventory	$1,000,000
Equipment Upgrades	$1,250,000

TOTAL	$5,947,499

The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements.  There can be no assurances that any of the outstanding warrants will be exercised.  If all warrants held by the selling security holders are exercised for cash, we will receive $5,947,499 in gross proceeds, less any offering expenses which we will pay.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following analysis of our consolidated financial condition and results of operations for the nine months ended March 31, 2007 and 2006 (unaudited) and the years ended June 30, 2006 and 2005 should be read in conjunction with the consolidated financial statements, including footnotes, and other information presented elsewhere in this prospectus.  When used in this section, "fiscal 2006" means our fiscal year ended June 30, 2006 and "fiscal 2005" means our fiscal year ended June 30, 2005.

Overview

Through our subsidiaries, we manufacture and distribute assorted industrial paper and packaging products.  All of our operations are located in the People's Republic of China (the “PRC”).

Our operations are conducted through subsidiaries located in China.  We are a manufacturer and distributor of a variety of paper products and packaging materials.  Ningbo Dragon established in 1997, is located in Ningbo, of the Zhejiang Province in China, approximately 200 miles south of Shanghai.  The main consumers of our products are packaging companies for the tobacco industry, cosmetics industry, pharmaceutical industry, as well as the wine and spirits, and the beverage industry.  Our products are used both as a finished product and as well as a raw material to manufacture a variety of paper products and packaging materials.

Although we operate various entities, we identify our products under one product segment.  The various entities combine their various resources to support the manufacture and distribution of paper and pulp related products.

Dragon International Group Corp., a Nevada corporation (“we,” “us,” “Dragon” or “Dragon Nevada”), is a holding company with interests in the following subsidiaries:

-           Dragon International Group Corp., a Florida corporation (“Dragon Florida”) is a wholly owned subsidiary of Dragon Nevada.  Dragon Nevada acquired a 100% interest in Dragon Florida on October 4, 2004.

-           Ningbo Dragon International Trade Co., Ltd., (“Ningbo Dragon”), formerly known as Ningbo Anxin International Trade Co., Ltd., was created on August 29, 1997.  Ningbo Dragon is a wholly owned subsidiary of Dragon Florida.  Dragon Florida acquired a 70% interest in Ningbo Dragon on June 21, 2004.  On December 31, 2004 Dragon Nevada acquired the remaining 30% interest in Ningbo Dragon.

-           Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”) was created as a wholly owned subsidiary of Ningbo Dragon on November 8, 1999.  Xianyang Naite Research and Development Center (“R&D Center”) was acquired by Yonglongxin on August 1, 2005.

-           Ningbo Dragon Packaging Technology Co., Ltd., (“Dragon Packaging”) formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd., is a wholly owned subsidiary of Ningbo Dragon.  Ningbo Dragon acquired a 100% interest in Dragon Packaging on June 1, 2005.

-           Hangzhou Yongxin Paper Co., Ltd., (“Yongxin”) is a subsidiary, of which Ningbo Dragon International Trade Co., Ltd., (“Ningbo Dragon”), holds a 60% interest.  Ningbo Dragon acquired a 60% interest on July 1, 2005

-           Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”) is a wholly owned subsidiary of Dragon Nevada.  Dragon Nevada acquired a 100% interest in JinKui on June 30, 2006

-           Wellton International Fiber Corp. (“Wellton”) is a majority owned subsidiary of Dragon Nevada.  On June 29, 2007 Dragon Nevada acquired 51% of the issued and outstanding common stock of
Wellton.

Our operations are conducted through Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon"), our wholly owned subsidiary.  Ningbo Dragon, established in 1997, is located in the Zhejiang Province of Ningbo in China, approximately 200 miles south of Shanghai.  Ningbo Dragon is involved in the pulp and paper packaging material industry, operating as a manufacturer and distributor of paper and integrated packaging paper products.  Ningbo Dragon, through a subsidiary, holds an ISO9000 certificate and national license to import and export products.  In addition to its own operations, Ningbo Dragon operates four subsidiaries, including: (i) Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”) which holds an ISO9000 certificate and operates a civil welfare manufacturing facility in Fuming County of the Zhang’ai Village in Ningbo, China 315040; Yonglongxin operates the Xianyang Naite Research & Development Center (“R&D Center”), created to develop, design and improve production methods in the specialty packaging industry in China. (ii) Hangzhou Yongxin Paper Co., Ltd. (“Yongxin”) manufactures, sells, and distributes cigarette packaging materials, (iii) Ningbo Dragon Packaging Technology Co., Ltd. (“Dragon Packaging”), is a manufacturer of specialized packaging materials products for the pharmaceutical and food industry, (iv) Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”), is a manufacturer of specialized packaging products for the pharmaceutical and food industry, and (v) Wellton International Fiber Corp. (“Wellton”). Wellton operates as an agent of pulp and related paper products. Revenues are derived solely from operations within China, where it acts as an agent and supplier for two categories of goods: paper pulp and waste paper. Ningbo Dragon has a distribution network covering east and central China.  Unless otherwise indicated, all references to our Company in this report include our subsidiary companies.

Below is an organization chart of Dragon Nevada:

Ningbo Dragon International Trade Co., Ltd. (“Ningbo Dragon”) formerly known as Ningbo Anxin International Trade Co., Ltd. operates as an agent of pulp and paper goods.  Ningbo Dragon resells pulp and paper products manufactured overseas and distribute these products within China.

Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”) is a manufacturer of specialty paperboard products.  It operates a factory in Fuming County of the Zhang’ai Village in Ningbo, China.

Hangzhou Yongxin Paper Co., Ltd. (“Yongxin”), which manufactures, sells and distributes cigarette packing materials.  Yongxin, established in 2003, is located in the Hengjie Village of Liuxia Town Hangzhou, of the Zhejiang Province in China.  In August 2005, we issued 1,000,000 shares of our common stock to acquire 60% of Yongxin.  Prior to the acquisition, Yongxin was a competitor of Yonglongxin.  Yongxin’s underlying business had stalled mainly due a lack of working capital.

Ningbo Dragon Packaging Technology Co., Ltd. (“Dragon Packaging”) formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd. (“XinYi”), is involved in the paper industry, operating a manufacturing facility of pulp and paper products.  As a result of this acquisition we have acquired land on which we have constructed a new 91,000 square foot facility.

Xianyang Naite Research & Development Center (the “R&D Center”), was created to develop production methods in the specialty paper packaging industry in China.

Wellton was formed in February 2002 under the laws of the British Virgin Islands.  Wellton operates as an agent of pulp and related paper products. Revenues are derived solely from operations within China, where it acts as an agent and supplier for two categories of goods: paper pulp and waste paper.

Even though we are a U.S. company, because all of our operations are located in the PRC, we face risks associated with doing business in that country.  These risks, among others, include risks associated with the ongoing transition from state business ownership to privatization, operating in a cash-based economy, various government policies, unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing operations in a communist country, differences in technology standards, employment laws and business practices, longer payment cycles and problems in collecting accounts receivable, changes in currency exchange rates and currency exchange controls.  We are unable to control the vast majority of these risks associated both with our operations and the country in which they are located and these risks could result in significant declines in our revenues and adversely affect our ability to continue as a going concern.

Foreign Exchange Considerations

Since revenues from our operations in the PRC accounted for 100% of our net revenues for the nine months ended March 31, 2007 and March 31, 2006, how we report net revenues from our PRC-based operations is of particular importance to understanding our financial statements.  Transactions and balances originally denominated in U.S. dollars are presented at their original amounts.  Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation", and are included in determining net income or loss.  For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the prevailing exchange rate on the respective balance sheet date.

Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements.  Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

The functional currency of our Chinese subsidiaries is the local currency, the Renminbi or the Chinese dollar, (“RMB”).  The financial statements of our subsidiaries are translated to U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses.  Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented.  The cumulated translation adjustment and effect of exchange rate changes on cash at March 31, 2007 and 2006 were $49,667 and $30,826 respectively.  Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including the U.S. dollar.  There was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system.  Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable; appreciating slightly against the U.S. dollar.  On July 21, 2005, the PRC announced that the Renminbi would be pegged to a basket of currencies rather than just tied to a fixed exchange rate to the U.S. dollar.  It also increased the value of its currency 2% against the U.S. dollar, effective immediately

If any devaluation of the Renminbi were to occur in the future, returns on our operations in China, which are expected to be in the form of Renminbi, will be negatively impacted upon conversion to U.S. dollars.  Although we attempt to have most future payments, mainly repayments of loans and capital contributions denominated in U.S. dollars, if any increase in the value of the Renminbi were to occur in the future, our product sales in China and in other countries may be negatively affected.

Critical Accounting Policies

We have identified critical accounting policies that, as a result of judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operations involved could result in material changes to our financial position or results of operations under different conditions or using different assumptions.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates in 2006 and 2005 include the allowance for doubtful accounts and the useful life of property, plant and equipment.

Inventories, consisting of raw materials and finished goods related to our products are stated at the lower of cost or market utilizing the weighted average method.

Our financial instruments consist of accounts receivable, accounts payable and long-term debt.  The fair values of financial instruments approximate their recorded values.  Fair value of loans payable to security holders and balances of bank lines of credit, in the circumstances, are not reasonably determinable.

We review the carrying value of property and equipment and land-use rights for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Details regarding our use of these policies and the related estimates are described in the accompanying financial statements as of March 31, 2007.  During the nine month period ended March 31, 2007, there have been no material changes to our critical accounting policies that impacted our consolidated financial condition or results of operations.

Revenue Recognition

Dragon Nevada follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition.  In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.  The following policies reflect specific criteria for our various revenue streams:

Dragon Nevada's revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

Critical Accounting Estimates

A summary of significant accounting policies is included in Note #1 of the audited financial statements included in our Annual Report on Form 10-KSB for the year ended June 30, 2007.  There have been no changes in our critical accounting policies since the date of such audited financial statements.  Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.  Our financial statements and accompanying notes are prepared in accordance with U.S. GAAP.  Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses.  These estimates and assumptions are affected by management's application of accounting policies. Critical accounting policies for us include revenue recognition.

Revenue recognition

Revenue is recognized when earned. Our revenue recognition policies are in compliance with the SEC's Staff Accounting Bulletin ("SAB") No. 104 "Revenue Recognition".  The application of SAB No. 104 requires us to apply our judgment, including whether our customers receive our products.

We generally invoice our clients weekly, for all transactions which have been executed during such week.  Revenues are recognized when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, collectibility is reasonably assured.

Accounts receivable and related allowance for doubtful accounts.

Accounts receivable are reported at net realizable value.  We have established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information.  Delinquent accounts are written-off when it is determined that the amounts are uncollectible.

Share-based payment

We account for share-based payments in accordance with SFAS No. 123(R), Share-Based Payment.  Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period.  Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected volatility.  In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited.  If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Debt and Equity Issuances

Occasionally we engage in financing that entitles the debt holders to obtain equity issuances in the form of common stock, warrants, and to obtain conversion privileges into equity instruments.  These debt instruments require us to record discounts on debt for equity issuances and beneficial conversion features for the convertibility features associated with these debt instruments.  These discounts and beneficial conversion features are expensed in accordance with the terms of the related debt issuances.  These discounts and beneficial conversion features are associated with significant amount of judgments with regards to the valuation and ultimate expensing by our management.

Impairment of intangible assets

SFAS No. 142, Goodwill and Other Intangible Assets, requires that intangibles be tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an intangible asset below its carrying value.  These events or circumstances could include a significant change in the relationship with the contracting party, business climate, legal factors, operating performance indicators, or competition.  Application of the intangible asset impairment test requires judgment, including the determination of the fair value of each intangible asset.  The fair value of each intangible asset is estimated based on the consideration given by us to acquire the intangible asset(s). This requires significant judgment including the estimation of expected volatility if we issued common share equivalent as consideration.  Changes in our estimates of undiscounted cash flows related to each intangible asset could materially affect the determination of the impairment for each intangible asset.

Contingencies

The outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. SFAS No. 5, Accounting for Contingencies, requires that an estimated loss from a loss contingency such as a legal proceeding or claim should be accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated.  Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. In determining whether a loss should be accrued we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss.  Changes in these factors could materially impact our financial position or our results of operations.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No.48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No.109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions.  FIN 48 requires that entities recognize the impact of a tax position in their financial statements, if that position is more likely than not to be sustained on audit, based on the technical merits of the position.  The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006.  Dragon Nevada believes that the adoption of FIN 48 will not have a material effect on Dragon Nevada's financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("FAS 157").  This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements.  The Statement is to be effective for Dragon Nevada's financial statements issued in 2008; however, earlier application is encouraged.  Dragon Nevada is currently evaluating the timing of adoption and the impact that adoption might have on our financial position or results of operations.

In September 2006, the Staff of the SEC issued SAB No. 108: "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements".  SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year's financial statements are materially misstated.  The SEC staff believes registrants must quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material.  This Statement is effective for fiscal years ending after November 15, 2006.  The adoption of SAB No. 108 did not have a significant impact on Dragon Nevada's consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115” (Statement 159).  Statement 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value.  If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings.  Statement 159 is effective for fiscal years beginning after November 15, 2007.  We are currently evaluating the potential impact of Statement 159 on our financial statements.  We do not expect the impact will be material.

Results of Operations

For the nine months ended March 31, 2007 as compared to the nine months ended March 31, 2006

The following table provides certain comparative information on our results of operations for the nine months ended March 31, 2007 and nine months ended March 31, 2006

	Nine Months Ended March 31,
	2007	2006	$
	(Unaudited)	(Unaudited)	Change

Net Revenues	$13,326,569	$14,198,378	$(871,809)
Cost of Sales	12,202,786	12,958,989	(756,203)
Gross profit	1,123,783	1,239,389	(115,606)
Stock based consulting expense	260,634	113,251	147,383
Selling expenses	248,244	281,195	(32,951)
General and administrative expenses	809,935	402,836	407,099
Total operating expenses	1,318,813	797,282	521,531
(Loss) Income from operations	(195,030)	442,107	(637,137)
Total other expenses	(38,679)	(3,190,138)	3,151,459
Net Loss	$(249,222)	$(2,749,462)	$2,500,240

NM= not meaningful

	Nine Months Ended March 31,
	2007	2006	%
	(Unaudited)	(Unaudited)	Change
Other Key Indicators:
Cost of sales as a percentage of revenues	91.6%	91.3%	0.3%
Gross profit margin	8.4%	8.7%	-0.3%
Selling expenses as a percentage of revenues	1.9%	2.0%	-0.1%
GA expenses as a percentage of revenues	6.1%	2.8%	3.3%
Total operating expenses as a percentage of revenues	9.9%	5.6%	4.3%

Although we operate various entities, we identify our products under one product segment.  The various entities combine their various resources to support the manufacture and distribution of paper and pulp related products.

Revenues

During the nine months ended March 31, 2007, we generated revenues $13,326,569, as compared to revenues of $14,198,378 for the nine months ended March 31, 2006, a decrease of $871,809 or approximately 6.1%.  For the nine months ended March 31, 2007, we recorded revenues of approximately $1,097,365 from our JinKui subsidiary acquired effective June 30, 2006.  This increase in our consolidated revenue was offset by a decrease in revenues related to Ningbo Dragon, Yonglongxin and Yongxin.

During the nine months ended March 31, 2007, Ningbo Dragon generated revenues of $9,965,382, as compared to revenues of $10,341,050 for the nine months ended March 31, 2006, a decrease of $375,668.  This decrease is a result of the loss of a customer, Indonesia APP Group Company, during the current quarter.  For the nine months ended March 31, 2007 this customer accounted for approximately $5,824,000.  For the nine months ended March 31, 2006 this customer accounted for approximately $6,200,000 of revenues.

During the nine months ended March 31, 2007, Yonglongxin generated revenues $2,175,670, as compared to revenues of $3,820,966 for the nine months ended March 31, 2006, a decrease of $1,645,296, or approximately 43.1%.  This decrease in sales was caused by the Chinese New Year holiday, the recent relocation to our new manufacturing facility and related repairs and maintenance which interrupted our production activities.

During the nine months ended March 31, 2007, Yongxin generated revenues of $1,643,238, as compared to revenues of $1,955,540 for the nine months ended March 31, 2006, a decrease of $312,302.  This decrease is a result of the loss of business associated with a customer which has reduced its purchasing from Yongxin during the nine month period ended March 31, 2007.

Cost of Sales and Gross Profit

During the nine months ended March 31, 2007, cost of goods sold was $12,202,786, compared to $12,958,989 during the nine months ended March 31, 2006, a decrease of $756,203, or approximately 5.8%.  As a percentage of net revenues, our cost of goods sold for the nine months ended March 31, 2007 was 91.6%, as compared to 91.3% for the nine months ended March 31, 2006, a 3 basis point increase.    We expect our cost of goods sold will remain consistent with historical measures.

For the nine months ended March 31, 2007, gross profit for the period was $1,123,783, as compared to gross profit of $1,239,389 for the nine months ended March 31, 2006, a decrease of $115,606.  For the nine months ended March 31, 2007, gross profit on a percentage basis decreased to approximately 8.4% from 8.7% for the comparable period ended March 31, 2006, a 3 basis point decrease.  Our margins have decreased slightly due to an increase in cost of goods sold.  As mentioned earlier we expect our cost of goods sold will be consistent with our historical measures.

Total Operating Expenses

For the nine months ended March 31, 2007, total operating expenses amounted to $1,318,813 or 9.9% of net revenues compared to $797,282 or approximately 5.6% of net revenues for the nine months ended March 31, 2006, an increase of $521,531.  The increase was attributable to the following:

▪      an increase of $407,099 in general and administrative expenses.  For the nine months ended March 31, 2007, general and administrative expenses amounted to $809,935 as compared to $402,836 for the nine months ended March 31, 2006.  The increase in general and administrative expenses is due to the following;

o      an increase of $86,575 in consulting expenses and professional fees.  At March 31, 2007 consulting expenses and professional fees were $105,858, as compared to a $19,283 for the nine months ended March 31, 2006.  For the nine months ended March 31, 2006 we received a credit of $34,325 related to consulting expenses.

o      an increase of $15,281 in depreciation and amortization expenses.  For the nine months ended March 31, 2007, amortization expenses amounted to $87,228 as compared to $71,947 for the nine months ended March 31, 2006.  The increase is primarily attributable to amortization of land use rights and goodwill we inherited in connection with our acquisition of JinKui in June 2006, and

o      an increase of $390,061 in general and administrative expenses.  At March 31, 2007 general and administrative expenses were $632,820 as compared to $242,759 at March 31, 2006.  Included is an increase of $47,696 in salary and wage expenses.  For the nine months ended March 31, 2007, salary and wage expenses amounted to $137,908, as compared to $90,212 for the nine months ended March 31, 2006.  During the nine months ended March 31, 2007 we incurred $39,693 in salary and wages associated with JinKui that was acquired effective June 30, 2006.  During the nine months ended March 31, 2006 we increased our wage and salary rate by approximately 40%, and this new wage rate is reflected in our expenses for the nine months ended March 31, 2007.  We evaluate the wage and salary expenses each year.

These increases were offset by a decrease of $63,410 in bad debt recovery.  At March 31, 2007 we reflected a bad debt recovery of ($24,411) as compared to $38,999 at March 31, 2006.

▪      an increase of $147,383 in non cash compensation.  For the nine months ended March 31, 2007, we recorded non-cash compensation expenses of $260,634 as compared to $113,251 for the nine months ended March 31, 2006.  This amount represented the value amortized, for securities granted as compensation for consulting services and professional services being rendered to us.  While we anticipate that we will enter into similar agreements during fiscal 2007, we cannot predict the amount of expense that will be attributable to such agreements.

▪      These increases were offset by a decrease of $32,951 in selling expenses.  For the nine months ended March 31, 2007, selling expenses amounted to $248,244, as compared to $281,195 for the nine months ended March 31, 2006.  This decrease is attributable to the decrease in shipping costs of approximately $20,214, which was caused by a decrease in shipping costs associated with discounts earned by shipping larger shipments on a per unit basis, and a decrease in fuel charges based on lower fuel costs realized during the nine months ended March 31, 2007 as compared to the nine months ended March 31, 2006.

Total Other Expense

For the nine months ended March 31, 2007, total other expenses decreased $3,151,459.  For the nine months ended March 31, 2007 total other expenses were $38,679, as compared to total other expense of $3,190,138 for the nine months ended March 31, 2006.  This decrease in total other expense of $3,151,459 is primarily associated with the following:

▪      a decrease of $1,337,801 in expenses related to the settlement of debt.  For the nine months ended March 31, 2007 we reflect debt settlement expenses of $0 as compared to a loss of $1,337,801 for the nine months ended March 31, 2006.  The debt settlement costs were related to a conversion offer made to the investors from prior offerings in March of 2005 and July of 2005.  In accordance with FAS No. 84, “Induced Conversion of Convertible Debt”, an expense was recognized equal to the fair value of the additional securities and other consideration issued to induce conversions.  Accordingly, we recorded debt settlement expense of $914,689 related to the additional shares issued upon conversion and $423,112 of debt settlement expense related to warrants granted to purchase 5,642,300 shares of our common stock at $.15 per share for an aggregate debt settlement expense of $1,337,801.

▪      a decrease of $338,091 in debt issuance costs.  For the nine months ended March 31, 2007, debt issuance costs were $0 as compared to $338,091 for the nine months ended March 31, 2006.  For the nine months ended March 31, 2006, debt issuance costs were related to the amortization of placement agent fees paid in connection with our March 2005 private placement and July 2005 private placement.  In February 2006, upon conversion of the July Notes to common stock under the terms of the January conversion offer, we expensed all unamortized debt issuance costs.  For the nine months ended March 31, 2007, we did not have any such debt issuance costs.

▪      a net decrease of $1,661,165 in interest expense.  For the nine months ended March 31, 2007, net interest expense was $128,949, as compared to net of $1,790,114 for the nine months ended March 31, 2006, a net decrease of $1,661,165.  For the nine months ended March 31, 2006, the net interest expense of $1,790,114 included the recording of $1,580,779 in amortization of discount on debentures payable related to our July 2005 private placement.  In February 2006, upon conversion of these debentures into common stock, we expensed all unamortized discount related to the debentures.

▪      a decrease of $185,598 in other income.  For the nine months ended March 31, 2007 other income was $90,270 as compared to $275,868 for the nine months ended March 31, 2006.  For the nine months ended March 31, 2007 we recognized income from rebates of the value added taxes of $72,764, as compared to $249,151 for the nine months ended March 31, 2006.  We accrued for value-added taxes, also known as VAT, recorded on the sale of our paper products.  Our paper products are subject to VAT, as imposed by the PRC or the local provincial tax authorities in the PRC.  We charge, collect and remit VAT on the sales of our products.  We routinely receive abatements of VAT, as we participate in our local provincial program of hiring employees with physical handicaps.  The respective tax authorities in the PRC notify us of our VAT abatements after the VAT is collected.  We incorporate the tax in our cost and pass it off to the end customer.  Until we receive notification of the amount of VAT abated from the respective tax authorities, this VAT remains accrued.  Upon notification from the tax authorities that VAT had been either abated, or has been partially abated as determined by the respective tax authority, the excess of accrued VAT is then reclassified into other income as this rebate is not remitted to the customer.  Under PRC tax regulations; in the event that VAT collected by us from customers are either abated, or partially abated, the amount of VAT abated is not required to be refunded to customers.

Net Income

As a result of these factors, we reported net loss of $(249,222) or a net loss of ($.00) per share for the nine months ended March 31, 2007, as compared to a net loss of $(2,732,821) or a net loss of $(.06) per share for the nine months ended March 31, 2006.

Although we operate various entities, we identify our products under one product segment.  The various entities combine their resources to support the manufacture, distribution of paper and pulp related products.

Results of Operations for the fiscal year ended June 30 2006 as compared to the year ended June 30, 2005

	For the Year Ended	For the Year Ended
	2006	2005

NET REVENUES	$18,434,087	$11,282,376
COST OF SALES	16,633,015	10,191,270
GROSS PROFIT	1,801,072	1,091,106

OPERATING EXPENSES:
Stock-based consulting expenses	255,977	-
Selling expenses	413,912	425,082
General and administrative	611,109	730,954
Total Operating Expenses	1,280,998	1,156,036

INCOME FROM OPERATIONS	520,074	(64,930)

OTHER INCOME (EXPENSE):
Other income	371,838	80,146
Gain on sale of assets	-	54,426
Debt issuance costs	(338,091)	(20,854)
Settlement of debt	(1,326,553)	-
Interest expense, net	(1,838,066)	(315,704)
Total Other Income (Expense)	(3,130,872)	(201,986)

NET LOSS BEFORE MINORITY INTEREST	(2,610,798)	(266,916)

MINORITY INTEREST IN LOSS OF SUBSIDIARY	16,681	-

NET LOSS	$(2,594,117)	$(266,916)

NET INCOME PER COMMON SHARE
Basic	$(0.06)	$(0.01)
Diluted	$(0.06)	$(0.01)

Weighted Common Shares Outstanding - Basic	46,349,684	31,722,158
Weighted Common Shares Outstanding - Diluted	46,349,684	31,722,158

Revenues

During our fiscal year ending June 30, 2006, we generated revenues of $18,434,087 as compared to revenues of $11,282,376 for our fiscal year ended June 30, 2005, an increase of $7,151,711 (63.3%).  For the year ended June 30, 2006, we recorded revenues of approximately $2,618,639 an increase of $2,618,639 from our Yongxin subsidiary which was acquired effective July 1, 2005 and was not reflected in our results for the year ended June 30, 2005.  We generated revenues of $2,533,750 from new customers, and we generated increased revenues of $1,999,322 from existing customers for the period ending June 30, 2006.

Cost of Sales and Gross Profit

During our year ended June 30, 2006, our cost of sales was $16,633,015, compared to $10,191,270 during our year ended June 30, 2005, an increase of $6,441,745, or 63.2%.  As a percentage of net revenues, our cost of sales for the period ended June 30, 2006 was 90.23% as compared to 90.33% for the period ended June 30, 2005, a small increase as a percentage of our revenues.

For the year ended June 30, 2006, gross profit for the period was $1,801,072, as compared to gross profit of $1,091,106 for the fiscal period ended June 30, 2005, an increase of $709,966.  For the fiscal period ended June 30, 2006, gross profit on a percentage basis increased to 9.77% from 9.67% for the same fiscal period ended June 30, 2006, a small increase as a percentage of our revenues.

Total Operating Expenses

For the year ended June 30, 2006, total operating expenses amounted to $1,280,998 as compared to $1,156,036 for the year ended June 30, 2005, an increase of $124,962.  The increase was attributable to the following:

For the year ended June 30, 2006, we recorded non-cash compensation expense of $255,977 as compared to $0 for the year ended June 30, 2005, an increase of $255,977 or 100%.  This amount represented the value amortized, for the shares of our common stock issued and warrants granted, as compensation for consulting services and professional services being rendered to us.  While we anticipate that we will enter into similar agreements during fiscal 2007, we cannot predict the amount of expense which will be attributable to such agreements;

For the year ended June 30, 2006, selling expenses amounted to $413,912 as compared to $425,082 for the year ended June 30, 2005, a decrease of $11,170 or 2.6%.  This decrease was attributable to a decrease in shipping costs to customers of approximately $67,006.  We were able to decrease actual shipping costs by concentrating sales within our geographic proximity; this has served to reduce actual shipping costs, despite an overall increase by the shipping industry for costs on a per unit shipped basis.  We experienced a decrease in salaries of approximately $19,827 due to reduction in sales staff through the use of outside sales representatives.  We experienced a decrease in warehouse expenses of approximately $7,658 due to centralized management during the year ended June 30, 2006.  These decreases were offset by an increase in sales related travel expenses of $83,321.

For the year ended June 30, 2006, general and administrative expenses were $611,109 as compared to $730,954 for the year ended June 30, 2006, a decrease of $119,845 or approximately 16.4%.  The decrease was attributable to the following:

For the year ended June 30, 2006, consulting expenses amounted to $13,692 as compared to $91,769 for the year ended June 30, 2005, a decrease of approximately $78,077.  In Fiscal 2005 approximately $19,269 of the consulting expense was attributable to the use of an external sales consultant to assist in product sales.  In the current fiscal year, we did not employ the services of the external product sales consultant.  Furthermore, Ningbo Dragon received a refund of consulting fees amounting to approximately $42,000 from Ningbo HaiShu HeSheng Consulting Company that reduced our general and administrative expenses.

For the year ended June 30, 2006, professional fees amounted to $6,645 as compared to $78,335 for the year ended June 30, 2005, a decrease of $71,690.  During the year ended June 30, 2005 we incurred additional auditing fees related to financial statements for the fiscal years ended June 30, 2004 and 2003.

For the year ended June 30, 2006, rental expense amounted to $59,056 as compared to $20,615 for the year ended June 30, 2005, an increase of approximately $38,441.  The increase is primarily attributable to the rental expense of Yongxin acquired effective July 1, 2005.  The rental expense for Yongxin during the year ended June 30, 2005 amounted to $32,522.

Total Other Income

For the fiscal year ended June 30, 2006 we reported total other income of $371,854 as compared to Total Other Income of $80,146 for the year ended June 30, 2005.  This other income is primarily associated with income recognized from the value added tax rebates received from the respective tax authority.  We accrued for VAT recorded on the sale of our paper products.  Our paper products are subject to VAT, as imposed by the PRC or the local provincial tax authorities in the PRC.  We charge, collect and remit VAT on the sales of our products.  We routinely receive abatements of VAT, as we participate in our local provincial program of hiring employees with physical handicaps.  The respective tax authorities in the PRC notify us of our VAT abatements after the VAT is collected.  We pass the VAT on to the customer, incorporating the tax in our cost.  Until we receive notification of the amount of VAT abated from the respective tax authorities, this VAT remains accrued.  Upon notification from the tax authorities that VAT had been either abated, or has been partially abated, as determined by the respective tax authority, the excess of accrued VAT is then reclassified into other income as this rebate is not remitted to the customer.  Under PRC tax regulations, in the event that VAT collected by us from customers are either abated, or partially abated, the amount of VAT abated is not required to be refunded to customers.

For the year ended June 30, 2006, debt issuance costs were $338,091 as compared to $20,854 for the year ended June 30, 2005.  This was related to the amortization of placements fees paid in connection with the July 2005 private placement described herein for the year ended June 30, 2006 and March 2005 private placement described herein for the year ended June 30, 2005.  In February 2006, upon conversion of the July Notes to common stock, we expensed all unamortized debt issuance costs.

In accordance with FAS No. 84, “Induced Conversion of Convertible Debt”, we recognized an expense equal to the fair value of the additional securities and other consideration issued for conversions.  Accordingly, we recorded debt settlement expense of $914,704 related to 18,478,568 shares of common stock issued upon the January conversion offer and $411,865 of debt settlement expense related to the granting warrants to purchase 5,492,300 conversion warrants for an aggregate debt settlement expense of $1,326,569.

For the year ended June 30, 2006, interest expense was $1,838,066 as compared to $315,704 for the year ended June 30, 2005, an increase of $1,522,362.  The $1,838,066 in interest expense was comprised of $1,580,778 in amortization of discount on the July Notes that was included in interest expense related to the March 2005 private placement and July 2005 private placement and $87,066 of actual interest expenses paid related to the March 2005 private placement and July 2005 private placement and $170,222 interest expenses related to increased borrowings.  In February 2006, upon conversion of the July Notes to common stock, we expensed all unamortized discounts related to the July Notes and the March Notes.

Net Income

As a result of these factors, we reported a net loss of $(2,594,117) or a net loss of $.06 per common share for the year ended June 30, 2006, as compared to net loss of $(266,916) or net loss of $.01 per common share for the year ended June 30, 2005.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis.  The following table provides certain selected balance sheet comparisons between March 31, 2007 (unaudited) and June 30, 2006 (audited):

	March 31, 2007 (Unaudited)	June 30, 2006	$ Change

Working capital	$2,997,518	$558,414	$2,439,104
Cash	$205,048	$466,272	$(261,224)
Accounts receivable, net	4,067,442	4,938,985	(871,543)
Inventories	4,164,245	3,293,846	870,399
Advances on purchases	2,747,672	805,662	1,942,010
Prepaid expenses and other	518,353	466,080	52,273
Due from related parties	0	3,498	(3,498)
Total current assets	11,702,760	9,974,343	1,728,417
Cash-restricted	258,368	262,287	(3,919)
Property and equipment, net	2,505,647	2,132,697	372,950
Land use rights, net	2,568,615	2,524,568	44,047
Intangible assets, net	331,048	393,928	(62,880)

Total Assets	17,366,438	15,287,823	2,078,615

Notes payable - current portion	2,580,331	2,762,207	(181,876)
Accounts payable	5,877,086	3,401,439	2,475,647
Accrued expenses	238,574	2,042,113	(1,803,539)
Advances from customers	9,251	68,694	(59,443)
Liability in connection with acquisition	0	1,141,476	(1,141,476)
Total current liabilities	8,705,242	9,415,929	(710,687)
Notes payable - long-term portion	48,000		48,000

Total Liabilities	$8,753,242	$9,415,929	$(662,687)

At March 31, 2007, we held cash and cash equivalents of $205,048 and working capital of $2,997,518, as compared to cash and cash equivalents of $466,272 and working capital of $558,414 at June 30, 2006.  At March 31, 2007, our cash position by geographic area is as follows:

United States	$8,929
China	196,119
Total	$205,048

In addition to our increase in working capital of $2,439,104, our current assets increased approximately $1,728,417 from June 30, 2006 to March 31, 2007.  This increase was offset by decreases in total current liabilities of approximately $710,687 at March 31, 2007 as compared to June 30, 2006.  The decrease in our current liabilities is primarily attributable to an increase in accounts payable of $2,475,647 which were offset by a decrease in accrued expenses of $1,803,539 and a decrease in liabilities of $1,141,476 in connection with the acquisition of JinKui in June 2006.

At March 31, 2007 changes in our total assets are as follows:

▪      an increase of $870,399 in inventories.  At March 31, 2007, our inventories of raw materials and finished goods amounted to $4,164,245, as compared to inventories of $3,293,846, representing an increase of approximately 26.4%, from June 30, 2006.  The increase in inventory levels is primarily attributable to products associated with our JinKui acquisition.  JinKui has increased inventory levels in anticipation of increased demand for its products during the fourth quarter.

▪      an increase of $1,942,010 in advances on purchases.  At March 31, 2007, our advances on purchases amounted to $2,747,672 as compared to $805,662 at June 30, 2006.  The primary causes for the increase in our advances on purchases is associated with payments of $243,792 related to construction materials for our new facilities which was recently completed, and a down payment of $2,100,789 on products related to our services as an agent of pulp and paper goods.  Ningbo Dragon pays a 30% deposit on certain goods distributed by Ningbo Dragon.  This advance reflects the deposit on goods which have not yet been received.

▪      an increase in prepaid expenses of $52,273.  At March 31, 2007 our prepaid expenses were $518,353 as compared to $466,080 at June 30, 2006.

▪      an increase of $372,950 in property and equipment, net of accumulated deprecation.  At March 31, 2007 we reflected property and equipment, net of accumulated depreciation of $2,505,647 as compared to $2,132,697 at June 30, 2006.  This increase is related to the increased value of our property as a result of our new facility.

These increases were offset by the following;

▪      a decrease of $871,543 in accounts receivable.  At March 31, 2007 our accounts receivable, were $4,067,442, as compared to $4,938,985 at June 30, 2006.  This decrease is associated with a decrease in revenues for the three months ended March 31, 2007.  As is customary in the PRC, we extend relatively long payment terms to our customers.  Our terms of sale generally require payment within 120 days, which is considerably longer than customary terms offered in the United States, however, we believe that our terms of sale are customary amongst our competitors for a company of our size within our industry and recently we have been collecting our accounts receivable on a timely basis.

▪      a decrease of $3,498 in due from related parties.  At March 31, 2007 due from related parties was $0 as compared to $3,498 at June 30, 2006.  This decrease is due the satisfaction of amounts due from related parties during the nine months ended March 31, 2007.

▪      a decrease of $3,919 in restricted cash.  At March 31, 2007 restricted cash was $258,368 as compared to $262,287 at June 30, 2006.  This decrease in our restricted cash is attributable to letters of credit outstanding.  The decrease represents normal business fluctuations in the amount of letters of credit we have outstanding at any given date.

▪      a decrease of $44,047 in land use rights, net of accumulated amortization.  At March 31, 2007 land use rights net of accumulated amortization was $2,568,615 as compared to $2,524,568 at June 30, 2006.

▪      a decrease of $62,880 of intangible assets, net of accumulated depreciation.  At March 31, 2007 we reflected intangible assets, net of accumulated depreciation of $331,048 as compared to $393,928 at June 30, 2006.

As a result of the foregoing, our total assets increased $2,078,615 at March 31, 2007 from June 30, 2006.

Our total liabilities at March 31, 2007 decreased $662,687 from June 30, 2006.  Principal changes in our total liabilities at March 31, 2007 from June 30, 2006 include the following;

▪      an increase of $2,475,647 in accounts payable.  At March 31, 2007 accounts payable was $5,877,086 as compared to $3,401,439 at June 30, 2006.

These increases were offset by the following:

▪      a decrease of $181,876 in notes payable-current portion.  At March 31, 2007 notes payable-current portion were $2,580,331 as compared to $2,762,207 at June 30, 2006.  This decrease in notes payable long term was offset by an increase of $48,000 in notes payable-long term.  At March 31, 2007 notes payable-long term were $48,000 as compared to $0 at June 30, 2006.  Our notes payable is described in Note __ -Notes Payable to the consolidated financial statements appearing elsewhere in this prospectus.

▪      a decrease of $1,803,539 in accrued expenses.  At March 31, 2007 accrued expenses were $238,574 as compared to $2,042,113 at June 30, 2006.

▪      a decrease of $59,443 in advances from customers.  At March 31, 2007 advances from customers were $ $9,251 as compared to $68,694 at June 30, 2006.  Advances from customers decreased as a result of our decrease in revenues during the nine months ended March 31, 2007.

▪      a decrease of $1,141,476 in liabilities associated with acquisition of JinKui.  This liability associated with the acquisition is related to JinKui.  During the nine months ended March 31, 2007, Dragon Nevada has satisfied this liability.  On October 30, 2006 Dragon Nevada issued 8,095,574 shares of common stock with a fair value of $1,141,476 to JinKui. At March 31, 2007 liabilities associated with acquisitions were $0 as compared to $1,141,476 at June 30, 2006.

As a result of the foregoing, our total assets increased $2,078,615 at March 31, 2007 from June 30, 2006.

For the nine months ended March 31, 2007 our cash decreased to $205,048 from $466,272 at June 30, 2006 a decrease of $261,224 or approximately 56%.  This decrease consisted of total cash used in operating activities of $576,542; net cash used in investing activities of $937,473; and net cash flow provided by financing activities of $1,203,124, and the effect of exchange rates on cash of $49,667.

Net cash used in operating activities for the nine months ended March 31, 2007 was $576,542 as compared to net cash used in operating activities of $603,962 for the nine months ended March 31, 2006.  For the nine months ended March 31, 2007, we used cash to fund increases in inventories of $870,399, a decrease in advances from customers of $59,443, increases in advances on purchases of $1,942,010, and increases in accrued expenses of $1,803,539.  The decreases were offset by a net decrease in prepaid and other current assets of $410,429, a decrease in accounts receivables of $890,249, an increase in accounts payable of $2,475,647, and a decrease in other assets of $78,759.  These items, combined with a net increase of non-cash items of $535,205 were offset by our net loss during the nine month period ended March 31, 2007.

In comparison for the nine months ended March 31, 2006, we used cash to fund an increase in accounts receivables and advances on purchases, the reduction in accrued expenses and advances from customers.  The decreases were offset by an increase in accounts payable of $852,332.  These items, combined with a net addition of our non-cash items of $3,579,334 were offset by our net loss during the nine month period ended March 31, 2006.

Net cash used in investing activities during the nine months ended March 31, 2007 was $940,971 as compared to net cash provided by investing activities of $11,966 for the nine months ended March 31, 2006.  During the nine months ended March 31, 2007, we used cash for capital expenditures of $533,405 of which $465,022 was used to purchase equipment for our new manufacturing facility.  During the nine months ended March 31, 2007 we increased our notes receivable by $420,484.  Our notes payable is described in Note __-Notes Payable to the consolidated financial statements appearing elsewhere in this prospectus.  We decreased our restricted cash balance by $12,918 to collateralize certain debt, ($3,919 decrease which was adjusted by $8,999 for the fluctuation in the currency).

During the nine months ended March 31, 2006, net cash provided by investing activities was $11,966 which was comprised of net cash used for capital expenditures of $389,594, which was offset by cash of $33,654 acquired in the acquisition of Yongxin in August 2005, $23,000, and a restricted cash balance of $367,906 to collateralize certain debt.

Ningbo Dragon has invested approximately $1,035,326 to construct a new facility.  We recently completed construction on the new facility located at No. 201 Guangyuan Road, Investment Pioneering Park, Jiangbei District, Ningbo, 315033.

This facility consists of a total of 91,000 square feet consisting of approximately 20,000 square feet of office space, approximately 17,000 square feet of warehouse space; approximately 40,000 square feet for manufacturing, and approximately 14,400 square feet utilized as a dormitory for Ningbo Dragon’s employees.

Net cash provided by financing activities during the nine months ended March 31, 2007 was $1,206,622, as compared to net cash provided by financing activities of $725,022 during the nine months ended March 31, 2006.  During the nine months ended March 31, 2007, we received gross proceeds of $1,944,355 from notes payable offset by the satisfaction of notes payable of $2,078,231.  On October 30, 2006, we received gross proceeds of $100,000 from the sale of 2,000,000 shares of common stock to H.K. Mingtai Investment Co., Ltd., a financial institution in China.  We also received net proceeds of $1,301,000 from the sale of 16,666,672 shares of our common stock, and common stock purchase warrants to purchase 16,666,672 shares of common stock exercisable at $.125 per share for a period of five years and common stock purchase warrants to purchase 8,333,340 shares of common stock exercisable at $.15 per share for a period of five years.  We received $1,000 for exercise of common stock purchase warrants.

From time to time, we need additional working capital for our operations.  In 2006, Yonglongxin borrowed money pursuant to several lines of credit that we have established with two separate banks.  We renewed pre-existing loans of $1,944,355 from the Bank of Agriculture with 6 to 12 month terms from November 2006 to November 2007, with an annual interest rate ranging from 6.138% to 7.344%.  We repaid loans of $62,450 to Ningbo Commercial Bank (Tianyuan Branch) and $620,083 to Bank of Agriculture during the nine months ended March 31, 2007.  All loans are renewable when they mature.  We expect to generate sufficient cash flows from financing and operations to meet our debt services.  We do not anticipate these loans will have material impact on our liquidity.  We are current on all payments relating to these loans and expect to renew the loans upon maturity at terms and at interest rates comparable to our current loans.

At March 31, 2007 notes payable consisted of the following:

Notes payable to Bank of Agriculture, due on August 15, 2007. Interest only payable monthly at a rate of 6.732%. Secured by David Wu’s personal real estate located at DongDu Road.	$129,184

Notes payable to Bank of Agriculture, due on August 15, 2007. Interest only payable monthly at a rate of 6.732%. Secured by David Wu’s personal real estate at FuRongGe.	129,184

Notes payable to Bank of Agriculture, due on November 15, 2007. Interest only payable monthly at a rate of 6.732%. Secured by Dragon Packaging Land Use Rights..	542,572

Notes payable to Bank of Agriculture, due on November 15, 2007. Interest only payable monthly at a rate of 6.732%. Secured by Dragon Packaging Land Use Rights	645,920

Notes payable to Bank of Agriculture, due on November 15, 2007. Interest only payable monthly at a rate of 7.344%. Secured by YongFeng Co., Ltd, an unrelated third party.	129,184

Notes payable to Bank of Agriculture, due on November 15, 2007. Interest only payable monthly at a rate of 7.344%. Secured by YongFeng Co., Ltd, an unrelated third party.	387,552

Bank acceptances payable. Non-interest bearing. Secured by $516,735 of the Company’s cash.(Cash-restricted)	516,735

Notes Payable to two shareholders, interest only payable annually at a rate of 8%, $100,000 due on January 10, 2008 and $48,000 due on April 11, 2008	148,000
Total	2,628,331

Less Current Portion	2,580,331

Long-Term Portion	$48,000

As delineated in the table above, we reflect notes payable of $2,628,331 at March 31, 2007.  None of the notes payable held at March 31, 2007 matured prior to June 30, 2007, $258,368 worth of our notes payable held at March 31, 2007 are due to mature prior to September 30, 2007, $1,705,228 worth of notes payable held at March 31, 2007 are due to mature prior to December 31, 2007, $100,000 worth of notes payable held at March 31, 2007 are due to mature prior to March 31, 2008, and $48,000 worth of notes payable held at March 31, 2007 are due to mature prior to June 30, 2007.  The remaining balance of $516,735 in bank acceptances is due on demand.

As delineated in the table above, we reflect the current portion of notes payable of $2,580,331 at March 31, 2007.  Of the total current portion of notes payable of $2,580,331, a total of $2,479,971 is secured and $148,000 is not secured.  Of the $2,479,971 of secured loans held at March 31, 2007, $1,963,235 is secured by us and/or David Wu, the President and Chairman.  Of the $1,963,235 secured by us and/or David Wu, $1,188,492 is secured by the land use rights of Dragon Packaging and is due to mature on or before December 31, 2007, $516,736 is secured by cash held by us and the remaining $258,368 is secured by personal real estate owned by David Wu, President and Chairman and is due to mature prior to September 30, 2007.  The remaining balance of $516,736 of the notes payable held at March 31, 2007 which is secured is secured by YongFeng Co., Ltd., an unrelated third party.

We currently have no additional external sources of liquidity, nor do we have any material commitments for capital expenditures at the present time..

Cash Flows

Net cash used in operating activities for the year ended June 30, 2006 was $103,698 as compared to net cash used in operating activities of $1,225,161 for the year ended June 30, 2005, a decrease of $1,121,463.  For the year ended June 30, 2007, our operating subsidiaries provided cash by operating activities to primarily fund increases in other receivables of $646,173 and prepaid and other current assets of $295,235, accounts payable of $183,770, advances from customers of $60,975 and together with non-cash expenses totaling $3,868,363.  These increases were primarily offset by a decrease of accounts receivable of $761,582, a decrease of inventories of $735,372, a decrease of advances on purchases of $475,710, a decrease of other assets of $9,372 and a decrease of accrued expenses of $563,379.  For the year ended June 30, 2006, we used cash in operating primarily to fund increases in accrued expenses of $1,029,389, inventories of $1,713,980, prepaid and other current assets of $254,902 and together with non-cash expenses of $333,328.  These increases were primarily offset by a decrease of accounts receivables of $1,988,366, accounts payable of $1,650,199, other receivables of $682,713 and advance from customers of $381,220.

Net cash used in investing activities was $986,689 for the year ended June 30, 2006 as compared to net cash used in investing activities of $331,458 the year ended June 30, 2005, an increase of $655,231.  This change is primarily attributable to an increase of restricted cash of 357,278, cash in subsidiaries on date of acquisition of $60,592, which was offset primarily by as well as a decrease of $819,336 in amounts due to related parties, the purchase of $560,223 in property and equipment and cash expenses in acquisition.

Net cash provided by financing activities for the year ended June 30, 2006 was $572,641 as compared to $2,173,322 for the year ended June 30, 2005, a decrease of $1,600,681.  This decrease includes $824,943 of proceeds from loan payable, $503,500 of proceeds from debentures payable.  These increases were offset by repayment of loans payable of $390,653, the repayment of debentures payable in the amount of $275,342 and placement fees paid in the amount of $89,807.

Off Balance Sheet Arrangements

As of the date of this report, we do not have any off-balance sheet arrangements that we are likely to have a current or future effect on our financial condition material to our shareholders.  In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations.  These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Recent Capital Raising Transactions

January 2007 Private Placement

On January 30, 2007 we entered into subscription and related agreements with nine (9) accredited investors for an aggregate of $1,500,000 of units of our securities consisting of 16,666,672 shares of common stock, common stock purchase warrants to purchase 16,666,672 shares of common stock exercisable at $.125 per share for a period of five years, and common stock purchase warrants to purchase 8,333,340 shares of common stock at an exercise price of $.15 per share for a period of five years.

The January 2007 private placement was conducted in two phases.  On January 30, 2007, we completed an initial closing of $750,000 of units of securities consisting of 8,333,336 shares of common stock, common stock purchase warrants to purchase 8,333,336 shares of common stock exercisable at $.125 per share for a period of five years, and common stock purchase warrants to purchase 4,166,670 shares of common stock shares of common stock exercisable at $.15 per share for a period of five years.

The second closing of the offering was held on February 27, 2007 for an additional $750,000 financing of units of our securities consisting of 8,333,336 shares of common stock, common stock purchase warrants to purchase 8,333,336 shares of common stock exercisable at $.125 per share for a period of five years and common stock purchase warrants to purchase 4,166,670 shares of common stock shares of common stock exercisable at $.15 per share for a period of five years.  The second closing was conditioned upon Wellton International Fiber Corp. engaging an SEC approved auditor to prepare certain financial statements.  Wellton International Fiber Corp. engaged an SEC approved auditor on February 22, 2007.

We paid a fee of $84,000 in cash to certain of the investors and issued common stock purchase warrants to purchase an aggregate of 1,555,558 shares of common stock exercisable at $.125 per share for a period of five years as a due diligence fee related to the January 2007 private placement.  The recipients of the due diligence fee are as set forth below:

	Total Due Diligence	Fees Paid
Recipient	Cash	common stock purchase warrants @$.125
Libra Finance	$9,075	168,056
Osher Capital, LLC	32,175	595,834
Utica Advisors	41,250	763,890
Robert Prager	1,500	27,778
Totals:	$84,000	1,555,558

We also paid Skyebanc, Inc. an NASD member and broker-dealer, a finder’s fee of $5,500 and issued common stock purchase warrants to purchase 111,112 shares of common stock at an exercise price of $.125 for a period of five years.

We granted the purchasers a right of first refusal for a period of 24 months from the second closing date, February 27, 2007.  In the event we should offer to sell common stock, debt or other securities to a third party (except in certain instances).  The purchasers have the right to purchase the offered securities upon the same terms and conditions as we offered the securities to a third party.  In addition, other than in the event of excepted issuances, during the 24 month period from the effective date of the registration statement to be filed in conjunction with this private placement so long as the purchasers still own any of the shares sold in such offering, (including the shares underlying the warrants), if we should issue any common stock or securities convertible into or exercisable for shares of common stock at a price per share of common stock or exercise price per share of common stock which is less than the purchase price of the shares paid by the purchasers in the offering, or less than the exercise price of the common stock purchaser warrants exercisable at $.125 per share, without the consent of each purchaser, then the purchaser's have the right to elect to retroactively substitute any term or terms of such new offering in connection with which the purchaser has a right of first refusal for any term or terms of this unit offering and adjustments will be made accordingly.

Any subsequent adjustments in the exercise price of the common stock purchase warrants will not result in additional shares of common stock of Dragon Nevada being issued.

We agreed to file a registration statement covering the shares of common stock underlying the securities issued.  In the event the registration statement is not filed within 75 days after February 27, 2007, and the registration statement is not declared effective by July 27 2007, we will be required to pay liquidated damages in an amount equal to 2% for each 30 days (or such lesser pro-rata amount for any period of less than 30 days) of the purchase price of the outstanding shares and exercise price of the warrant shares owned of record by such holder which are subject to such non-registration event, but not to exceed in the aggregate 12% of the aggregate purchase price or $180,000.  The transaction documents also provide for the payment of liquidated damages to the investors in certain events, including our failure to maintain an effective registration statement covering the resale of the common shares issuable upon conversion or exercise of the securities.

We agreed not to file any registration statements without the consent of the purchasers in the offering until the sooner of 24 months from the effective date of the registration statement of which this prospectus is a part or until all the shares, including the shares underlying the warrants, have been resold or transferred by the purchasers pursuant to the registration statement or Rule 144 of the Securities Act of 1933, without regard to volume limitations.  During this same exclusion period, we also agreed not to issue any equity, convertible debt or other securities convertible into common stock or equity of our company without the prior written consent of the purchasers.

DESCRIPTION OF BUSINESS

Dragon International Group Corp. (“we,” “our,” “us,” “Dragon” or “Dragon Nevada”) is a holding company that, through our subsidiary companies, manufactures and distributes assorted industrial paper and packaging products.  Our operations are conducted through subsidiaries located in China (the “PRC”).

We are a manufacturer and distributor of a variety of paper products and packaging materials.  Ningbo Dragon established in 1997, is located in Ningbo, of the Zhejiang Province in China, approximately 200 miles south of Shanghai.  The main consumers of our products are packaging companies for the tobacco industry, cosmetics industry, pharmaceutical industry, as well as the wine and spirits, and the beverage industry.  Our products are used both as a finished product and as well as a raw material to manufacture a variety of paper products and packaging materials.

Although we operate various entities, we identify our products under one product segment.  The various entities combine their various resources to support the manufacture and distribution of paper and pulp related products.

Our subsidiaries include:

-           Dragon International Group Corp., a Florida corporation (“Dragon Florida”) is a wholly owned subsidiary of Dragon Nevada.  Dragon Nevada acquired a 100% interest in Dragon Florida on October 4, 2004.

-           Ningbo Dragon International Trade Co., Ltd., (“Ningbo Dragon”), formerly known as Ningbo Anxin International Trade Co., Ltd., was created on August 29, 1997.  Ningbo Dragon is a wholly owned subsidiary of Dragon Florida.  Dragon Florida acquired a 70% interest in Ningbo Dragon on June 21, 2004.  On December 31, 2004 Dragon Nevada acquired the remaining 30% interest in Ningbo Dragon.

-           Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”) was created as a wholly owned subsidiary of Ningbo Dragon on November 8, 1999.  Xianyang Naite Research and Development Center (“R&D Center”) was acquired by Yonglongxin on August 1, 2005.

-           Ningbo Dragon Packaging Technology Co., Ltd., (“Dragon Packaging”) formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd., is a wholly owned subsidiary of Ningbo Dragon.  Ningbo Dragon acquired a 100% interest in Dragon Packaging on June 1, 2005.

-           Hangzhou Yongxin Paper Co., Ltd., (“Yongxin”) is a subsidiary, of which Ningbo Dragon International Trade Co., Ltd., (“Ningbo Dragon”), holds a 60% interest.  Ningbo Dragon acquired a 60% interest  on July 1, 2005

-           Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”) is a wholly owned subsidiary of Dragon Nevada.  Dragon Nevada acquired a 100% interest in JinKui on June 30, 2006.

-           Wellton International Fiber Corp., (“Wellton”) is a 51% owned subsidiary of Dragon Nevada, which we acquired on June 29, 2007.

Below is an organization chart of Dragon Nevada:

Our operations are conducted through Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon"), our wholly owned subsidiary.  Ningbo Dragon, established in 1997, is located in the Zhejiang Province of Ningbo in China, approximately 200 miles south of Shanghai.  Ningbo Dragon is involved in the pulp and paper packaging material industry, operating as a manufacturer and distributor of paper and integrated packaging paper products.  Ningbo Dragon, through a subsidiary, holds an ISO9000 certificate and national license to import and export products.  In addition to its own operations, Ningbo Dragon operates four subsidiaries, including: (i) Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”) which holds an ISO9000 certificate and operates a civil welfare manufacturing facility in Fuming County of the Zhang’ai Village in Ningbo, China 315040; Yonglongxin operates the Xianyang Naite Research & Development Center (“R&D Center”), created to develop, design and improve production methods in the specialty packaging industry in China. (ii) Hangzhou Yongxin Paper Co., Ltd. (“Yongxin”) manufactures, sells, and distributes cigarette packaging materials, (iii) Ningbo Dragon Packaging Technology Co., Ltd. (“Dragon Packaging”), is a manufacturer of specialized packaging materials products for the pharmaceutical and food industry, (iv) Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”), is a manufacturer of specialized packaging products for the pharmaceutical and food industry, and (v) Wellton International Fiber Corp. (“Wellton”). Wellton operates as an agent of pulp and related paper products. Revenues are derived solely from operations within China, where it acts as an agent and supplier for two categories of goods: paper pulp and waste paper. Ningbo Dragon has a distribution network covering east and central China.  Unless otherwise indicated, all references to our Company in this report include our subsidiary companies.

Ningbo Dragon International Trade Co., Ltd. (“Ningbo Dragon”) formerly known as Ningbo Anxin International Trade Co., Ltd. operates as an agent of pulp and paper goods.  Ningbo Dragon resells pulp and paper products manufactured overseas and distribute these products within China.

Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”)

Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”), is a manufacturer of specialty paperboard products.  It operates a factory in Fuming County of the Zhang’ai Village in Ningbo, China.

The main clients of Yonglongxin are manufacturing facilities that provide packaging materials for cigarettes, wines and cosmetics.  Our principal customers for these products include Jiangsu Dare Danyang Printing Corporation, Hubei Jinsanxia Printing Limited Corporation, Xuzhou Huayi Colorful Printing Limited Corporation and Ningbo Tiancheng Printing Limited Corporation.  None account for 10% or more of our annual revenues during our fiscal years ended June 30, 2005 or 2006 or the six months ended December 31, 2006.

On August 1, 2005, Yonglongxin acquired the R&D Center, located in Ningbo, China.  The R&D Center was created to improve production efficiencies in the specialty packaging industry.  We paid $25,000 in cash and issued 500,000 shares of our common stock in consideration for this acquisition.

The R&D Center was created to develop, design and improve production methods in the specialty paper packaging industry in China.  Ningbo Dragon employs the research and development efforts of the R&D Center to expand and improve its manufacturing capabilities.

Hangzhou Yongxin Paper Co., Ltd. (“Yongxin”)

Hangzhou Yongxin Paper Co., Ltd. (“Yongxin”), which manufactures, sells and distributes cigarette packing materials.  Yongxin, established in 2003, is located in the Hengjie Village of Liuxia Town Hangzhou, of the Zhejiang Province in China.  In August 2005, we issued 1,000,000 shares of our common stock to acquire 60% of Yongxin.  Prior to the acquisition, Yongxin was a competitor of Yonglongxin.  Yongxin’s underlying business had stalled mainly due a lack of working capital.  Management believes we can improve productivity at the Yongxin operation while eliminating a portion of general and administrative expenses through consolidation with our current operations.  As a result, it is expected that Yongxin can obtain additional working capital as part of our fund raising operations, which may result in increased revenues.  There are no assurances that we will be able to provide sufficient funds for Yongxin to achieve this result, or that if we are able to provide such capital, it will result in increased revenues and profitability.

Prior to the acquisition, Yongxin was a direct competitor with Yonglongxin.  Yongxin’s underlying business had stalled mainly due a lack of working capital.  Management believes we can improve productivity at the Yongxin operation while eliminating a portion of general and administrative expenses through consolidation with our current operations.  As a result, it is expected that Yongxin can obtain additional working capital as part of our fund raising operations, which may result in increased revenues.  There are no assurances that we will be able to provide sufficient funds for Yongxin to achieve this result, or that if we are able to provide such capital, it will result in increased revenues and profitability.  As a result of our January 2007 private placement a portion of these proceeds will be allocated to market the products of our various subsidiaries including Yongxin. Initially it is estimated that we will dedicate $50,000 to market the products of Yongxin.

Ningbo Dragon Packaging Technology Co., Ltd. (“Dragon Packaging”)

Ningbo Dragon Packaging Technology Co., Ltd. (“Dragon Packaging”) formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd. (“XinYi”), is involved in the paper industry, operating a manufacturing facility of pulp and paper products.  As a result of this acquisition Ningbo Dragon acquired land use rights and will construct a new manufacturing facility.

Ningbo Dragon acquired 100% of Dragon Packaging on June 1, 2005.  Under the terms of the agreement Ningbo Dragon assumed land use rights with an appraised value of $2,494,247, other assets of $1,306,588, and debt of $1,007,329.  The other assets of $1,306,588 consisted of cash, prepaid expenses, other receivables, fixed assets and deferred assets.  The acquisition was consummated in exchange for the release of the account receivable.

On the land acquired in the agreement dated June 1, 2005 with Dragon Packaging, Ningbo Dragon constructed a new 91,000 square foot manufacturing facility.

The total cost of the facility was approximately $1,035,326 (RMB 7,828,100).  We used proceeds from an offering of securities to fund the cost of the construction.

Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”)

Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”) operates in the pharmaceutical product packaging industry.  JinKui is a manufacturer of packaging materials for the pharmaceutical and food industry.  It manufactures a series of blister packs that are employed in the packaging of pharmaceutical products.  JinKui has received the Good Manufacture Practice (GMP) status from the Chinese State Food and Drug Administration (SFDA) and ISO9000 Quality Assurance System.  Demand for pharmaceutical packaging materials is directly related to the demand for pharmaceutical products.  China, similar to global markets, has witnessed a rise in demand for pharmaceutical products.  As pharmaceutical products become more advanced they tend to require increase protection in the form of packaging.  Various pharmaceuticals will require packaging that protects from moisture, oxygen, air, light and heat to maintain the quality of the product.

On June 30, 2006, we acquired 100% of JinKui via a share exchange agreement.  Under the terms of the agreement at closing Dragon Nevada issued 8,095,574 shares of common stock of Dragon Nevada to JinKui equal in value to the shareholder equity of JinKui of $1,141,476.  We accounted for this acquisition using the purchase method of accounting in accordance with SFAS No.141.  JinKui, established in 2004, is now a wholly owned subsidiary of Ningbo Dragon.

JinKui is located at No.1555 Hengnan Rd., Pujiang High-tech Park, Puxing Rd., Shanghai 201114, China.  JinKui was founded in 2004.  It operates a 12,700 square foot manufacturing facility. JinKui’s facilities include a GMP certified lab and production plant.  The plant has one printing machine, one assembly machine, and one cutting machine.  The warehouse has sections to hold raw materials and finished products.  JinKui manufactures a variety of blister packs.

JinKui’s principal customers include Hunan Prince Milk Group, Jilin Province Wutai Pharmaceutical Group and India Amaratara PVT Ltd.  JinKui principal suppliers include Lotte Aluminum Co., Ltd., Honeywell (China) Co., Ltd. and Shanghai Aluminum Products Co., Ltd.

JinKui produces various pharmaceutical packaging products.  Primarily the products are various forms of blister packs.  The type of blister pack employed in the packaging process is dependent on the product to be packaged.  Various products are impacted by heat, light, moisture, and air.  These influences can alter the product and decrease the shelf life.  JinKui manufactures various products that offer various levels of protection against these influences.  These products include:

▪       Aluminum-aluminum packing structure cold forming compound aluminum hard chip: Cold-forming compound aluminum hard chip.  This type of blister pack can be used as the low-density packing materials for medication tablet, capsules, pills, powders, suppositories and products for medical diagnosis.

▪       Aluminum-plastic-aluminum structure packing cold-forming compound aluminum hard chip aluminum hard chip: Cold-forming compound aluminum hard chip.  This type of blister pack can be used as the high density packing materials for medication tablet, capsules, pills, powders, suppositories and capsules.  The typical application is the packaging for the foods of Golden Partner.

▪       Double-aluminum compound packing film AL/PE.  This type of blister pack can be applied to the low-density tablets, capsules, suppositories, and particles.

▪       Double-aluminum compound packing film PET/AL/PE.  This type of blister pack can be applied to the low-density tablets, capsules, suppositories, and particles.

▪       Paper-aluminum compound packing film.  This type of blister pack can be applied to packing for powders, particles, pastes, glues, and liquids.

▪       Aluminum foil for drug blister packing (PTP aluminum foil).  This type of blister pack can be applied to blister packing for medication tablet, capsules, pills, powders, suppositories and mini-foods/candies.

▪       Aluminum foil for drug blister packing.  This type of blister pack can be applied to blister packing for medication tablet, capsules, pills, powers, suppositories and mini-foods/candies.

Products

Ningbo Dragon and our subsidiaries manufacture, process, and distribute an assortment of paper products and packaging materials.  Ningbo Dragon acts as a manufacturer and distributor of paper and packaging products manufactured within the organization domestically as well as a distributor of paper and packaging products manufactured domestically and abroad.  The two primary contributors of our business is the distribution of paper and packaging products manufactured by global manufacturing companies.  Ningbo Dragon has a sales and distribution network covering East China and South-East China including the city of Shanghai as well as the following provinces: Anhui, Shandong, Jiangsu, Zhejiang, Fujian, Jiangxi, Hubei, and Yunan.

Ningbo Dragon serves as a distribution agent in China for a variety of global paper manufacturers.  Many global manufacturers do not possess or control an internal sales or distribution network within China.  In an effort to expand their reach, global pulp and paper manufacturers will seek to leverage the capabilities of local agents for domestic sales and distribution within China.  Ningbo Dragon's primary distribution products are called Federal Solid Bleached Sulfate Paperboard (“Federal SBS”), and Hang Kong Cast Coated Board (“Hang Kong CCB”).  Federal Solid Bleached Sulfate Paperboard (“Federal SBS”) is manufactured by International Paper Company (“IP”).  Hang Kong Cast Coated Board (“Hang Kong CCB”) is manufactured by Asia Pulp and Paper Group.  From time to time, Ningbo Dragon will distribute grades of Solid Bleached Sulfate (“SBS”) manufactured domestically in China.  We have witnessed a slight increase in the general acceptance of raw materials produced within China.  While there are no industry statistics available to support our belief, in our estimation the general quality of solid bleached sulfate produced domestically in China has been improving gradually..  As a result, domestic manufacturers in China have increased their use of SBS produced domestically as a raw material packaging product.  The main attractions of domestic SBS are cost and availability.  While domestic grades of SBS are less expensive than forms of SBS imported from other countries, domestic grades of SBS are easier to obtain than imported forms of SBS.

Presently, Ningbo Dragon has no plans to increase sales of domestic SBS as management needs more data to ascertain the market acceptance for this product.  However, in the event we continue to witness an increase in the general acceptance for domestic products such as SBS, Ningbo Dragon may reevaluate its position to emphasize the use of domestic products as a raw material.  Ningbo Dragon estimates they could develop relationships with local manufacturers to obtain the products domestically.  For example, Ningbo Dragon has identified Ningbo Zhong’ Hua Paper Co., Ltd. (“Zhong’ Hua”), a manufacturer of SBS in China, as a potential supplier.  In the event that we determine it to be a viable product, management believes that Zhong’ Hua will be able to provide a stable supply of SBS.  Presently, there is no agreement or contract with Zhong’ Hua.

As of now, we do not our company’s revenues, income from continuing operations or liquidity.

Federal SBS, Hang Kong CCB and composite paperboard account for approximately 5.3%, 70%, and 16% respectively, of our total annual revenues.

Federal Solid Bleached Sulfate Paperboard

Federal Solid Bleached Sulfate Paperboard (“Federal SBS”) is manufactured by International Paper Company (“IP”).  Federal SBS is manufactured from pure wood pulp.  Federal SBS is a versatile product that can be employed in a variety of paper and packaging products.  Federal SBS can be sold as a finished product as well as a raw material employed in the manufacture of various grades of specialty paperboards.  Ningbo Dragon imports Federal SBS and distributes throughout China.  Yonglongxin, a subsidiary of Ningbo Dragon, will employ Federal SBS as a raw material in the manufacturing process for various grades of composite paperboard.  As a finished product, Federal SBS is used as a packaging material for products such as high-grade cigarette, wine and cosmetics.  Federal SBS is a versatile product which is compatible with a variety of printing equipment such as gravure and offset printing.  Gravure printing is the process in which printing rollers or plate cylinders are engraved with a design and filled with ink.  A blade wipes the excess ink from the cylindrical printing surface.  The remaining ink is then deposited on a flexible film as it passes between the engraved roll and back up roll.  Gravure printing is used for long run printing applications.

For the Year ended June 30, 2006 our annual domestic sales of solid bleached sulfate both domestic grades as well as Federal SBS manufactured by IP was approximately 918 tons.  Our management estimates that our current share of the solid bleached sulfate market in China is approximately less than 10% of the pulp, paper and packaging industry in China.  Management believes there are three contributing factors leading to our small portion of the market, including (i) the quality of solid bleached sulfate paperboard (“SBS”) manufactured domestically has improved.  As a result, the products have gradually substituted the imported SBS such as Federal SB for domestically produced SBS; (ii) the market for Federal SBS is narrow, mainly focused on high-grade commodities; and (iii) the sheer magnitude of the industry in China.  As the demand for domestic grades of SBS increase, we will seek to garner a growing share of this market.

Our management estimates that our current share of the solid bleached sulfate market in China is approximately less than 6% of the pulp, paper and packaging industry in China.  Management believes there are three contributing factors leading to our small portion of the market, including (i) the quality of solid bleached sulfate paperboard (“SBS”) manufactured domestically has improved.  As a result, the products have gradually substituted the imported SBS such as Federal SB for domestically produced SBS; (ii) the market for Federal SBS is narrow, mainly focused on high-grade commodities; and (iii) the sheer magnitude of the industry in China.  As the demand for domestic grades of SBS increase, we will seek to garner a growing share of this market.

Ningbo Dragon has been an agent for International Paper Pacific Millennium Limited, (“IPPM”) and products manufactured by International Paper Company (“IP”) since 1994.  As such, management believes that Ningbo Dragon has developed a stable relationship with IPPM.  Ningbo Dragon is not an exclusive agent of IPPM or IP.  Management of Ningbo Dragon believes this relationship places Ningbo Dragon in a favorable position among other domestic agents of Federal SBS.  Distribution agents for pulp and paper products may have difficulty securing a relationship with a company such as IPPM.  Although IPPM is determined and willing to enlist the services of local agents, these relationships take time to develop.  There are challenges in obtaining the confidence of a reputable company such as IPPM.  As such it will be difficult for new local agents to emerge and establish a relationship with IPPM in the near future.  However, competition is strong and local agents continue to seek a relationship with IPPM, especially due to the quality of its products.

Ningbo Dragon has begun to distribute grades of solid bleached sulfate (“SBS”) manufactured in China.  Recently, we believe that the quality of domestically manufactured SBS has improved and as a result, this product has gained a low level of acceptance among the paper industry in China.  From time to time, Ningbo Dragon may purchase and distribute domestically manufactured SBS.  In the past Ningbo Dragon has purchased ("SBS”) from Zhong’ Hua Paper Co., Ltd.  Ningbo Dragon receives less than 10% of its solid bleached sulfate paperboard from domestic manufacturers.

In the future the quality of SBS manufactured domestically should improve.  Should the demand increase, management will explore plans to expand its position in this product category by: (i) expanding our manufacturing base to incorporate our own form of a high quality SBS manufactured in China; and (ii) establishing additional relationships with domestic manufacturers of a high grade SBS.  The main competitor for SBS in China is Ningbo Zhuoli Corporation, who has approximately 5% to 6% of this market.

Ningbo Dragon principal customers of Federal SBS and domestic SBS are cigarette factories and related printing factories that provide packaging supplies to the cigarette factories.

Hang Kong CCB

Hang Kong Cast Coated Board (“Hang Kong CCB”) is manufactured by Asia Pulp and Paper Group (“APP”).  The Hang Kong CCB we distribute is manufactured mainly in Indonesia.  Hang Kong CCB is made from paper pulp.  Hang Kong CCB is a packaging material that is white, smooth and glossy and is used as an external packaging material for products such as cigarette boxes, cosmetics, and wine.  Ningbo Dragon distributes Hang Kong CCB throughout East China and Southeast China.  Ningbo Dragon has been an agent of APP since 1998.  Ningbo Dragon is not an exclusive agent of APP.

The principal customers of Hang Kong CCB are mainly cigarette manufacturers, and facilities related to the manufacture of cigarettes.  Presently Ningbo Dragon distributes Hang Kong CCB mainly in the eastern regions of China.  Recently, Ningbo Dragon has commenced efforts to develop the market in South China and the Yunnan Province.  As a result of our efforts, Ningbo Dragon has established new customer relationships in the Hubei and Yunnan Provinces

Composite Paperboard

As a manufacturer, our main product is composite paperboard, manufactured by Yonglongxin.  Composite paperboard is manufactured using a combination of SBS, CCB, Polyethylene Terephthalate film (“PET film”), and holographic film.  PET film is a basic polymer used as a raw material in the manufacture of fiber, film, packaging containers, engineering resin and binder resins.  PET film and holographic film are a raw material used in the manufacture of composite paper board.  Yonglongxin imports PET film and holographic film from Taiwan Guangqun. Ningbo Dragon distributes the finished composite paperboard manufactured by Yonglongxin.  Ningbo Dragon distributes the composite paperboard to the transferring factories of composite paperboard and transfer paperboard.  These companies include Shanghai Cigarette Industry Printing Factory and Danyang Xinglian Corporation, each of whom accounted for over 10% and 11.05%, respectively, of our total revenues during our fiscal year ended June 30, 2006 and 10.03% and 11.16%, respectively, for the year ended June 30, 2005.

In the manufacturing process, which involves a series of compositions and coatings, the basic raw materials of SBS and CCB are transformed into various grades of composite paperboard.  Ningbo Dragon distributes the composite paperboard as a finished product employed as a packaging material for cigarettes, wine and cosmetics.  The composite paperboard is suitable for different printing equipments, including gravure printing and offset printing.

Composite paperboard is packaged and the transported by truck.  Trucking is provided by Shanghai Hongyuan Logistics Co., Ltd. and the cost is calculated according to the tons of freight.  While we ordinarily use the services of Shanghai Hongyuan Logistics Co., Ltd., we are free to use alternative trucking resources.  The logistics company bears the risk during the transportation.

Yonglongxin manufactures four primary types of composite paperboard:

▪       Golden or Silver paperboard
▪       Holographic paperboard
▪       Mirror-like paperboard
▪       Transferring paperboard

The various paperboards differ in thickness, sheen, color, and reflection providing a multitude of various grades.  Each form has a specific application for the end user.

Yonglongxin has operated the manufacturing facility for eight years.  Yonglongxin products have been certified with an ISO9000 certificate in July 2001.  Yonglongxin expects the grade quality of domestically manufactured cigarettes to improve, as the industry demands increased quality requirements.  This will in turn lead to heightened quality requirements for the composite paperboard.

Aging equipment and heightened quality requirements may impact our current market status.  Ningbo Dragon has applied $723,282 of the proceeds we received from our 2006 financings to upgrade equipment and technology of Ningbo Dragon as well as its subsidiaries.  While no assurances can be provided, this improvement should enhance Ningbo Dragons ability to effectively compete in the future.  We are planning to maintain our facilities to improve performance.

Yonglongxin has two principal competitors in this market: Xinglian Aluminum Limited Corporation, a subsidiary of Jiangsu Dare Group, and Shanghai Luxin Packaging Material Corporation.  Xinglian Aluminum Limited Corporation is estimated to have revenues of 8,860,000 in 2006).  The other competitor, Shanghai Luxin Packaging Material Corporation, has estimated revenues in excess of USD 12,500,000 in 2006.  These figures were derived from promotional materials issued by these companies.

“Zhong’ Hua” SBS

In recent years grades of solid bleached sulfate produced domestically in China have improved gradually.  As the grades of these products improve, cigarette manufacturers in China will be inclined to employ domestic SBS as a raw material packaging product.  The main attractions to employ domestic SBS are the reduced cost and the availability of domestic grades of product, as opposed to grades of SBS produced from international sources.  Ningbo Dragon has no plans to increase the sales of domestic products as management is uncertain of the market acceptance for this product.  Ningbo Dragon has begun to establish a relationship with Ningbo Zhong’ Hua Paper Co., Ltd. (“Zhong’ Hua”), a manufacturer of SBS in China.  In the event we determine SBS to be a viable product, our management believes that Zhong’ Hua will be able to provide a stable supply of SBS.  Presently, there is no agreement or contract with Zhong’ Hua.  Management does not expect to enter into a long term agreement.  As a commodity, the price of pulp and paper products tend to fluctuate as such long term agreements are not customary.  Management prefers to maintain a stable working relationship without having to commit to a set price.  Zhong Hua SBS accounted for approximately 5.3% of our total gross revenues for the year ended June 30, 2006.

Waterproof Art Paper

Waterproof art paper is used for tag printing in the beverage industry.  Presently there are not many quality alternatives to waterproof art paper manufactured in China.  Ningbo Dragon is seeking to establish an exclusive relationship as an agent of an international paper manufacturer. At present no such relationship has been established and there can be no assurances that such a relationship will be established in the future, or if established, that such relationship will result in profitability.

Current Product Mix

As of June 30, 2006, Federal SBS, Hang Kong CCB and composite paperboard account for approximately 6.4%, 60.2% and 22.8%, respectively, of our total annual revenues.

For the six months ended December 31, 2006 Federal SBS, Hang Kong  CCB, composite paperboard, and paper packaging for pharmaceutical materials account for approximately 5.3% 70%  16%, and 8.7% respectively, of our total  revenues.

Currently, our products are comprised of Federal SBS, SBS, CCB and composite paperboard.  Ningbo Dragon does not have any plan to discontinue these products.  Although sales of domestically produced SBS have gradually increased due to increased quality overall, the domestic products will not replace imported products in the near future.  We expect that customers will continue to demand the highest quality grades.  Furthermore, foreign manufacturers will seek to maintain their current market share despite competition from domestic manufacturers.  In response to increased demand, foreign manufacturers may offer incentives to customers in an effort to maintain their market share.  There can be no assurances that such incentives will be available in the future, or if available, that such incentives will result in improved margins.

Ningbo Dragon, through its subsidiary, Yonglongxin, manufactures composite board.  Ningbo Dragon has no plans to discontinue this product.  Ningbo Dragon is exploring new manufacturing methods to produce improved grades of composite paperboard in conjunction with its Research and Development Center.  Ningbo Dragon will seek to develop improved grades and market the improved grades to the cigarette packaging industry for use in premium grade cigarettes.

Sales and Marketing

Since inception, Ningbo Dragon has employed sales networks that interact directly with the client. Sales people are compensated via salary and do not earn sales commissions.  Ningbo Dragon advertises in trade publications and magazines.  Our sales network covers East China and South-East China including the city of Shanghai, as well as the following provinces; Anhui, Shandong, Jiangsu, Zhejiang, Fujian, Jiangxi, Hubei, and Yunnan.  Ningbo Dragon is making an effort to increase sales in Southern China.  Specifically, Ningbo Dragon is marketing SBS and CCB in the Southern regions of China.  Ningbo Dragon is exploring new forms of SBS produced domestically.  Domestic manufacturers have had success with new products such as Zhong' Hua SBS and a form of water-proof art paper.  Ningbo Dragon is seeking ways to incorporate these new products into its manufacturing base.  In the event Ningbo Dragon is successful with this effort, Ningbo Dragon will attempt to sell and distribute these new products using the existing sales network.

Ningbo Dragon markets Hang Kong CCB and domestically produced cast coated board through 4 channels;

1.	Media Promotions/Advertising
2.	Direct Sales
3.	Trade Publications
4.	Trade Conferences

Similar to our marketing efforts with Hang Kong CCB, Ningbo Dragon markets the various forms of composite paperboard through 4 channels:

1.	Media Promotions/Advertising
2.	Direct Sales
3.	Trade Publications
4.	Trade Conferences

Federal SBS and Hang Kong CCB are packaged in the Yonglongxin factory and shipped by vessel and transferred by train or truck after arriving at the destination port.  Trucking is provided by Shanghai Hongyuan Logistics Co., Ltd. and the cost is calculated according to the tons of freight.  The logistics company bears the risk during the transportation.

The Hang Kong CCB and Federal SBS imported for trading are stored in Shanghai by Shanghai Zhenxin Storage Co. Ltd.  The cost of storage is calculated based on the daily volume, plus the cost of unfolding the boxes, packing, and relocation within the warehouse.  Zhenxin has an insurance policy covering the value of the contents.  Additional raw materials for the production of composite paperboard are stored in a warehouse owned and operated by Yonglongxin.  The warehouse, located in Ningbo, is approximately 1,000 square meters.

Ningbo Dragon is making a conscious effort to increase the portion of sales from Yonglongxin.  Management believes this effort is both possible and reasonable, as Ningbo Dragon can control the price and maintain higher margins on products manufactured within the organization, which may result in increased financial benefits realized from output of the Yonglongxin factory.  As further support of this contention, it is noted that Yonglongxin operates a welfare factory in the Fuming County of the Zhang’ai Village in Ningbo.  Yonglongxin has been certified as a civil welfare company by the municipal government of Ningbo.  Civil welfare companies in China enjoy financial incentives including favorable tax status and value-added tax rebates.  While no assurances can be provided, management believes these incentives could result in reduced costs.

Suppliers

Ningbo Dragon distributes pulp and paper products within China.  Ningbo Dragon distributes Federal SBS obtained from International Paper Pacific Millennium Limited.  International Paper Pacific Millennium Limited acts as an agent in the Asia region for International Paper Company.  Federal SBS is manufactured by International Paper Company.  We obtain products which are manufactured by IP from International Paper Pacific Millennium Limited.  We are not an exclusive agent of International Paper Pacific Millennium Limited and we do not deal directly with IP.

Ningbo Dragon distributes Hang Kong Cast Coated Board (“Hang Kong CCB”) within China throughout East China and Southeast China.  Hang Kong CCB is manufactured by Asia Pulp and Paper Group (“APP”).  The Hang Kong CCB we distribute is manufactured mainly in Indonesia.  Hang Kong CCB, made from paper pulp, is a packaging material that is white, smooth and glossy used as an external packaging material for products such as cigarette boxes, cosmetics, and wine.  Ningbo Dragon has acted as an agent of APP since 1998.  Ningbo Dragon is not an exclusive agent of APP.

International Paper Company and Asia Pulp and Paper Group

Ningbo Dragon is a distributor in China of products manufactured by International Paper Company (“IP”) and Asia Pulp And Paper Group (“APP”).  International Paper Company and Asia Pulp and Paper Group are widely recognized within the pulp and paper industry for the quality and dependability of their products.  As a distributor of International Paper Company’s products and Asia Pulp and Paper Group products, Ningbo Dragon and its subsidiaries can leverage the inherent goodwill of both companies.  Ningbo Dragon believes both International Paper and Asia Pulp and Paper Group offer high quality and dependable products.

As a global leader in the paper, packaging, and wood products industry, IP supplies a wide range of goods that people rely on day in and day out.  As its name implies, IP is a global company, with operations spanning the Americas, Europe, Asia Pacific, and Australia.  IP sells paper, packaging products, building materials, and other products directly to end users and converters, as well as through resellers primarily in the United States, Europe, the Pacific Rim, and South America. 1

Ningbo Dragon imports Federal SBS from International Paper Pacific Millennium Limited (“IPPM”), an exclusive agent in Asia for International Paper Company, by issuing a letter of credit.

APP is one of the world's leading pulp and paper companies.  With current combined pulp, paper and packaging grades capacity of 6.9 million tons in Indonesia, it ranks number one in Asia, excluding Japan.  APP currently has manufacturing facilities in Indonesia and markets its products in more than 65 countries on six continents.  APP produces bleached hardwood pulp and a wide range of paper and packaging products.  The range extends from commodity-grade base paper to value added art paper, which includes cast coat paper, tissue, specialty papers, carbonless paper, stationery and office products.  APP's principal operations in Indonesia are of world-class standard, and most have been ISO 14001 and ISO9000 certified for diligent adherence to both environmental and quality management.2

Management believes the acquisitions of Yonglongxin and Dragon Packaging should support our efforts to increase manufacturing capacity internally.  In turn this increased capacity should serve to limit our dependence on foreign manufactured goods, while attaining a level of control on the quality, price and availability of our products.

Raw materials

The principal suppliers for the raw material components of composite paperboard are IP, APP and Taiwan Guangqun.  Ningbo Dragon has stable relationships with each of its suppliers.  Management believes Ningbo Dragon should continue to enjoy a productive relationship with its suppliers in the foreseeable future.

We have witnessed a slight increase in the general acceptance of raw materials produced within China.  While there are no industry statistics available to support our belief, in our estimation the general quality of solid bleached sulfate produced domestically in China has been improving gradually.  As a result, our management believes that domestic manufacturers in China have increased their use of SBS produced domestically as a raw material packaging product.  In our management’s opinion, the main attractions of domestic SBS are cost and availability.  While domestic grades of SBS are less expensive than forms of SBS imported from other countries, our management believes that domestic grades of SBS are easier to obtain than imported forms of SBS.

1 www.finance.yahoo.com
2www.asiapulppaper.com

Presently, Ningbo Dragon has no plans to increase sales of domestic SBS as management needs more data to ascertain the market acceptance for this product.  However, in the event we continue to witness an increase in the general acceptance for domestic products such as SBS, Ningbo Dragon may reevaluate its position to emphasize the use of domestic products as a raw material.  Ningbo Dragon estimates they could develop relationships with local manufacturers to obtain the products domestically.  For example, Ningbo Dragon has identified Ningbo Zhong’ Hua Paper Co., Ltd. (“Zhong’ Hua”), a manufacturer of SBS in China, as a potential supplier.  In the event that we determine it to be a viable product, management believes that Zhong’ Hua will be able to provide a stable supply of SBS.  Presently, there is no agreement or contract with Zhong’ Hua.

As of now, we do not perceive or expect any trends or uncertainties that are expected to have a material effect on our revenues, income from continuing operations or liquidity.

Manufacturing

The following is a general overview of the manufacturing process for the various grades of composite paperboard.  Yonglongxin is our manufacturing division, manufacturing the following grades: holographic paperboard, mirror-like paperboard, aluminum foil paperboard, pearl paperboard and transferring paperboard.  Machinery can be formatted to manufacture multiple forms of paper goods. As machinery is reset to manufacture different forms of paper, the machinery must be shut down temporarily halting production.  As set forth below, Yonglongxin operates as a civil welfare factory, under Chinese business regulations.  As such, Yonglongxin enjoys favorable tax status.  The factory operates two shifts per day, each shift requiring 14-15 workers.  Each shift has four machinists present for each product line.  The quality of the output is determined by the quality of the raw material, the machinery, and the experience of the machinists.  At each step the product is inspected by our internal quality control systems to ensure quality requirements.

The term “civil welfare factory” defines a factory which employs physically handicapped employees.  Companies which operate a recognized civil welfare factory are eligible to receive benefits such as tax incentives.  The Civil Administration Department is responsible to designate a facility as a civil welfare factory.  In order to be recognized as a civil welfare factory, at least 35% of the labor force must be comprised of physically handicapped employees including but not limited to blind, deaf, dumb, and limb disabilities.  Companies whose labor force consists of less than 50% handicapped employees are entitled to a partial or full tax refund.  Companies whose labor force consists of more than 50% handicapped employees are entitled to a full tax refund regardless of the performance of the operations.  The specific refund amount is determined by the Administration of Taxation of the respective provincial government.  Yonglongxin operates a civil welfare factory of which more than 50% of our staff is physically handicapped and as such has received approval from the respective authority in China to receive a full tax refund.

The manufacturing process while generally similar for various forms of paper incorporates the same machines for various forms of paper.  The different forms of paper are produced using various amounts of raw materials combined at altering stages and then treated in different manners. In a simplified description, the manufacturing process involves a series of processes including transfer and preparation of film, gelatinization of the film, compounding, drying, cooling, and coating. Additional forms of paper products are derived if shades of the original film are separated, then dried and allowed to cool, creating a new finished product.  Varying the time and order for each process, additional forms of paper products can be derived from the same machinery. The amounts and types of raw materials will alter the output of the finished product.

We have made efforts to update and grow our manufacturing base.  The acquisitions of Yonglongxin and Dragon Packaging should support our efforts to increase manufacturing capacity.  The proceeds derived from our 2006 private offerings have provided resources allowing us to update facilities with new machinery and additional production lines.  We would like to decrease our dependence on foreign manufacturing.  In the event we can establish a solid manufacturing presence, offering products of similar quality, we will alleviate our dependence on foreign manufacturers. In addition, we may realize reduced costs by developing our own manufacturing operations.

We believe we can more readily control costs if we can increase our manufacturing capacity. We have made efforts to update and grow our manufacturing base.  The acquisition of Yonglongxin is our initial step in this direction.  Growing our manufacturing base should limit our dependence on foreign manufactured goods, while attaining a level of control on both the price and availability of our products.  If we can increase manufacturing capacity, we will be less dependent on external sources of pulp and paper products and our dependence on foreign manufacturers.  This independence could lead to shorter delivery times to customers as well as tighter control and/or reduction of costs. There can be no assurances that we will be successful in either endeavor.

Composite Paperboard Manufacturing Process

1.	Using the laminating and coating machines, aluminum foil, PET membrane, and holographic membrane are combined and coated with glue, pressed and then laminated with SBS or CCB,
2.	One surface of the membrane is coated again, then dried by the drier and wound into rolls of paper
3.	Using a computerized slitting machine, rolls of paper are then cut into sheets based on specifications from customer
4.	The paper is placed again on the computerized slitting machine and trimmed further based on customer specifications

Transferring Paperboard Manufacturing Process

1.	Using a composite coating machine, the transferring membrane is coated with glue and pressed with either SBS or CCB, then laminated heavily
2.	The transferring membrane is run through a drying machine
3.	Once dry, a bottom layer of the membrane is peeled off
4.	The transferring membrane is coated again, run through the drying machine, and wound into rolls of paper
5.	Using a computerized slitting machine, rolls of paper are then cut into sheets based on specifications from customer
6.	The paper is placed again on the computerized slitting machine and the sheets of paper are trimmed further based on customer specifications

We have established an internal research and development program with the acquisition of Yonglongxin and the Research & Development Center.  This research and development program could lead to the creation of new innovative products.  New innovative products could command a higher profit margin in the industry.  However, there is no guarantee that the program will generate new products and there can be no assurances that any new products will receive a favorable reception in the industry.

Industry Background

The global paper market remains a growth industry. Management believes that China represents a significant opportunity due the lack of supply and rapidly growing demand.  From 1991 to 2002, the consumption of paper and paper board grew at 8.94% and 9.57% annually in China, respectively.  As of the date of this report, the production and consumption volume of paper and paper board in China is only second to the United States in the world.  Due to the growing demand within China and support from national policy, this industry has been expanding since 2004.  From 2004 to 2006, the consumption of paper increased by 20,000,000 tons.  It is estimated that the demand for paper and paper related products will be at 14-15% per year. 3

National imports to the PRC account for approximately 16.5% of the total consumption in China in 2006.  Currently the supply structure of the paper industry in China is insufficient as compared with the national demand.  Approximately 80% of domestic production capacity is middle and low end paper.  This category of the national paper industry experiences significant competition which represent low margins to the manufacturer.  However, high quality application of paper products depend on imported products.  Our focus is to capitalize on this dearth of supply.  Our intent is to capture a share of the national market by manufacturing a premium quality product.  There is a supply gap in the high-end paper market, causing high margins and relatively little competition.  We intend to expand upon our tradition of customer satisfaction in the premium grade area of the market; as this represents an opportunity for improved profit margins.

Competition

The pulp and paper industry is highly competitive and includes both small companies as well as large, diversified firms.  Many of our competitors possess greater financial, technical and marketing capabilities than us.  The industry is not dominated by any one firm.

The principal competitor for SBS and CCB products is Ningbo Zhuoli Corporation.

There are three principal competitors for our composite paperboard product, including Xinglian Aluminum Foil Limited Corporation, a subsidiary of Jiangsu Dare Group, Nanjing Gold Foil Corporation and Shanghai Lvxin Packaging Corporation.

While no assurances can be provided, management seeks to emerge as a market leader in all our product categories.  However, a large number of established and well financed entities are active in our industry.  Nearly all such entities have financial resources, technical expertise and managerial capabilities similar to ours and, consequently, we expect that our industry will remain very competitive in the foreseeable future.

Ningbo Dragon faces competition in a number of areas.  It has been an agent for IPPM in the distribution of IP products on a non exclusive basis since 1994.  Although non-exclusive in nature, management believes that we have developed a stable relationship with IPPM and this relationship places Ningbo Dragon in a favorable position among other domestic agents of Federal SBS.  Global agents for pulp and paper products may have difficulty securing a relationship with a company such as International Paper Company.  Although IPPM is determined and willing to enlist the services of local agents, these relationships take time to develop.  There are challenges in obtaining the confidence of a reputable company such as IPPM.  As such it will be difficult for new local agents to emerge and establish a relationship with IPPM in the near future.  However, competition is strong and local agents continue to seek a relationship with IPPM, especially due to the quality if its products.  Furthermore, IP may decide to develop an internal sales and distribution network in China.  We do not feel this event will occur, as the process will be very costly and time consuming.

3 http://www.bisenet.com/Article/200703/24942.html

We have witnessed a slight increase in the general acceptance of raw materials produced within China.  While there are no industry statistics available to support our belief, in our estimation the general quality of solid bleached sulfate produced domestically in China has been improving gradually..  As a result, domestic manufacturers in China have increased their use of SBS produced domestically as a raw material packaging product.  The main attractions of domestic SBS are cost and availability.  While domestic grades of SBS are less expensive than forms of SBS imported from other countries, domestic grades of SBS are easier to obtain than imported forms of SBS.

Presently, Ningbo Dragon has no plans to increase sales of domestic SBS as management needs more data to ascertain the market acceptance for this product.  However, in the event we continue to witness an increase in the general acceptance for domestic products such as SBS, Ningbo Dragon may reevaluate its position to emphasize the use of domestic products as a raw material.  Ningbo Dragon estimates they could develop relationships with local manufacturers to obtain the products domestically.  For example, Ningbo Dragon has identified Ningbo Zhong’ Hua Paper Co., Ltd. (“Zhong’ Hua”), a manufacturer of SBS in China, as a potential supplier.  In the event that we determine it to be a viable product, management believes that Zhong’ Hua will be able to provide a stable supply of SBS.  Presently, there is no agreement or contract with Zhong’ Hua.

As of now, we do not perceive or expect any trends or uncertainties that are expected to have a material effect on our revenues, income from continuing operations or liquidity.

In the future the quality of SBS manufactured domestically should improve.  Management seeks to expand our position in this product category by: (i) expanding our manufacturing base to incorporate our own form of a high quality SBS manufactured in China; and (ii) establishing additional relationships with domestic manufacturer of a high quality SBS.  The main competitor for SBS is Ningbo Zhuoli Corporation, who has approximately 5% to 6% of this market.

Ningbo Dragon has been an agent of APP since 1998.  Although it is not an exclusive agent, it has established a stable relationship with APP.  Management believes this relationship places us in a favorable position among other domestic agents of Hang Kong CCB.  We believe that global agents for pulp and paper products may have difficulty securing a relationship with a company such as Asia Pulp and Paper (“APP”).  Although APP is determined and willing to enlist the services of local agents, these relationships take time to develop.  There are challenges in obtaining the confidence of a reputable company such as APP.  As such it may be difficult for new local agents to emerge and establish a relationship with APP in the near future.  However, competition is strong and local agents continue to seek a relationship with APP, especially due to the quality if its products.  Our main competitor in this product category is Ningbo Zhuoli Corporation, whose annual sales amount is approximately 3,000 tons.

Yonglongxin manufactures various grades of composite paperboard.  Yonglongxin has two principal competitors in this market: Xinglian Aluminum Limited Corporation, a subsidiary of Jiangsu Dare Group and Shanghai Luxin Packaging Material Corporation.

Aging equipment and heightened quality requirements may impact our current market status.  Ningbo Dragon has applied $723,282 of the proceeds received from private offerings to upgrade equipment and technology.  While no assurances can be provided, this improvement should enhance our ability to effectively compete.

Yonglongxin has two principal competitors in this market: Xinglian Aluminum Limited Corporation, a subsidiary of Jiangsu Dare Group and Shanghai Luxin Packaging Material Corporation.

The major competitors in the pharmaceutical packaging industry in China are Shanghai HaiShun Packaging Material Co., Ltd. with a manufacturing capacity of 180 tons per year; and Shantou Beihai Packaging Material Co., Ltd., with a manufacturing capacity of 240 tons per year.

Dangyang Xinglian Aluminum Limited Corporation and Shanghai Luxin Packing Material Corporation are our major competitors on compound paper products.

According to the website www.luxinevotech.com, Shanghai Luxin Packing Material Corporation has generated comprehensive revenues of $44,923,033 (RMB 340,000,000, ratio $1:RMB 7.5685) in 2006.

According to the website www.woyaochaogu.com, Dangyang Xinglian Aluminum Limited Corporation, a subsidiary of Jiangsu Dare Group has revenues of $43,886,910 (RMB 332,158,100;  ratio $1:RMB 7.5685) from comprehensive products including compound paper, internal liner, transition card, etc.

Please bear in mind while these figures are published on the websites, these figures have not been validated by direct confirmation by the respective company.  Each of these entities, offer different product lines as compared to our product offerings.

Our President and Chairman, David Wu has operated in a variety of capacities within the pulp and paper industry on China for nearly two decades.  This experience has served as an advantage to us.

Ningbo Dragon and its subsidiaries have established a distribution network, giving us the advantage of reaching a large amount of customers over a vast region.

We consider our products to be diverse, allowing us the advantage of attracting a broad customer base.

As incentive we generally offer customers relatively longer payment terms than our competitors. Depending on the product category, the credit period is between 90-120 days as opposed to our competitors, who traditionally extend payment terms of 90 days.

We also believe that we exhibit quick delivery of products and we dedicate significant resources to our technical and customer support.  This dedication to customer service helps differentiate us from our competition.

Research and Development

Research and development costs are expensed as incurred and amounted to $ 1,773 and $0 for the fiscal years ended June 30, 2006 and 2005, respectively, and are included in general and administrative expenses on the accompanying statements of operations.  Research and development costs are incurred on a project specific basis.

Patents and Trademarks

Presently we do not have any patents.  Our subsidiary, Shanghai JinKui Packaging Material Co., Ltd., has filed patent application covering various manufacturing processes or technologies.  If our competitors independently develop manufacturing processes or technologies that are substantially equivalent or superior to our processes, the resulting increased competition could reduce the demand for our products.  While we seek to protect our manufacturing processes and technologies through contractual obligations, including nondisclosure agreements with parties outside the PRC, and pending patents, we are not a party to any confidentiality agreements with our employees or third parties in the PRC.  There can be no assurance, as to the degree of protection, that these contractual measures may potential afford us or will afford us.  If these contractual measures fail to protect the integrity of our manufacturing processes or technologies, any advantage potentially afforded by those manufacturing processes or technologies would be negated.

Shanghai JinKui Packaging Material Co., Ltd. filed a patent with the People’s Republic of China Intellectual Property Bureau in March 2006 for two new manufacturing patents and two new invention patents. As is customary in the PRC, companies couple their intellectual property patent submissions based on two different criteria, one being an invention patent and the other being a manufacturing patent.  Typically, the approval process for manufacturing patent applications is a minimum of twelve months, and the approval process for technological or invention patent applications can take as long as 24 months.  Below are the applications submitted by JinKui.

Multiple Layers Aluminum blister packing chip applied in March 2006.
▪       Manufacturing patent application number: 200610049813.5
▪       Technology/Invention patent application number: 200620101646.9

Multiple Layers Aluminum blister packing foil applied in March 2006.
▪       Manufacturing patent application number: 200610049812.0
▪       Technology/Invention patent application number: 200620101648.9

Employees

As of August 10, 2007, we employed the following:

No. of
Function	Employees

Management and administration	34
Manufacturing, including quality control, and production	84
Research and development	6
Sales and marketing	21
Purchasing	2
Accounting	4
Logistics and technical	10
Total	161

All employees are primarily based in Ningbo, Hangzhou and Shanghai, China while some managerial and sales staff occasionally work in other Chinese cities or overseas for different projects. Each full-time Chinese employee is a member of a local trade union.  Labor relations have remained positive and we have not had any employee strikes or major labor disputes.  Unlike trade union in Western countries, trade unions in most parts of China are organizations mobilized jointly by the government and the management of the corporation.

Recent Events

On March 28, 2007, Dragon International Group Corp. along with its subsidiaries including Ningbo Dragon International Trade Co., Ltd., Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd., Hangzhou Yongxin Paper Co., Ltd., and Ningbo Dragon Packaging Technology Co., Ltd. moved to the newly completed facility located at No. 201, Guangyuan Road, District C, Investment Pioneering Park Jiangbei, Ningbo, China 315033.  The telephone number at this location is 86-574-83070703.

Ningbo Dragon owns the new facility.  Ningbo Dragon invested approximately $1.3 million to construct the new facility.  This facility consists of a total of 91,000 square feet consisting of approximately 20,000 square feet of office space, approximately 17,000 square feet of warehouse space; approximately 40,000 square feet for manufacturing, and approximately 14,400 square feet utilized as a dormitory for Ningbo Dragon’s employees.

On January 16, 2007, Dragon Nevada entered into an agreement whereby it agreed to purchase fifty-one (51%) percent of the issued and outstanding common stock of Wellton International Fiber Corp., a corporation organized under the laws of the British Virgin Islands.  On June 29, 2007, the parties to this first agreement executed an agreement on substantially the same terms which served to finalize the terms of the transaction. Under the final agreement, Dragon Nevada acquired 51% of Wellton in exchange for 51% of the value of the net tangible assets of Wellton as stated on the unaudited financial statements as of March 31, 2007. On June 29, 2007 the acquisition closed; Dragon Nevada acquired 51% of the issued and outstanding common stock of Wellton in exchange for an aggregate of 8,186,029 shares of Dragon Nevada’s common stock, valued at $573,022 in the aggregate.  Following the closing, York Smooth, Ltd., a limited liability company organized under the laws of China, retains a 49% equity interest in Wellton.

On March 12, 2007 Shanghai JinKui entered into a purchase contract with Hunan Prince Milk Group.  Under the terms of the purchase contract Hunan Prince Milk Group will purchase 500 tons of food packaging aluminum compound paper for a total purchase price of $2,300,000.  The purchase contract is for a term of one year.  Hunan Prince Milk Group will purchase double layer, food packaging aluminum compound paper, developed by JinKui.

Wellton International Fiber Corp. (“Wellton”)

Wellton International Fiber Corp. was created in February 2002 as a company organized under the laws of the British Virgin Islands (Wellton”, or “WIF”).  Wellton operates as an agent of pulp and related paper products.  We act as an agent and supplier for two categories of goods: paper pulp and waste paper.  Primarily, Wellton customers are manufacturers of paper and related products.  Ordinarily Wellton customers will utilize the services of Wellton to purchase both paper pulp and waste paper.  Wellton services a diverse customer base; no customer represents more than 10% of our revenues.

Wellton primarily distributes two products; paper pulp and waste paper.  The majority of Wellton’s customers purchase both products using the services of Wellton.  Paper pulp and waste paper are raw materials used to manufacture paper related products such as packaging products, office paper and other paper related products.

Mr. Kung Ming Kuo, the General Manager of Wellton joined Wellton International Fiber Corp in February 2002 as general manager.  Prior to joining Wellton International Fiber Corp, Mr. Kuo was employed by Pacific Millennium Paper Company from January 1992 thru January 2002 as our general manager.  Mr. Kuo has 15 years of experience in the paper and pulp industry.  Mr. Kuo graduated from Taiwan Marine & Oceanic University in June 1974.

Operations of Wellton

Wellton, a BVI company, has one employee, Kung Ming (“Eric”) Kuo.  Mr. Kuo will act as our general manager, supervising the operation of third party vendors for sales and administration.  Wellton utilizes the services of third parties to conduct its business operations in China.  Wellton utilizes Woodland Paper Agency Co., Ltd. for administrative functions such as invoicing, collections, letter of credits, and logistics.  Wellton utilizes the services of WeiDeng Shanghai Paper Agency Co., Ltd for sales related efforts.  Mr. Kuo operates from the offices of WeiDeng and Woodland spending approximately 75% of his time at WeiDeng and 25% of his time at Woodland.  Mr. Kuo monitors the performance of both Woodland and WeiDeng.

Woodland Paper Agency Co., Ltd.

Woodland Paper Agency Co., Ltd., a Chinese limited liability company, was formed in April 2002, (“Woodland”).  Woodland is located in Hong Kong.  Woodland performs administrative functions such as L/C processing, bookkeeping, logistics and documentation.  Wellton pays a fixed monthly fee of $10,000 as an agency fee ($120,000/year) and a management fee of $8,000 a year to Woodland.  Woodland is owned by Rebecca Chung and Jeffrey Ho, with Ms. Chung holding a 90% ownership interest and Mr. Jeffery Ho holding a 10% ownership interest.  Rebecca Chung and Jeffrey Ho are not shareholders or employees of Wellton.  Woodland has three employees; Rebecca Chung, Jeffrey Ho, and an administrative assistant.  Mr. Kuo spends approximately 75% of his time at Woodland locations to monitor the activities of Woodland as they relate to Wellton,

WeiDeng Shanghai Paper Agency Co., Ltd.

WeiDeng Shanghai Paper Agency Co., Ltd., a Chinese limited liability company, was founded on February 16, 2002 by Mr. Ming Xu (“WeiDeng”).  WeiDeng acts as a sales agent for pulp and related paper products in China.  WeiDeng acts as the primary sales agent for Wellton.  Mr. Kuo monitors the activities of WeiDeng.  WeiDeng has eleven fulltime salespeople.  Wellton pays WeiDeng a fixed sales agency fee of $240,000.

Government Regulation

Management believes that our operations are conducted in compliance with all of the applicable regulations of the national, provincial, and local agencies that impact our operations.

PRC legal system

Since 1979, many laws and regulations addressing economic matters in general have been promulgated in the PRC.  Despite development of its legal system, the PRC does not have a comprehensive system of laws.  In addition, enforcement of existing laws may be uncertain and sporadic, and implementation and interpretation thereof inconsistent.  The PRC judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation.  Even where adequate law exists in the PRC, it may be difficult to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction.  The PRC's legal system is based on written statutes and, therefore, decided legal cases are without binding legal effect, although they are often followed by judges as guidance.  The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes.  As the PRC legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors.  The trend of legislation over the past 20 years has, however, significantly enhanced the protection afforded foreign investors in enterprises in the PRC.  However, there can be no assurance that changes in such legislation or interpretation thereof will not have an adverse effect upon our business operations or prospects.

Economic Reform Issues

Since 1979, the Chinese government has reformed its economic systems.  Because many reforms are unprecedented or experimental, they are expected to be refined and improved.  Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures.  We cannot predict if this refining and readjustment process may negatively affect our operations in future periods.

Over the last few years, China's economy has registered a high growth rate.  Recently, there have been indications that rates of inflation have increased.  In response, the Chinese government recently has taken measures to curb this excessively expansive economy.  These measures have included devaluations of the Chinese currency, the RMB, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its Japanese and Korean customers, and limited re-centralization of the approval process for purchases of some foreign products.  These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy.  The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

To date reforms to China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

History

Ningbo Anxin International Trade Co., Ltd. was formed on August 29, 1997 (“Ningbo Anxin”).  On July 7, 2005 Ningbo Anxin changed its name to Ningbo Dragon International Trade Co., Ltd. (“Ningbo Dragon”).

On November 8, 1999 Ningbo Dragon formed Ningbo City Jiangdong Yonglongxin Special paper Co., Ltd. as a wholly owned subsidiary.  (“Yonglongxin”)  Yonglongxin is a manufacturer of specialty paperboard products.  It operates a factory in Fuming County of the Zhang’ai Village in Ningbo, China

On June 21, 2004 Dragon International Group Corporation, (“Dragon Florida”) was created as a Florida corporation.

On June 21, 2004 Dragon Florida entered into a stock purchase agreement to acquire a 70% interest in Ningbo Dragon International Trade Co., Ltd.  Under the terms of the stock purchase agreement Dragon Florida issued 8,000,000 shares of common stock to Taiyuan Fend, a 70% shareholder of Ningbo Dragon in exchange for or certificates representing a 30% interest in Ningbo Dragon.  As a result Ningbo Dragon and its wholly owned subsidiary Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”) are subsidiaries of Dragon Florida.

On October 4, 2004 Retail Highway.com, Inc. entered into a merger agreement to acquire a 100% interest in Dragon Florida.  Under the terms of the merger agreement Retail Highway.com, Inc. issued 24,625,000 shares of common stock in exchange for 8,000,000 shares of common stock of Dragon Florida to shareholders of Dragon Florida as designated by shareholders of Dragon Florida.

The merger agreement has been accounted for as a reverse acquisition under the purchase method for business combinations.  Accordingly, the combination of the two companies is recorded as a recapitalization of Dragon Florida, pursuant to which Ningbo Dragon is treated as the continuing entity.  We accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations.  For financial accounting purposes, the merger has been treated as a recapitalization of Dragon Nevada with the former shareholders of the Dragon Nevada retaining 1,280,234 shares of common stock, or approximately 5%.  Furthermore, Dragon Nevada’s prior management resigned their respective positions and were replaced by management of Dragon Florida.  In connection with the Merger, Dragon Nevada undertook a reverse stock split of its common stock, whereby one (1) share of common stock was issued in exchange for every eight (8) shares of common stock outstanding immediately prior to October 4, 2004, the effective date.  All share and per-share information included in this report has been presented to reflect this reverse stock split.

On October 4, 2004, we changed our name to Dragon International Group Corp. a Nevada corporation, (“Dragon Nevada”).

On December 31, 2004 Dragon Nevada entered into a stock purchase agreement to acquire the remaining 30% of Ningbo Dragon International Trade Co., Ltd.  Under the terms of the stock purchase agreement, on December 31, 2004 we issued 4,000,000 shares of common stock to Shun Li Shi, the remaining shareholder of Ningbo Dragon in exchange for certificates representing a 30% interest in Ningbo Dragon.  We relied upon the Securities Act of 1933, as amended, to issue these securities.

We accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations.  For financial accounting purposes, the issuance of these shares was treated as part of the recapitalization of Dragon Nevada and valued at par value.  The acquisition of Ningbo Dragon by Ningbo Florida has been accounted for as a reverse acquisition under the purchase method for business combinations.  Accordingly, the combination of the two companies is recorded as a recapitalization of Dragon Florida, and ultimately Dragon Nevada, pursuant to which Ningbo Dragon is treated as the continuing entity.

On July 1, 2005, Dragon Nevada, Ningbo Dragon, Hangzhou Yongxin Paper Co., Ltd. and Zhongmin Yang, sole shareholder of Yongxin entered into a stock purchase agreement pursuant to which Ningbo Dragon would acquire a 60% interest in Hangzhou Yongxin Paper Co., Ltd.  Hangzhou Yongxin Paper Co., Ltd. was created on March 28, 2003.  Yongxin manufactures, sells and distributes cigarette packing materials.  Prior to the acquisition, Yongxin was a direct competitor with Yonglongxin.  Yongxin’s underlying business had stalled mainly due a lack of working capital.  Management believes we can improve productivity at the Yongxin operation while eliminating a portion of general and administrative expenses through consolidation with our current operations.  Under the terms of the stock purchase agreement Dragon Nevada issued 1,000,000 shares of common stock in exchange for certificates of common stock representing a 60% interest in Yongxin.  As a result Ningbo Dragon holds a 60% ownership interest in Yongxin.  Of these shares, 900,000 were issued to Zhiyuan Zhang , 50,000 shares were issued to Zhongmin Yang and 50,000 shares were issued to Bing Yu.  We relied upon the exemption from registration afforded by Regulation S and Section 4/2, as applicable, promulgated under the Securities Act of 1933, as amended, to issue these securities.

We accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141.  On the date of acquisition, the fair value of net assets exceeded the purchase price by $322,192.  The excess had been applied to an intangible asset – categorized as marketing-related intangible assets and customer-related intangible assets, and is being amortized over five years on a straight - line basis, which was the time frame that our management was able to project forward for future revenue.  Total amortization expense for the year ended June 30, 2006 was $65,272.

On August 1, 2005 Ningbo Dragon, Xianyang Naite Research and Development Center, and Daiyuan Yu, the sole shareholder of Xianyang Naite Research and Development Center, entered into a stock purchase agreement pursuant to which Ningbo Dragon would acquire a 100% interest in Xianyang Naite Research and Development Center.  Under the terms of the stock purchase agreement, Dragon Nevada issued 500,000 shares of common stock, and Ningbo Dragon paid $25,000 in exchange for certificates representing a 100% interest in Xianyang Naite Research and Development Center.  Of these shares 200,000 were issued to Xuelan Liu and 300,000 were issued to Yuhuafeng Shao.  We relied upon the exemption from registration provided by Regulation S to issue these shares.

We accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations.  The fair value of the common stock issued was based on the $.28 quoted trading price of the common stock on the acquisition date and amounted to $140,000.  We accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141.  On the date of acquisition, the fair value of net assets exceeded the purchase price by $163,928.  The excess had been applied to an intangible asset – categorized as technology-based intangible assets, and is being amortized over five years on a straight - line basis, which was the time frame that our management was able to project benefits for this research and development center.  Total amortization expense for the year ended June 30, 2006 was $33,210.

Ningbo Dragon acquired 100% of Dragon Packaging on June 1, 2005.  Dragon Packaging, established in August 2002, is located in Ningbo, China, in close proximity to the headquarters of Ningbo Dragon.  At the time of acquisition Dragon Packaging was winding down operations due to low profitability.  The main assets of Dragon Packaging were comprised of land use rights.  The land use rights owned by Dragon Packaging have a value of $2,494,247.  Under the terms of the agreement Ningbo Dragon assumed land use rights of $2,494,247, other assets of $1,306,588, and debt of $1,007,329.  The other assets of $1,306, 588 consisted of Cash, prepaid expenses, other receivables, fixed assets and deferred assets.  At the time of the acquisitions we held a due from related party of $2,793,506.  We acquired Dragon packaging in exchange for the waiver of the $2,793,506 owed to us.  As a result Dragon Packaging is a wholly owned subsidiary of Ningbo Dragon.

On the land acquired in the agreement with Dragon Packaging, Ningbo Dragon constructed a new 91,000 square foot manufacturing facility.

On August 1, 2006 Ningbo XinYi Paper Product Industrial Co., Ltd. changed its name to Ningbo Dragon Packaging Technology Co., Ltd., (“Dragon Packaging”).

We accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141.  On the date of acquisition, the fair value of net assets was equal to the purchase price.

On June 30, 2006, the Dragon Nevada acquired the Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”).  JinKui, established April 13, 2004, is located in Shanghai, China and is a manufacturer of packaging materials for the pharmaceutical and food industry.  It manufactures a series of blister packs that are employed in the packaging of pharmaceutical products.  JinKui has received the Good Manufacture Practice (GMP) status from the Chinese State Food and Drug Administration (SFDA) and ISO9000 Quality Assurance System.  We issued 8,095,574 shares of our common stock, based on the fair value of each share at $0.141 per share, equaling the $1,141,476 equity of JinKui on the date of acquisition.  We accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations.

Sale of Operations

           We sold the operations of two of our divisions in April 2005.  We will continue to operate the underlying business of each entity from the headquarters located in Ningbo.  The two divisions which were sold are Shanghai An’ Hong Paper Co., Ltd., ("An’ Hong") and Ningbo Long' An Industry and Trade Co., Ltd. ("Long' An").  The remote operations were established as additional offices in Shanghai in an effort to improve client relations and extend the brand awareness of our products and services throughout China.  Unfortunately the cost of the additional offices proved too costly.  We will service the clients of An’ Hong and Long’ An from our headquarters in Ningbo.  The fixed assets, office equipment and entities were sold to Shanghai DIJI Investment Management Company.

Shanghai An’ Hong Paper Co. Ltd, ("An’ Hong")

We established Shanghai An’ Hong Paper Co., Ltd., ("An’ Hong") in April 2001.  An’ Hong was established in an effort to provide better customer service to clients in the Shanghai region.  Management estimated that with the An’ Hong operation, our representatives would develop stronger business relationships with paper manufacturing facilities in the Shanghai region.  Unfortunately the additional expense associated with the An’ Hong operation exceeded the incremental revenues of the Shanghai operation.  Furthermore, expenses associated with the Shanghai operation were expected to increase substantially.  This issue was exacerbated by the incremental tax liabilities of the Shanghai operation.  An’ Hong is taxed on gross revenues; in turn despite the decreased net contribution of the Shanghai operation, the tax cost remained constant.

Management believes we can continue to service customers of An’ Hong from the headquarters in Ningbo.  With advances in technology and improved transportation, our representatives should continue to forge strong relationships with customers in the Shanghai region.

Ningbo Long' An Industry and Trade Co. Ltd. ("Long' An")

We established Ningbo Long' An Industry and Trade Co. Ltd. (“Long’ An”) in September 2002.  Long’ An was established as a new division to develop international trade opportunities.  Management created the operations in an effort to create a presence in Shanghai and capture a share of the growing import/export market of China.  However the effort to create an individual brand identity in international trade proved too costly.  We determined we could leverage resources of established import/export operations in China.

We sold the assets of Shanghai An’ Hong Paper Co., Ltd., and Ningbo Long' An Industry and Trade Co., Ltd. to Shanghai DIJI Investment Management Company in April 2005.  In April 2005 we sold the assets of An’ Hong to Shanghai DIJI Investment Management Company for $208,031.  At the time of sale, An’ Hong held net assets of $222,276.  As a result we incurred a loss of $14,245 on the sale.  In April 2005 we sold the assets of Long’ An to Shanghai Diji Investment Management Company for $154,738.  At the time of sale, Long’ An held net assets of $86,067.  As a result we recognized a gain of $68,671 on the sale.  As a result we recognized a combined gain of $54,426 on the discontinued operations of An’ Hong and Long’ An.

The table below summarizes the discontinued operations of An’ Hong and Long’ An.

	An' Hong	Long' An	Total

Sales Price	$208,031	$154,738	$362,769
Net Assets	$222,276	$86,067	$308,343
Gain/Loss	$(14,245)	$68,671	$54,426

Property

Our headquarters are located at No. 201 Guangyuan Road, District C, Investment Pioneering Park Jiangbei, Ningbo, China 315033.

On March 28, 2007, Dragon International Group Corp. along with its subsidiaries including Ningbo Dragon International Trade Co., Ltd., Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd., Hangzhou Yongxin Paper Co., Ltd., and Ningbo Dragon Packaging Technology Co., Ltd. moved to the newly completed facility located at No. 201, Guangyuan Road, District C, Investment Pioneering Park Jiangbei, Ningbo, China 315033.  The telephone number at this location is 86-574-83070703.

Ningbo Dragon operates a new 91,000 sq. foot manufacturing facility.  Ningbo Dragon invested approximately $1,035,326 to construct the new facility.  This facility consists of approximately 20,000 square feet of office space, approximately 17,000 square feet of warehouse space; approximately 40,000 square feet for manufacturing, and approximately 14,400 square feet utilized as a dormitory for Ningbo Dragon’s employees.  At the facility Ningbo Dragon manufactures an assortment of paper products and packaging materials.   The production capacity is approximately 300 metric tons per month.  At present, the actual monthly production is approximately 150 metric tons.

JinKui operates in the pharmaceutical product packaging industry.  JinKui operates a 12,700 square foot manufacturing facility.  JinKui manufactures a variety of blister packs.  JinKui is a manufacturer of packaging materials for the pharmaceutical and food industry.  It manufactures a series of blister packs that are employed in the packaging of pharmaceutical products.  The type of blister pack employed in the packaging process is dependent on the product to be packaged.  Various products are impacted by heat, light, moisture, and air.  These influences can alter the product and decrease the shelf life.  JinKui manufactures various products that offer various levels of protection against these influences.  The production capacity is approximately 50 metric tons per month.  At present, the actual monthly production is approximately 25 metric tons per month.  JinKui conducts its business at No.1555 Hengnan Road, Pujiang High-tech Park, Shanghai, China, 201114.  JinKui operates a 12,700 square foot manufacturing facility.  In 2005, JinKui received Good Manufacture Practice (GMP) certification from the Chinese State Food and Drug Administration (SFDA), as well a ISO9000 Quality Assurance System.  JinKui’s facilities include a GMP certified lab and production plant.  The plant has one printing machine, one assembly machine, and one cutting machine.  The warehouse has the capability to store raw materials as well as finished products.  The lease on this property commenced on March 10, 2004 and extends through March 9, 2014, and our landlord is Shanghai Shenfa Mechanical Manufacturing Company a 29,868 sq. ft facility, including a building which is 19,428 square feet and the adjacent ground floor which is 10,440 square feet.  From March 2004 through February 2007, the annual rent was $48,129 (RMB 363,900) per year.  From March 2007 through February 2010, the annual rent increased to $51,977 (RMB 393,000).  From March 2010 through February 2012, the annual rent is expected to increase to $56,712 (RMB 428,800).  From March 2012 until the expiration of the lease the annual rent will remain constant at $62,383 (RMB 471,680).

We neither own nor lease any other properties, either real or personal.  We believe our leases are on terms competitive with similar locations in the respective areas.  We also believe the facilities are adequate for our needs at this time.

Consultant

On February 15, 2006, we entered into a one year financial advisory and investment banking agreement with Skyebanc, Inc. as our non exclusive financial advisor.  In connection with this consulting agreement, we issued warrants to purchase 500,000 shares of our common stock at an exercise price of $.15 per share.  The warrants expire on February 15, 2011.

Under the terms of the agreement with Skyebanc, Inc. as our non exclusive financial advisor, Skyebanc, Inc. was to render financial and other general advice as an investment banker with a specific focus on business development, including, advice relating to capital structure, cost of capital, general business strategic planning, competitive landscape and general industry issues, with a view toward maximizing shareholder value.  This agreement did not cover transactions, if any, nor did it address financing in the public or private markets.  These services, if requested, shall be subject to a separate agreement and were expressly not addressed in this agreement.

On January 15, 2007 we entered into a finder agreement with Skyebanc.  As compensation for services related to our January 2007 private placement we paid a finder fee of $5,500 and granted common stock purchase warrants to purchase 111,112 shares of common stock exercisable at $.125 per share for a period of five years.

U.S. Advisor

In January 2006 we entered into a three year agreement with China Direct Investments, Inc.  Under the terms of the current agreement, China Direct Investments has been engaged to provide support to us in a variety of areas, including general business consulting, translation services, management of professional resources, identification of potential acquisition targets and investment sources, development of marketing plans and coordination of our public disclosure.  As compensation for its services, we issued China Direct Investments, Inc. an aggregate of 6,000,000 shares of common stock and common stock purchase warrants to purchase 4,700,000 shares exercisable at $.15 per share for a period of 5 years.  The agreement may be terminated by either party upon 30 days notice.  As of December 31, 2006, we have issued all of the securities except for 890,000 shares of common stock.  These 890,000 shares are reflected in common stock issuable on the accompanying balance sheet.

Pursuant to this agreement, we issued 4,890,000 shares of common stock to Capital One Resource Co., Ltd. a subsidiary of China Direct, Inc.

MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position

David Wu	36	Chief Executive Officer, President &
		Chairman of the Board

Xuejun Chen	36	Vice President & Director

Xiali Gan	40	Chief Financial Officer & Director

Orson Zhang	39	Secretary

Our Articles of Incorporation and Bylaws provide that the number of members of our Board of Directors shall be not less than one (1) and not more than nine (9) members.  Our current number of directors is three (3).  Directors are elected by the shareholders at the annual meeting and serve until their successors are duly elected and qualified.  Directors are elected for a term of one (1) year.  All our officers serve at the discretion of our Board of Directors.

The following is a biographical summary of the business experience of our directors and executive officers as of June 6, 2007:

David Wu became Chairman of the Board, Chief Executive Officer and President of our Company on October 4, 2004. Since August 1997, he has also been Chief Executive Officer and Chairman of Ningbo Anxin International Co. Ltd.  In November 1999, Mr. Wu assumed the position of Chairman of the Board, Chief Executive Officer and President of Ningbo City Jiangdong Yonglongxin Special Paper Co. Ltd. in addition to his responsibilities with Ningbo Dragon.  In 1996, Mr. Wu established Ningbo Daxie Development Zone Loyalty Trade Corporation, which distributed Solid Bleached Sulfate to the packing industry in China.  Mr. Wu received his B.S. from Zhejiang University in 1992.  Mr. Wu devotes substantially all of his business time to our Company.

Xuejun Chen became our Vice President and a director on October 4, 2004.  In June 1999, he became the Vice General Manager of Sales and marketing for Ningbo Anxin International Co. Ltd.  In 2000, Mr. Chen established Hang Kong CCB as an additional product offering for Ningbo Anxin International Co. Ltd.  Mr. Chen devotes substantially all of his business time to our Company.

Xiali Gan became our Chief Financial Officer and a director on October 4, 2004. Since November 1999, Ms. Gan has served as the Accounting Manager of Ningbo City Jiangdong Yonglongxin Special Paper Company, Ltd.  This company was established by Ningbo Anxin International Co. Ltd.  Since November 1999, Ms. Gan has served as the Accounting Manager of Ningbo Anxin International Co. Ltd.  Ms. Gan graduated from Ningbo Senior College with a degree in accounting in 1986. She devotes substantially all of her business time to our Company.

Orson Zhang became our Secretary on October 4, 2004.  From July 1999 through January 2001, he was the standing Vice General Manager of Jiangsu Dare Xinlian Foil Goods Co., Ltd, a manufacturer of the external and internal packaging materials.  In this position, he was responsible for daily operations, reporting directly to the president.  From February 2001 through January 2003, he was the QA/QC Manager of Shanghai International Paper Pacific Millennium Cup Co., Ltd., Shanghai, China, responsible for quality assurance and control.  SH International Paper Pacific Millennium Cup Co., Ltd. is an agent of pulp and paper products of International Paper Company in the Asia region.  From February 2003 through October 2004, he was the Vice General Manager of Shanghai DIJI Investment Management Co., Ltd., Shanghai, China, a management consulting firm in the pulp and paper industry in China.  He graduated from Northwestern Light Industrial College in 1988, and majored in Auto Control Technology. Mr. Zhang devotes substantially all of his business time to our Company.

There are no family relationships between any of our officers and directors.

All of our current management is located in the PRC and no member of our board of directors has previously served as an officer or a director of a U.S. public company.  As a result of both the cultural differences between doing business in the PRC and doing business as a public company in the U.S. as well as the lack of experience of our board of directors with laws, rules and regulations which apply to public companies in the U.S., we are seeking to expand our board of directors to include qualified individuals who are also residents of the United States.

Key Persons

Feng Yang, (36) has served as vice general manager of Shanghai JinKui Packaging Material Co., Ltd. since our acquisition in June 2006.  From March 1997 to June 2006, Mr. Yang served as marketing manager of Ningbo Dragon International Trade Co., Ltd. (f/k/a Ningbo Anxin International Trade Co., Ltd.)

Zhongmin Yang, (43), has served as vice general manager of Hangzhou Yongxin Paper Co., Ltd. (“Yongxin”) since March 2003.  Mr. Yang served as marketing manager of Zhejiang Meinong Silk Screen Printing Co., Ltd January 1999 to February 2003.

Kung Ming Kuo, (54) Wellton’s general manager and sole employee, joined Wellton International Fiber Corp at inception.  Prior to joining Wellton, Mr. Kuo was employed by Pacific Millennium Paper Company from January 1992 thru January 2002 as its general manager.  Mr. Kuo has 15 years of experience in the paper and pulp industry.  Mr. Kuo graduated from Taiwan Marine & Oceanic University in June 1974.

Director Independence, Audit Committee of The Board Of Directors And Audit Committee Financial Expert

None of the members of our Board of Directors are “independent” within the meaning of definitions established by the Securities and Exchange Commission.  Our Board of Directors is presently comprised of individuals who were integral in either the start-up of our company or business of our subsidiaries, in the case of Mr. Wu and Mr. Zhang or general business skills, in the case of Ms. Gan.  As a result of our limited operating history and minimal resources, small companies such as ours generally have difficulty in attracting independent directors.  In addition, we will require additional resources to obtain directors and officers insurance coverage that is generally necessary to attract and retain independent directors.  As we grow, in the future our Board of Directors intends to seek additional members who are independent, have a variety of experiences and backgrounds, who will represent the balanced, best interests of all of our security holders and at least one of which who is an "audit committee financial expert" described below.

Our Board of Directors has also not yet established an Audit Committee, and the functions of the Audit Committee are currently performed by the entire Board of Directors.  At such time as we expand our Board of Directors to include independent directors, we intend to establish an Audit Committee of our Board of Directors.  We are not currently subject to any law, rule or regulation, however, requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an Audit Committee of our Board of Directors.

None of our directors is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-B.  In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

▪       understands generally accepted accounting principles and financial statements,
▪       is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
▪       has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
▪       understands internal controls over financial reporting, and
▪       understands audit committee functions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock.  Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.  Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in 2005 and 2006, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons.

Stock Option Plans

2005 Equity Compensation Plan

In June 2005, our Board of Directors and a majority of our shareholders approved by consent our “2005 Stock Option Plan” [the “Equity Compensation Plan”] or (the “Plan”).  This Plan provides for the grant of incentive and non-qualified stock options that may be issued to key employees, non-employee directors, independent contractors and others.  We reserved 5,000,000 of our authorized but unissued shares of common stock for issuance under the plan, and a maximum of 5,000,000 shares may be issued, unless the plan is subsequently amended (subject to adjustment in the event of certain changes in our capitalization), without further action by our Board of Directors and security holders, as required.  As of December 31, 2006, grants for a total of 5,000,000 shares have been made under the 2005 Equity Compensation Plan and 0 shares remain available under the 2005 Equity Compensation Plan.  Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.  Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market.  Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by us for other purposes.  The options are to be granted for a term of not more than five (5) years and other terms and conditions that are usual and customary.  As of the date of this report, no options to purchase shares are available under our 2005 Equity Compensation Plan.  A detailed table reflecting the outstanding equity compensation plans is available on page 77.  No officers or directors received shares pursuant to the stock option plans.

The purpose of the Plan is to aid us in retaining the services of executive and key employees and in attracting new management personnel when needed for future operations and growth.

The 2005 Equity Compensation Plan is administered by our Board of Directors or an underlying committee.  The Board of Directors or the committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price.  All other questions relating to the administration of the plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Board or committee.

Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options.  Our officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the plan; only our employees are eligible to receive incentive options.  In addition, the plan allows for the inclusion of a reload option provision which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares.  Furthermore, compensatory stock grants may also be issued.

Any incentive option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant.  The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.  The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted.  The per share purchase price of shares issuable upon exercise of a plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the 2005 Equity Compensation Plan.

All incentive stock options expire on or before the 10th anniversary of the date the option is granted; however, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant.  Non-qualified options expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

All plan options are not assignable and transferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee.  If an optionee dies while our employee or within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

In the event of termination of employment because of death while an employee or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier.  If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier.  If an optionee's employment terminates for any reason other than death or disability, the optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate.  If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment.

The plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the plan or subject to unexercised options and in the purchase price per share under such options.  Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options.  In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Board of Directors may declare that each option granted under the plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.

The Board of Directors or committee may amend, suspend or terminate the plan at any time.  However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the plan.  Further, no amendment to the plan which has the effect of increasing the aggregate number of shares subject to the plan (except for adjustments due to changes in our capitalization), or changing the definition of "eligible person" under the plan, may be effective unless and until approved by our security holder in the same manner as approval of the plan was required.  Any such termination of the plan shall not affect the validity of any stock grants or options previously granted thereunder.

EXECUTIVE COMPENSATION

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth securities authorized for issuance under equity compensation plans, including individual compensation arrangements, by us under our Dragon International Group Corp. Stock Option Plan and any compensation plans not previously approved by our security holders as of March 31, 2007.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan category

Plans approved by our security holders:	0	0	0
Plans not approved by security holders:	N/A	N/A	N/A

Summary Compensation Table

The following table reflects all forms of compensation for services to us for the fiscal years ended June 30, 2006, 2005 and 2004, of our Chief Executive Officer.  No member of our management receives aggregate compensation of $100,000 or more.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen-sation ($) (g)	Non-qualified Deferred Compen-sation Earnings ($) (h)	All Other Compen-sation ($) (i)	Total ($) (j)
David Wu, [1]	2006	$13,650	$0	$0	$0	$0	$0	$0	$13,650

	2005	$14,508	$0	$0	$0	$0	$0	$0	$14,508

	2004	$5,326	$0	$0	$0	$0	$0	$0	$5,326

1           David Wu became Chairman of the Board, on October 4, 2004.  Prior to October 2004 Mr. Wu served as our Chief Executive Officer, President, and Director.  Mr. Wu has served as our CEO, President and Director since August 1997.

Outstanding Equity Awards at Fiscal Year End

OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)

David Wu	- - - -	- - - -	- - - -	N/A N/A N/A N/A	N/A N/A N/A N/A	- - - -	- - - -	- - - -	- - - -

We maintain a policy whereby our directors may be compensated for out of pocket expenses incurred by each of them in the performance of their relevant duties.

Compensation of Directors

Our directors do not currently and have never received any compensation for serving as directors.  However, we expect to adopt a plan of reasonable compensation for our directors.  We intend to reimburse all of our non-employee directors for all direct expenses incurred by them in attending a board of director meeting and any committee meeting on which they serve.

Limitation on Liability and Indemnification Matters

The Nevada Revised Statues allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

■       the officer or director conducted himself or herself in good faith;

■       his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

■       in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

This provision limits our rights and the rights of our security holders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above.  This provision does not limit our rights or the rights of any security holder to seek injunctive relief or rescission if a director breaches his duty of care.  These provisions will not alter the liability of directors under federal securities laws.  Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Our articles of incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Dragon International a Nevada Corporation pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At June 30, 2006, we had a net receivable from officers amounting to $3,498.  At December 31, 2006, these amounts were satisfied and there were no balances due from or due to related parties.

Ningbo Dragon acquired 100% of Dragon Packaging on June 1, 2005.  Dragon Packaging, established in August 2002, is located in Ningbo, China, in close proximity to the headquarters of Ningbo Dragon.  At the time of acquisition Dragon Packaging was winding down operations due to low profitability.  The main assets of Dragon Packaging were comprised of land use rights.  The land use rights owned by Dragon Packaging have an appraised value of $2,494,247.  Ningbo Dragon held an account receivable in the amount of $2,793,506.  Under the terms of the agreement Ningbo Dragon assumed the land use rights of $2,494,247, other assets of $1,306,588, and debt of $1,007,329.  The other assets of $1,306, 588 consisted of cash, prepaid expenses, other receivables, fixed assets and deferred assets.  The acquisition was consummated in exchange for the release of the account receivable.  Dragon Packaging, formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd., is a wholly owned subsidiary of Ningbo Dragon.

Prior to the acquisition, XinYi was owned by Feng, Taiyuan, an unrelated third party.

At the time of the acquisitions we held an amount due from related party of $2,793,506.  We acquired Dragon Packaging in exchange for the waiver of the $2,793,506 owed us.

On the land acquired in the agreement with Dragon Packaging, Ningbo Dragon constructed a new 91,000 square foot manufacturing facility.  The total cost of the new facility was approximately $1,035,326.

Michael Levine, our former President, from time to time, provided advances to us for operating expenses.  These advances were short-term in nature and non-interest bearing.  The amount due to our former President at June 30, 2006, was $17,506 and is included in accrued expenses on our accompanying balance sheet.

In September 2002, Michael Levine, our former President, loaned us $10,000 to pay operating expenses pursuant to a note.  This note is convertible into 1,333,333 shares of our common stock at a conversion price of $0.0075 per share and was due on the earlier of (i) our successfully consummating a merger or acquisition, or (ii) one year from the date of the note.  When we closed our merger with Dragon International Group Corp., the term of this note was converted into a demand note.  Additionally, in April 2004, our former President entered into a convertible note agreement with us to convert $31,124 of advances to pay operating expenses into to a convertible note.  This note is convertible into 4,149,867 shares of our common stock at a conversion price of $0.0075 per share and was due on the earlier of (i) our successfully consummating a merger or acquisition, or (ii) one year from the date of the note.  When we closed our merger with Dragon International Group Corp., the term of this note was converted into a demand note.  Interest accrues at the rate of 3% per annum and aggregated $105 for the six months ended December 31, 2005.  Prior to December 31, 2005, we issued 4,136,789 shares of common stock in connection with the conversion of $31,026 of this debt.  In October 2005 and June 2006, we issued a total of 1,458,267 shares of our common stock in connection with the conversion of $10,098 of this debt, plus accrued interest of $839. At June 30, 2006, the note was fully converted and there is no outstanding convertible notes payable related to our former President.

PRINCIPAL SECURITY HOLDERS

At June 6, 2007 we had 96,363,982 shares of our common stock issued and outstanding.  The following table sets forth information regarding the beneficial ownership of our common stock as of June 6, 2007 by:

▪       each person known by us to be the beneficial owner of more than 5% of our common stock;
▪       each of our directors;
▪       each of our executive officers; and
▪       our executive officers, directors and director nominees as a group.

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date.  Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owners	Amount & Nature of Beneficial Ownership	Percentage of Class

David Wu	12,250,000	12.7%
Xuejen Chen	-	0.0%
Xiali Gan	-	0.0%
All officers & directors as a group (three persons)	12,250,000	12.7%

Capital One Resource Co., Ltd.	4,890,000	5.1%

David Wu is the only officer or director who owns any of our securities.

Capital One Resource Co., Ltd., a Chinese entity, is a wholly owned subsidiary of CDI China, Inc. a Florida corporation, which is a wholly owned subsidiary of China Direct, Inc., which acts as consultant to us.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share, 25,000,000 shares of preferred stock, par value $.001 per share.  At June 6, 2007 we had 96,363,982 shares of common stock and no shares of preferred stock outstanding.

Common Stock

All of the common stock authorized under our Articles of Incorporation has equal voting rights and powers without restrictions in preference.  The holder of any of our common stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power.  The holders of our common stock shall not have pre-emption rights pursuant to our Articles of Incorporation, as amended.  Holders of our common stock are entitled to share pro rata in dividends and distributions with respect to our common stock, as may be declared by our board of directors out of funds legally available for such purpose.

Preferred Stock

Our Articles of Incorporation also authorize 25,000,000 shares of Preferred Stock, par value of $0.001 per share, none of which has been issued, and which is not part of this prospectus.  The Preferred Stock is entitled to preference over the common stock with respect to the distribution of assets of our company in the event of liquidation, dissolution, or winding-up of our company, whether voluntarily or involuntarily, or in the event of the any other distribution of assets of Dragon International Group Corp. among its security holders for the purposes of winding-up affairs.  The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.  The directors, in their sole discretion, have the power to determine the relative powers, preferences, and right of each series of preferred stock.

Warrants

At June 6, 2007 we have outstanding common stock purchase warrants to purchase an aggregate of 43,315,282 shares of our common stock with exercise prices ranging from $.01 to $.30 per share which are being registered in this registration statement:

We have outstanding common stock purchase warrants to purchase 18,333,342 shares of common stock exercisable at $.125 per share for a period of five years, and common stock purchase warrants to purchase 8,333,340 shares of common stock at an exercise price of $.15 per share for a period of five years in connection with the January 2007 private placement.

We have outstanding 1,787,500 common stock purchase warrants exercisable at $.15 per share in connection with the March 2005 private placement.

We have outstanding 3,854,800 common stock purchase warrants exercisable at $.15 per share in connection with the July 2005 private placement.

We have outstanding 814,000 common stock purchase warrants exercisable at $.01 per share expiring on July 11, 2010.  Common stock purchase warrants to purchase 314,000 shares exercisable at $.01 were granted to Skyebanc, Inc. as placement agent for the July 2005 private placement and 500,000 common stock purchase warrants common stock exercisable at $.01 per share were granted to Skyebanc, Inc. pursuant to a consulting agreement.

We have outstanding 5,492,300 common stock purchase warrants exercisable at $.15 per share in connection with the January conversion offer.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, subject to certain limited exceptions, eliminate the personal liability of a director to our company or our shareholders for monetary damage for any breach of duty as a director.  There is no elimination of liability for (i) any breach of a duty of loyalty, (ii) an act or omission which includes intentional misconduct or knowing violation of law, or (iii) any transaction from which a director derives an improper personal benefit.  In addition, if at any time the Nevada law is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Nevada statute require such action.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TRANSFER AGENT

Our transfer agent is Corporate Stock Transfer Company, located at 3200 Cherry Creek Drive South, Suite 430, Denver Colorado 80209 and its phone number is 303.282.4800.

SELLING SECURITY HOLDERS

At August 10, 2007 we had 96,363,982 shares of our common stock issued and outstanding.  This prospectus relates to periodic offers and sales of 64,871,954 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

▪       21,556,672 shares which are presently outstanding, and
▪       43,315,282 shares issuable upon the exercise of the common stock purchase warrants with exercise prices ranging from $.01 to $.30 per share.

The following table sets forth each stockholder who is offering his shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder’s account, the amount to be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete.  The prior-to-offering figures are as of June 6, 2007. All share numbers are based on information that these stockholders supplied to us.  This table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares.  Beneficial ownership is determined in accordance with Commission rules and regulations and includes voting or investment power with respect to the securities.

All proceeds of this offering will be received by the selling stockholder for its own account.  We may receive proceeds in connection with the exercise of the warrants, the underlying shares associated with which may, in turn, be sold by the selling stockholder.  As used in this prospectus, the term “selling stockholder” includes the selling stockholder and its transferees, assignees, pledgees, donees or other successors.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholder.  After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock.  Information about the selling stockholder may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future.

Name of Selling Security Holder	Number of Shares owned	Percentage owned prior to offering	Number of shares to be offered	Shares to be owned after offering	Percentage to be owned after offering

Andrew I. Telsey [1,3]	80,000	*	80,000	0	0%
CE Revocable Trust Cal Eisenberg1,3,20 Trustee [1,3,20]	100,000	*	100,000	0	0%
Dan Lee [1,4]	300,000	*	300,000	0	0%
Donald R. Smith [1,3]	400,000	*	400,000	0	0%
Douglas Wertheimer [1,3]	100,000	*	100,000	0	0%
Edward Messreni [1,5]	50,000	*	50,000	0	0%
Frances Schoor Qualified Personal Residence Trust [1,3,21]	200,000	*	200,000	0	0%
George Anna Gleason [1,3]	100,000	*	100,000	0	0%
Howard M. Schoor Qualified Personal Residence Trust [1,3,22]	200,000	*	200,000	0	0%
James Adametz [1,3]	100,000	*	100,000	0	0%
Jayakumar & Purnima Patil [1,3]	200,000	*	200,000	0	0%
Jeffrey & Judith Miller [1,3]	100,000	*	100,000	0	0%
Jo-Bar Enterprises LLC [1,3,23]	400,000	*	400,000	0	0%
John Zale [1,3]	100,000	*	100,000	0	0%
Leonard Schiller [1,3]	125,000	*	100,000	0	0%
Linda Van Le [1,3]	99,600	*	99,600	0	0%
Louis Sudler [1,3]	400,000	*	400,000	0	0%
Michel Janis and Rosamond Janis [1,3]	200,000	*	200,000	0	0%
Nicolas Khala [1,3]	200,000	*	200,000	0	0%
Nite Capital, LP [1,3,13]	400,000	*	400,000	0	0%
Norman H. Cohen & Stephanie Randall Partnership [1,3,24]	100,000	*	100,000	0	0%
Norman Jacobs [1,3]	200,000	*	200,000	0	0%
Nunley Investments, LLC [1,3,25]	400,000	*	400,000	0	0%
Phillip Schiller [1,3]	100,000	*	100,000	0	0%
Pooja Patil [1,3]	100,000	*	100,000	0	0%
Richard David [1]	600,000	*	600,000	0	0%
Richard L. Bazelon & Eileen A. Bazelon [1,3]	400,000	*	400,000	0	0%
W.M Huse M.D. & Margaret R. Huse M.D. [1,3]	200,000	*	200,000	0	0%
Orthopedic Specialists P/S FBO Austin Gleason, Austin Gleason Trustee [1,2,3,30]	550,000	*	550,000	0	0%
China Discovery Investors, Ltd. [1,2,3,26]	700,000	*	700,000	0	0%
Elicia David [1,2,3]	1,050,000	1.1%	1,050,000	0	0%
Henry G. Herzing 1999 Trust [1,2,3,27]	980,000	1.0%	980,000	0	0%
Rasen Trust [1,2,3,28]	350,000	*	350,000	0	0%
The Mulkey II Limited Partnership [1,2,3,29]	700,000	*	700,000	0	0%
Victor Novogrodsky [1,2,3]	875,000	*	875,000	0	0%

David Stein [6]	25,000	*	25,000	0	0%
Mario Marsillo [6]	-	*	-	0	0%
Peter Fulton [6]	78,220	*	78,220	0	0%
Richard Galterio [6]	110,000	*	110,000	0	0%
Skyebanc, Inc. [7]	686,892	*	686,892	0	0%
Alpha Capital Anstalt [8]	9,027,780	8.9%	9,027,780	0	0%
CMS Capital [9]	2,777,780	2.8%	2,777,780	0	0%
Harborview Master Fund L.P. [10]	5,555,556	5.6%	5,555,556	0	0%
Libra Finance, S.A. [11]	168,056	*	168,056	0	0%
Monarch Capital Fund, Ltd. [12]	9,027,780	8.9%	9,027,780	0	0%
Nite Capital, L.P. [13]	2,777,780	2.8%	2,777,780	0	0%
Osher Capital Partners, LLC [14]	1,984,724	2.0%	1,984,724	0	0%
Paul Prager,	694,446	*	694,446	0	0%
Robert Prager	27,778	*	27,778	0	0%
Treshnish Investment, Inc. [15]	2,083,336	2.1%	2,083,336	0	0%
Utica Advisors [16]	763,890	*	763,890	0	0%
Whalehaven Capital Fund Limited [17]	8,333,336	8.2%	8,333,336	0	0%
China Direct Investments, Inc. [18]	4,700,000	4.7%	4,700,000	0	0%
Capital One Resources Co., Ltd. [19]	4,890,000	5.1%	4,890,000	0	0%
	64,871,954		64,871,954	0
* less than 1%

1           The number of shares of common stock owned and offered includes common stock purchase warrants granted during the July 2005 private placement.  As per the terms of the July 2005 private placement, each investor received 2 common stock purchase warrants for every dollar invested under the terms of the July 2005 private placement.  These common stock purchase warrants were originally exercisable at $.30 per share for a period five years.  Pursuant to the January 2006 conversion offer, in the event the note holder elected to convert, the exercise price of the common stock purchase warrants received by the investor was reduced to $.15 per share.

2           The number of shares of common stock owned and offered includes common stock purchase warrants granted during the March 2005 private placement.  As per the terms of the March 2005 private placement, each investor received 5 common stock purchase warrants for every dollar invested under the terms of the March 2005 private placement.  These common stock purchase warrants were originally exercisable at $.40 per share for a period five years.  Pursuant to the January 2006 conversion offer, in the event the holder elected not to convert, the exercise price of the common stock purchase warrants received by the investor was reduced to $.15 per share.

3           The number of shares of common stock owned and offered includes common stock purchase warrants granted during the January 2006 conversion offer.  As per the terms of the January 2006 conversion offer, each investor electing to convert were granted one common stock purchase warrant for every common stock purchase warrant held at the time of the January conversion offer.  The common stock purchase warrants granted pursuant to the January conversion offer are exercisable at $.15 per share for a period of five years

4           The number of shares of common stock owned and offered includes common stock purchase warrants granted during the July 2005 private placement.  As per the terms of the July 2005 private placement, each investor received 2 common stock purchase warrants for every dollar invested under the terms of the July 2005 private placement.  These common stock purchase warrants were originally exercisable at $.30 per share for a period five years.  Pursuant to the January 2006 conversion offer, in the event the note holder elected to convert, the exercise price of the common stock purchase warrants received by the investor was reduced to $.15 per share.  Mr. Dan Lee elected to convert half his principal and interest due as of January 2006 under the terms of the January 2006 Conversion offer.  Thereafter Dan Lee assigned his remaining principal and interest due to a third party, who elected to convert the remaining principal and interest under the terms of the January 2006 conversion offer.

5           The number of shares of common stock owned and offered includes common stock purchase warrants granted during the July 2005 private placement.  As per the terms of the July 2005 private placement, each investor received 2 common stock purchase warrants for every dollar invested under the terms of the July 2005 private placement.  These common stock purchase warrants were originally exercisable at $.30 per share for a period five years.  Pursuant to the January 2006 conversion offer, in the event the note holder elected to convert, the exercise price of the common stock purchase warrants received by the investor was reduced to $.15 per share.  Mr. Ed Messreni elected not to convert his principal and interest due as of January 2006 under the terms of the January 2006 Conversion offer.  Thereafter Ed Messreni assigned his remaining principal and interest due to a third party, who elected to convert the remaining principal and interest under the terms of the January 2006 conversion offer.

6           The number of shares of common stock owned and offered includes common stock purchase warrants received as placement agent during the July 2005 private placement.  We granted Skyebanc, Inc., a broker-dealer and NASD member firm, five year common stock purchase warrants to purchase 500,000 shares of common stock exercisable at $.01 as placement agent related to our July 2005 private placement.  As of the date of this report Skyebanc, Inc. has exercised 186,000 of these warrants, and only 314,000 remain outstanding.

7           The number of shares of common stock owned and offered includes 500,000 shares underlying common stock purchase warrants exercisable at $.01 per share that Skyebanc, Inc., a broker-dealer and NASD member firm, was issued as a consulting fee in February 2006 118,000 shares underlying common stock purchase warrants exercisable at $.01 per share that Skyebanc, Inc., a broker-dealer and NASD member firm, was issued as a fee for its services as a placement agent, and 111,112 shares underlying common stock purchase warrants exercisable at $.125 per share granted to Skyebanc, Inc. as a finders fee related to our March 2007 private placement.  Of these warrants 68,892 are held in the name of Skyebanc, Inc, and 42,220 are held in the name of Peter Fulton.  Mr. Vincent Labarbara has voting and dispositive control over securities held by Skyebanc, Inc.

8           The number of shares of common stock owned and offered includes 3,611,112 shares of common stock, 3,611,112 shares underlying common stock purchase warrants exercisable at $.125 and 1,805,556 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include 5,416,668 shares issuable upon exercise of the warrant and the number of shares to be offered does include 5,416,668 shares issuable upon exercise of the warrant.  Messrs. Konrad Ackerman and Rainer Posch have voting and dispositive control over securities held by Alpha Capital Anstalt.

9           The number of shares of common stock owned and offered includes 1,111,112 shares of common stock 1,111,112 shares underlying common stock purchase warrants exercisable at $.125 per share and 555,556 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include 1,666,668 shares issuable upon exercise of the warrant and the number of shares to be offered does include 1,666,668 shares issuable upon exercise of the warrant.  Mr. Howard Weiss has voting and dispositive control over securities held by CMS Capital.

10           The number of shares of common stock owned and offered includes 2,222,222 shares of common stock, 2,222,222 shares underlying common stock purchase warrants exercisable at $.125 per share and 1,111,112 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include 3,333,334 shares issuable upon exercise of the warrants and the number of shares to be offered does include 3,333,334 shares issuable upon exercise of the warrants.  Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner is Harborview Advisors, LLC.  Messrs. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors, LLC and have voting and dispositive control over securities held by Harborview Master Fund L.P.

11           The number of shares of common stock owned and offered includes 168,056 shares underlying common stock purchase warrants exercisable at $.125 per share issued to Libra Finance, S.A. as a due diligence fee associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include 168,056 shares issuable upon exercise of the warrants and the number of shares to be offered does include 168,056 shares issuable upon exercise of the warrants.  Mr. Seymore Braun has voting and dispositive control over securities held by Libra Finance, S.A.

12           The number of shares of common stock owned and offered includes 3,611,112 shares of common stock, 3,611,112 shares underlying common stock purchase warrants exercisable at $.125 per share and 1,805,556 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include 5,416,668 shares issuable upon exercise of the warrants and the number of shares to be offered does include 5,416,668 shares issuable upon exercise of the warrants.  Mr. Joseph Franck has voting and dispositive control over securities held by Monarch Capital Fund, Ltd.

13           The number of shares of common stock owned and offered includes 1,111,112 shares of common stock, 1,111,112 shares underlying common stock purchase warrants exercisable at $.125 per share, and 955,556 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include 2,066,668 shares issuable upon exercise of the warrants and the number of shares to be offered does include 2,066,668 shares issuable upon exercise of the warrants.  Mr. John Prinz has voting and dispositive control over securities held by Nite Capital, L.P.

14           The number of shares of common stock owned and offered includes 555,556 shares of commons tock, 1,151,390 shares underlying common stock purchase warrants exercisable at $.125 per share and 277,778 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The number of shares underlying the common stock purchase warrants exercisable at $.125 includes 595,834 shares underlying common stock purchase warrants exercisable at $.125 per share granted to Osher Capital Partners, LLC as a due diligence fee in the March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include 1,429,168 shares issuable upon exercise of the warrants and the number of shares to be offered does include 1,429,168 shares issuable upon exercise of the warrants.  Mr. Yisroel Kluger has voting and dispositive control over securities held by Osher Capital Partners, LLC.

15           The number of shares of common stock owned and offered includes 833,334 shares of commons tock, 833,334 shares underlying common stock purchase warrants exercisable at $.125 per share and 416,668 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include 1,250,002 shares issuable upon exercise of the warrants and the number of shares to be offered does include 1,250,002 shares issuable upon exercise of the warrants.  Mr. Bernard Korolnik has voting and dispositive control over securities held by Treshnish Investment, Inc.

16           The number of shares of common stock owned and offered includes 763,890 shares underlying common stock purchase warrants exercisable at $.125 per share issued as a due diligence fee for its services as an advisor to Monarch Capital Fund, Ltd., an investor in the March 2007 offering.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include 763,890 shares issuable upon exercise of the warrants and the number of shares to be offered does include 763,890 shares issuable upon exercise of the warrants.  Mr. Solomon Eisenberg has voting and dispositive control over securities held by Utica Advisors, LLC.

17           The number of shares of common stock owned and offered includes 3,333,334 shares of common stock, 3,333,334 shares underlying common stock purchase warrants exercisable at 4.125 per share and 1,666,668 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include 5,000,002 shares issuable upon exercise of the warrants and the number of shares to be offered does include 5,000,002 shares issuable upon exercise of the warrants.   Mr. Michael Finkelstein has voting and dispositive control over securities held by Whalehaven Capital Fund Limited.

18           The number of shares of common stock owned and offered includes 4,700,000 shares underlying common stock purchase warrants exercisable at $.15 per share issued in January 2006 pursuant to a consulting agreement.  The executive management of China Direct Investments, Inc., Mssrs James Wang, CEO and Marc Siegel, President have voting and dispositive control over securities held by China Direct Investments, Inc.

19           The number of shares of common stock owned and offered includes 4,890,000 shares underlying common stock issued in January 2007 for consulting and advisory services. The executive management of China Direct, Inc., Mssrs James Wang, CEO and Marc Siegel, President have voting and dispositive control over securities held by Capital One Resources Co., Ltd.

20           Mr. Cal Eisenberg has voting and dispositive control over securities held by C.E. Revocable Trust.

21           Frances Schoor has voting and dispositive control over securities held by Frances Schoor Qualified Personal Residence Trust.

22           Howard Schoor has voting and dispositive control over securities held by Howard Schoor Qualified Personal Residence Trust.

23           Mr. Joel Stone has voting and dispositive control over securities held by Jo-Bar Enterprises LLC.

24           Mr. Norman Cohen and Ms. Stephanie Randall have voting and dispositive control over securities held by Norman H. Cohen & Stephanie Randall Partnership.

25           Mr. Pierce Nunley has voting and dispositive control over securities held by Nunley Investments, LLC.

26           Mr. Marc Siegel has voting and dispositive control over securities held by China Discovery Investors, Ltd.

27           Mr. Henry Herzing has voting and dispositive control over securities held by Henry Herzing  1999 Trust

28           Mr. Patrick Keating has voting and dispositive control over securities held by Rasen Trust.

29           Mr. David Mulkey has voting and dispositive control over securities held by Mulkey II Limited Partnership.

30           Dr. Austin Gleason has voting and dispositive control over securities held by Orthopedic Specialists P/S FBO Austin Gleason, Austin Gleason Trustee

PLAN OF DISTRIBUTION

Selling security holders may offer and sell, from time to time, the shares of our common stock covered by this prospectus.  The term selling security holders includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other non-sale related transfer.  The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.  The selling security holders may sell their securities by one or more of, or a combination of, the following methods:

▪       purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

▪       ordinary brokerage transactions and transactions in which the broker solicits purchasers;

▪       block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪       an over-the-counter distribution in accordance with the rules of the NASDAQ National Market;

▪       in making short sales or in transactions to cover short sales;

▪       in put or call option transactions relating to the shares;

▪       in privately negotiated transactions; and

▪       in options, swaps or derivatives transactions.

The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

In connection with distributions of the securities or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling security holders.  The selling security holders may also sell shares of our common stock short and redeliver the securities to close out their short positions.  The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction.  The selling security holders may also loan or pledge securities to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may affect sales of the loaned or pledged securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In effecting sales, broker-dealers or agents engaged by the selling security holders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling security holders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling security holders and any broker-dealers who execute sales for the selling security holders may be treated as “underwriters” within the meaning of the Securities Act in connection with sales.  Any profits realized by the selling security holders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

The selling security holders and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 (Exchange Act).  The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders and other participating persons.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for a period of up to five business days prior to the commencement of the distribution.  This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.  We have informed the selling security holders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

We will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.  We have agreed to indemnify the selling security holders and the selling security holders have agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

We are paying all expenses and fees in connection with the registration of the shares.  The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of their shares.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None

LEGAL MATTERS

The legality of the securities offered in this prospectus has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2006 and December 31, 2005 and for the years ended June 30, 2006 and 2005 are incorporated in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Sherb & Co.  LLP, Certified Public Accountants, and are included herein in reliance upon the authority of this firms as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC).  You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 100 F Street, NE, Washington, D.C., and in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

We are currently subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file a report, proxy statements and other information with the Securities and Exchange Commission.  Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549.  Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates.  The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

FINANCIAL STATEMENT INDEX

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

CONTENTS

Consolidated Balance Sheet	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Cash Flows	F-4

Notes to Consolidated Financial Statements	F-5 to F-15

                     DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                                 CONSOLIDATED BALANCE SHEET
                                       March 31, 2007
                                        (Unaudited)

                                           ASSETS

CURRENT ASSETS:
    Cash ...................................................................  $    205,048
    Accounts receivable (net of allowance for doubtful accounts of $164,381)     4,067,442
    Inventories ............................................................     4,164,245
    Advances on purchases ..................................................     2,747,672
    Prepaid expenses and other current assets ..............................       518,353
                                                                              ------------

        Total Current Assets ...............................................    11,702,760

CASH-RESTRICTED ............................................................       258,368
PROPERTY AND EQUIPMENT - Net ...............................................     2,505,647
LAND USE RIGHTS - Net ......................................................     2,568,615
INTANGIBLE ASSETS - Net ....................................................       331,048
                                                                              ------------

        Total Assets .......................................................  $ 17,366,438
                                                                              ============

                            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Notes payable - current portion ........................................  $  2,580,331
    Accounts payable .......................................................     5,877,086
    Accrued expenses .......................................................       238,574
    Advances from customers ................................................         9,251
                                                                              ------------
        Total Current Liabilities ..........................................     8,705,242

Notes Payable - long-term portion ..........................................        48,000
                                                                              ------------

        Total Liabilities ..................................................     8,753,242
                                                                              ------------

STOCKHOLDERS' EQUITY:
    Preferred stock ($.001 Par Value; 25,000,000 Shares Authorized;
        No shares issued and outstanding) ..................................             -
    Common stock ($.001 Par Value; 200,000,000 Shares Authorized;
        96,363,982 shares issued and outstanding) ..........................        96,364
    Additional paid-in capital .............................................     9,335,763
    Accumulated deficit ....................................................      (648,991)
    Deferred compensation ..................................................      (594,307)
    Other comprehensive income - foreign currency ..........................       424,367
                                                                              ------------

        Total Stockholders' Equity .........................................     8,613,196
                                                                              ------------

        Total Liabilities and Stockholders' Equity .........................  $ 17,366,438
                                                                              ============

                  See notes to unaudited consolidated financial statements

                                            F-2

                                 DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                                    (Unaudited)

                                                      For the Three Months Ended       For the Nine Months Ended
                                                               March 31,                       March 31,
                                                     ----------------------------    ----------------------------
                                                         2007            2006            2007            2006
                                                     ------------    ------------    ------------    ------------

NET REVENUES .....................................   $  3,304,682    $  4,706,959    $ 13,326,569    $ 14,198,378

COST OF SALES ....................................      2,986,343       4,075,040      12,202,786      12,958,989
                                                     ------------    ------------    ------------    ------------

GROSS PROFIT .....................................        318,339         631,919       1,123,783       1,239,389
                                                     ------------    ------------    ------------    ------------

OPERATING EXPENSES:
     Stock-based consulting expenses .............         86,878          73,768         260,634         113,251
     Selling expenses ............................        110,298         120,383         248,244         281,195
     General and administrative ..................        319,813         166,388         809,935         402,836
                                                     ------------    ------------    ------------    ------------

        Total Operating Expenses .................        516,989         360,539       1,318,813         797,282
                                                     ------------    ------------    ------------    ------------

(LOSS) INCOME  FROM OPERATIONS ...................       (198,650)        271,380        (195,030)        442,107
                                                     ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSE):
     Other income ................................         (9,803)         71,155          90,270         275,868
     Debt issuance costs .........................              -        (242,396)              -        (338,091)
     Settlement of debt ..........................              -      (1,337,801)              -      (1,337,801)
     Interest expense ............................        (52,186)     (1,158,622)       (128,949)     (1,790,114)
                                                     ------------    ------------    ------------    ------------

        Total Other Income (Expense) .............        (61,989)     (2,667,664)        (38,679)     (3,190,138)
                                                     ------------    ------------    ------------    ------------

LOSS BEFORE INCOME TAXES .........................       (260,639)     (2,396,284)       (233,709)     (2,748,031)

INCOME TAXES .....................................        (15,513)         (4,232)        (15,513)         (1,431)
                                                     ------------    ------------    ------------    ------------

NET LOSS BEFORE MINORITY INTEREST ................       (276,152)     (2,400,516)       (249,222)     (2,749,462)

MINORITY INTEREST IN LOSS OF SUBSIDIARY ..........              -          17,925               -          16,641
                                                     ------------    ------------    ------------    ------------

NET LOSS .........................................       (276,152)     (2,382,591)       (249,222)     (2,732,821)

OTHER COMPREHENSIVE INCOME:
   Unrealized foreign currency translation .......         71,753          28,764         424,367         149,437
                                                     ------------    ------------    ------------    ------------

COMPREHENSIVE INCOME (LOSS) ......................   $   (204,399)   $ (2,353,827)   $    175,145    $ (2,583,384)
                                                     ============    ============    ============    ============

NET LOSS PER COMMON SHARE
      Basic ......................................   $      (0.00)   $      (0.04)   $      (0.00)   $      (0.06)
                                                     ============    ============    ============    ============
      Diluted ....................................   $      (0.00)   $      (0.04)   $      (0.00)   $      (0.06)
                                                     ============    ============    ============    ============

      Weighted Common Shares Outstanding - Basic .     84,734,268      55,995,073      73,477,296      45,010,729
                                                     ============    ============    ============    ============
      Weighted Common Shares Outstanding - Diluted     84,734,268      55,995,073      73,477,296      45,010,729
                                                     ============    ============    ============    ============

                             See notes to unaudited consolidated financial statements

                                                        F-3

                                 DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    (Unaudited)

                                                                                       For the Nine Months Ended
                                                                                               March 31,
                                                                                     ----------------------------
                                                                                         2007             2006
                                                                                     -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss .................................................................     $  (249,222)     $(2,732,821)
      Adjustments to reconcile net loss to net cash used in
          operating activities:
          Depreciation and amortization ........................................         293,277          113,251
          Stock-based compensation .............................................         260,634          143,099
          Amortization of discount on debentures payable .......................               -        1,580,779
          Amortization of debt issuance costs ..................................               -          338,091
          Common stock and warrants issued in connection
              with debt settlement .............................................               -        1,337,801
          Allowance for doubtful accounts ......................................         (18,706)          83,290
          Minority interest ....................................................               -          (16,977)

      Changes in assets and liabilities:
          Accounts receivable ..................................................         890,249       (1,261,700)
          Inventories ..........................................................        (870,399)          33,163
          Prepaid and other current assets .....................................         410,429          292,749
          Other receivables ....................................................               -          535,112
          Advances to employees ................................................         (42,218)          10,221
          Advances on purchases ................................................      (1,942,010)      (1,098,418)
          Other assets .........................................................          78,759          (10,030)
          Accounts payable .....................................................       2,475,647          852,332
          Accrued expenses .....................................................      (1,803,539)        (780,448)
          Advances from customers ..............................................         (59,443)         (23,456)
                                                                                     -----------      -----------

NET CASH USED IN OPERATING ACTIVITIES ..........................................        (576,542)        (603,962)
                                                                                     -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Cash acquired in acquisition .............................................               -           33,654
      Increase in notes receivable .............................................        (420,484)               -
      Decrease in restricted cash ..............................................          12,918          367,906
      Capital expenditures .....................................................        (533,405)        (389,594)
                                                                                     -----------      -----------

NET CASH FLOWS (USED IN) PROVIDED BY INVESTING ACTIVITIES ......................        (940,971)          11,966
                                                                                     -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Due from related parties .................................................           3,498           23,000
      Proceeds from notes payable ..............................................       1,944,355          716,030
      Repayment of notes payable ...............................................      (2,078,231)        (193,830)
      Proceeds from exercise of stock warrants .................................           1,000                -
      Proceeds from sale of common stock .......................................       1,401,000                -
      Proceeds from debentures payable .........................................               -          503,500
      Prepayment of debentures payable .........................................               -         (275,328)
      Placement fees paid ......................................................         (65,000)         (48,350)
                                                                                     -----------      -----------

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES ................................       1,206,622          725,022
                                                                                     -----------      -----------

EFFECT OF EXCHANGE RATE ON CASH ................................................          49,667           30,826
                                                                                     -----------      -----------

NET (DECREASE) INCREASE IN CASH ................................................        (261,224)         163,852

CASH  - beginning of year ......................................................         466,272          902,559
                                                                                     -----------      -----------

CASH - end of period ...........................................................     $   205,048      $ 1,066,411
                                                                                     ===========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
      Cash paid  for:
              Interest .........................................................     $   131,532      $   177,455
                                                                                     ===========      ===========
              Income Taxes .....................................................     $    15,513      $   113,391
                                                                                     ===========      ===========

      Non-cash investing and financing activities
              Issuance of common stock for future services .....................     $         -      $ 1,110,918
                                                                                     ===========      ===========
              Deferred discount and beneficial conversion on debentures payable      $         -      $   420,845
                                                                                     ===========      ===========
              Issuance of common stock for convertible debt ....................     $         -      $ 1,666,837
                                                                                     ===========      ===========
              Issurance  of c/s for liability in connection with acquisition ...     $         -      $   168,205
                                                                                     ===========      ===========

      Acquisition details:
              Fair value of assets acquired ....................................     $         -      $ 1,142,348
                                                                                     ===========      ===========
              Goodwill .........................................................     $         -      $   486,120
                                                                                     ===========      ===========
              Liabilities assumed ..............................................     $         -      $ 1,148,468
                                                                                     ===========      ===========
              Common stock issued in connecxtion with acquisition ..............     $         -      $   480,000
                                                                                     ===========      ===========

                             See notes to unaudited consolidated financial statements.

                                                        F-4

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Dragon International Group Corp., (the "Company" or "Dragon Nevada") formerly
Retail Highway.com, Inc. ("Retail") was incorporated in the State of Nevada on
February 17, 1993 under the name LBF Corporation. Effective April 17, 1999,
Retail acquired certain assets to facilitate its entry into electronic commerce and changed its name to "Retail Highway.com, Inc."

On or about August 13, 2004, Dragon Nevada entered into an Agreement and Plan of
Reorganization (the "Merger"), subsequently amended on September 30, 2004 and effective October 4, 2004. Pursuant to the Merger, Dragon Nevada issued
24,625,000 shares of its common stock for the acquisition of all of the outstanding capital stock of Dragon International Group Corp., a Florida corporation ("Dragon Florida"). For financial accounting purposes, the Merger has been treated as a recapitalization of Dragon Nevada with the former shareholders of Dragon Nevada retaining 1,280,234 shares of common stock, or approximately 5%. Furthermore, Dragon Nevada's prior management resigned their respective positions and was replaced by management of Dragon Florida.

In connection with the Merger, Dragon Nevada undertook a reverse stock split of its common stock, whereby one (1) share of common stock was issued in exchange for every eight (8) shares of common stock outstanding immediately prior to
October 4, 2004, the effective date. All share and per-share information included in this report has been presented to reflect this reverse stock split.

Additionally, as part of the Merger, Dragon Nevada amended its Articles of
Incorporation, whereby Dragon Nevada changed its name to "Dragon International
Group Corp.," as well as re-established its capitalization to the authorized capital structure immediately prior to the Merger, which consisted at the date of merger of 25,000,000 shares of Preferred Stock, par value $0.001 per share, and 50,000,000 Common Shares, par value $.001 per share. On May 31, 2005, Dragon
Nevada increased its authorized common shares to 200,000,000.

Effective June 30, 2004, Dragon Florida entered into a Stock Purchase Agreement to acquire 70% of Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon"),
formerly known as Ningbo Anxin International Trade Co., Ltd. ("Anxin"). On
December 31, 2004, Dragon Florida acquired the remaining 30% of Ningbo Dragon.
In connection with the acquisition of the remaining 30% of Ningbo Dragon, the
Company issued an additional 4,000,000 shares of common stock. For financial accounting purposes, the issuance of these shares was treated as part of the recapitalization of Dragon Nevada and valued at par value. Ningbo Dragon, established in 1997 and incorporated in the Peoples Republic of China ("PRC"), is located in the city of Ningbo, located in the Zhejiang Province of the PRC, approximately 200 miles south of Shanghai. The acquisition of Ningbo Dragon by
Ningbo Florida has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Dragon Florida, and ultimately Dragon Nevada, pursuant to which Ningbo Dragon is treated as the continuing entity. Effective July 7, 2005 Ningbo Dragon changed its name to
Ningbo Dragon International Trading Co., Ltd.

                                       F-5

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

THE COMPANY (CONTINUED)

Ningbo Dragon is involved in the pulp and paper industry, operating as a manufacturer and distributor of paper and integrated packaging paper products.
Ningbo Dragon, through a subsidiary, holds an ISO9000 certificate and national license to import and export products. In addition to its own operations, Ningbo
Dragon operates subsidiaries, including: (i) Ningbo City Jiangdong Yonglongxin
Special Paper Co., Ltd. ("Yonglongxin") which holds an ISO9000 certificate and operates a civil welfare manufacturing facility in Fuming County of the Zhang'ai
Village in Ningbo, China. Yonglongxin operates the Xianyang Naite Research &
Development Center ("R&D Center"), created to develop, design and improve production methods in the specialty packaging industry in China. (ii) Ningbo
Dragon holds a 60% interest in Hangzhou Yongxin Paper Co., Ltd. ("Yongxin").
Yongxin manufactures, sells, and distributes packaging materials for the tobacco industry in China. (iii) Ningbo Dragon Packaging Technology Co., Ltd. ("Dragon
Packaging"), formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd.
("XinYi"). XinYi changed its name on August 1, 2006. XinYi operates a pulp and manufacturing facility. Dragon Nevada acquired Shanghai JinKui Packaging
Material Co., Ltd. ("JinKui") in June 2006. JinKui, a wholly owned subsidiary of
Dragon Nevada, manufactures specialized packaging products for the pharmaceutical industry. Ningbo Dragon has a distribution network covering east and central China.

Henceforth Dragon Nevada, Dragon Florida, Ningbo Dragon or any of our
subsidiaries are to be referred to as the "Company", unless reference is made to the respective company for reference to events surrounding that company.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange
Commission ("SEC"). The accompanying financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. These financial statements should be read in conjunction with the financial statements for the year ended June 30, 2006 and notes thereto contained on Form 10-KSB of the Company as filed with the Securities and
Exchange Commission. The results of operations for the nine months ended March
31, 2007 are not necessarily indicative of the results for the full fiscal year ending June 30, 2007.

Certain reclassifications have been made to the prior year to conform to the current year presentation.

                                       F-6

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in 2007 and
2006 include the allowance for doubtful accounts of accounts receivable, the useful life of property, plant and equipment and land use rights.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. At March 31, 2007, the Company maintains a cash balance of $463,416. Of this amount $454,487 is held in China, and $8,929 is held in the U.S. Of the cash balance of $454,487 held in China,
$258,368 is restricted. The amount of $258,368 is being held in a bank account as collateral for certain letters of credit and is presented as restricted cash on the accompanying balance sheet.

ACCOUNTS RECEIVABLE

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information.
Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At March 31, 2007, the allowance for doubtful accounts was
$164,381.

INVENTORIES

Inventories, consisting of raw materials and finished goods related to the
Company's products are stated at the lower of cost or market utilizing the weighted average method.

ADVANCES ON PURCHASES

At March 31, 2007, advances on purchases amounted to $2,747,672. This amount consists of a prepayment by the Company for merchandise that had not yet been shipped to the Company. The Company will recognize the payment as expenses when the Company takes delivery of the goods.

INTANGIBLE ASSETS / INTELLECTUAL PROPERTY

The Company amortizes the intangible assets and intellectual property acquired in connection with their various acquisitions. The Company amortizes these assets based on expected useful lives of these assets, based on Company management projecting forward future revenue and expense streams of these acquired entities. For the nine months ended March 31, 2007 and 2006, amortization expenses for intangible assets amounted to $79,775 and $0, respectively.

                                       F-7

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

LONG - LIVED ASSETS

The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the company are recorded at the lower of carrying amount or fair value less cost to sell. To the extent carrying values exceed fair values; an impairment loss is recognized in operating results.

STOCK-BASED COMPENSATION

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity based compensation issued to employees. The
Company has adopted FAS No.123R in the first quarter of fiscal year 2006.

NET INCOME (LOSS) PER SHARE

Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.
Diluted income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. The following table presents a reconciliation of basic and diluted earnings per share:

                                                    For the Three Months            For the Nine Months
                                                       Ended March 31,                 Ended March 31,
                                                    2007            2006            2007            2006
                                                ------------    ------------    ------------    ------------

Net income (loss) ...........................   $   (276,152)   $ (2,382,591)   $   (249,222)   $ (2,732,821)
Weighted average shares outstanding - basic .     84,734,268      55,995,073      73,477,296      45,010,729
EPS - basic .................................   $      (0.00)   $      (0.04)   $      (0.00)   $      (0.06)
                                                ============    ============    ============    ============

Net income (loss) ...........................   $   (276,152)   $ (2,382,591)   $   (249,222)   $ (2,732,821)
                                                ============    ============    ============    ============
Weighted average shares outstanding - basic .     84,734,268      55,995,073      73,477,296      45,010,729
Effect of dilutive securities
   Unexercised warrants .....................              -               -               -               -
   Convertible debentures ...................              -               -               -               -
   Convertible note payable .................              -               -               -               -
                                                ------------    ------------    ------------    ------------
Weighted average shares outstanding - diluted     84,734,268      55,995,073      73,477,296      45,010,729
                                                ============    ============    ============    ============
EPS - diluted ...............................   $      (0.00)   $      (0.04)   $      (0.00)   $      (0.06)
                                                ============    ============    ============    ============

                                       F-8

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

REVENUE RECOGNITION

The Company follows the guidance of the Securities and Exchange Commission's
Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. The following policies reflect specific criteria for the various revenue streams of the Company:

The Company's revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

SHIPPING AND HANDLING COSTS

The Company accounts for shipping and handling costs as a component of selling expenses.

FOREIGN CURRENCY TRANSLATION

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting
Standards (SFAS) No. 52, "Foreign Currency Translation," and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S.
dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss. As of March 31, 2007, the exchange rate for the Chinese dollar or Renminbi ("RMB")
was 1 United States dollar for 7.7409 RMB.

The functional and reporting currency is the U.S. dollar. The functional currency of the Company's Chinese subsidiaries is the local currency, the
Chinese dollar or Renminbi ("RMB"). The financial statements of the subsidiaries are translated into United States dollars using year end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented. The cumulative translation adjustment and effect of exchange rate changes on cash at March 31, 2007 and
2006 were $49,667 and $30,826, respectively.

                                      F-9

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The
Company places its cash with high credit quality financial institutions in the
United States and China. At March 31, 2007, the Company, held a total of
$463,416 in bank deposits. Of this amount $454,487 is held in China, and $8,929 is held in the U.S. Of the cash balance of $454,487 held in China, $258,368 is restricted. The amount of $258,368 is being held in a bank account as collateral for certain letters of credit and is presented as restricted cash on the accompanying balance sheet. The remaining unrestricted cash balance of $196,119 held in bank deposits in China may not be insured. The Company has not experienced any losses in such accounts through March 31, 2007. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

NOTE 2 - INVENTORIES

At March 31, 2007, inventories consisted of the following:

                         Raw materials    $ 1,532,320
                         Finished goods     2,631,925
                                          -----------
                                          $ 4,164,245
                                          ===========

NOTE 3 - LAND USE RIGHTS

In connection with the acquisition of Ningbo Dragon Packaging Technology Co.,
Ltd. ("Dragon Packaging"), the Company acquired land use rights pursuant to an agreement with the Chinese government. At March 31, 2007 the land use rights are valued at $2,667,954. Under the terms of the agreement, the Company has rights to use certain land until March 4, 2053. The Company amortized these land use rights over the contract period beginning July 1, 2005. For the nine months ended March 31, 2007, amortization expenses amounted to $44,457.

    Land Use Rights                   Estimated Life 46 year    $ 2,667,954
    Less: Accumulated Amortization                                   99,339
                                                                -----------
                                                                $ 2,568,615
                                                                ===========

                                      F-10

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007

NOTE 4 - PROPERTY AND EQUIPMENT

At March 31, 2007, property and equipment consisted of the following:

                                      Estimated Life
Auto and truck ...................      10 Years        $   197,981
Manufacturing equipment ..........       5 Years          1,788,040
Building and improvements ........      20 Years          1,119,403
Office equipment .................       5 Years             61,124
                                                        -----------
                                                          3,166,548
Less: Accumulated depreciation ...                         (660,901)
                                                        -----------
                                                        $ 2,505,647
                                                        ===========

For the nine months ended March 31, 2007 and 2006, depreciation expense for property and equipment amounted to $169,045 and $113,251, respectively.

                                      F-11

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007

NOTE 5 - NOTES PAYABLE

Notes payable to Bank of Agriculture, due on August 15, 2007.
Interest only payable monthly at a rate of 6.732%. Secured by equipment and personal guarantee of officer. .......................  $  129,184

Notes payable to Bank of Agriculture, due on August 15, 2007.
Interest only payable monthly at a rate of 6.732%. Secured by
equipment and personal guarantee of officer. .......................     129,184

Notes payable to Bank of Agriculture, due on November 15, 2007.
Interest only payable monthly at a rate of 6.732%. Secured by
equipment and personal guarantee of officer. .......................     542,572

Notes payable to Bank of Agriculture, due on November 15, 2007.
Interest only payable monthly at a rate of 6.732%. Secured by
equipment and personal guarantee of officer. .......................     645,920

Notes payable to Bank of Agriculture, due on November 15, 2007.
Interest only payable monthly at a rate of 7.344%. Secured by
equipment and personal guarantee of officer. .......................     129,184

Notes payable to Bank of Agriculture, due on November 15, 2007.
Interest only payable monthly at a rate of 7.344%. Secured by
equipment and personal guarantee of officer. .......................     387,552

Bank acceptances payable. Non-interest bearing. Secured by
equipment and personal guarantee of officer. .......................     516,735

Notes Payable to two shareholders, interest only payable annually at a rate of 8%, $100,000 due on January 10, 2008 and $48,000 due
on April 11, 2008 ..................................................     148,000
                                                                      ----------

Total ..............................................................   2,628,331

Less Current Portion ...............................................   2,580,331
                                                                      ----------

Long-Term Portion ..................................................  $   48,000
                                                                      ==========

                                      F-12

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007

NOTE 6 - STOCKHOLDERS' EQUITY
JANUARY 2007 OFFERING On January 30, 2007 (the "January 2007 initial Offering"), the Company completed the sale of an initial $750,000 units of securities consisting of 8,333,336 shares of Common Stock, Class A Common Stock Purchase Warrants to purchase 8,333,336 shares of common stock at $0.125 per share for a period of five years from the date of grant, and Class B Common Stock Purchase Warrants to purchase 4,166,670 shares of common stock at $0.15 per share for a period of five years from the date of grant. On February 27, 2007 (the "January 2007 second Offering"), the Company completed the sale of an additional $750,000 financing of units of its securities consisting of 8,333,336 shares of Common Stock, Class A Common Stock Purchase Warrants to purchase 8,333,336 shares of common stock at $0.125 per share for a period of five years from the date of grant, and Class B Common Stock Purchase Warrants to purchase 4,166,670 shares of common stock at $0.15 per share for a period of five years from the date of grant. The closing of the January 2007 second Offering was conditional upon the execution of a binding and irrevocable agreement for the acquisition by the Company of an entity to become a subsidiary of the Company. Ina addition, the Company was required to file a Form 8-K (Filing Date) disclosing the execution of such agreement within 60 days after the consummation of the January 2007 initial Offering. On January 19, 2007 the Company filed a Form 8-K reporting on the signing of the acquisition agreement. The Investors for both of the above offerings have demand and piggy back registration rights granted to them by the Company under the Subscription Agreement. In addition, if the Company satisfies the conditions of the January 2007 second Offering, then it is obligated to file a registration statement (the "Registration Statement") with the SEC in order to register the Securities issued in the above two offerings. Such securities are the shares of common stock issued, and the shares underlying the Class A and B Common Stock Purchase Warrants. The initial filing of the Registration Statement was to have occurred within seventy-five (75) calendar days after the Filing Date of the 8-K regarding the acquisition of the subsidiary, and cause the registration to be effective not later than one hundred and fifty (150) calendar days after the Filing Date. If the Company does not satisfy these obligations within the specified timeframes, it will be required to pay liquidated damages ("Registration Payment Arrangement") in the amount equal to 2% for each 30 days (or such lesser pro-rata amount for any period of less than 30 days), of the purchase price of the common shares and exercise price of the Class A and B Common Stock Purchase Warrant, from the date of sale of the above two offerings. Such liquidated damages are not to exceed in the aggregate 20% of the aggregate purchase price. The January 2007 initial Offering and January 2007 second Offering provides for the payment of liquidated damages to the Investors in certain events, including the Company's failure to maintain effectiveness of the Registration Statement covering the registered securities. Both offerings also contains certain offering restrictions and negative covenants by the Company including that until the sooner of (i) two (2) years from the closing of  January 2007 second Offering or until (ii) all the shares and the shares underlying the warrants have been transferred the Company will not (a) create liens or other encumbrances on any Company property, (b) amend its certificate of incorporation, bylaws or charter documents in a manner that is adverse to the Investors, (c) repay or repurchase, or declare or make any dividends on, its equity, (d) prepay any financing or outstanding debt, and (e) engage in a transaction with any Company officer, director, employee or affiliate in excess of $50,000, except in certain limited circumstances. In accordance with EITF 00-19-2, “Accounting for Registration Payment Arrangements”, the Company has determined the maximum potential amount of consideration to be issued under the two offerings for Registration Payment Arrangement to be $966,667. As of March 31, 2007 the Company has not accrued any Registration Payment Arrangement Liability for these two offering. COMMON STOCK For the nine months ended March 31, 2007 and 2006, amortization of stock based compensation amounted to $260,634 and $113,251, respectively. On October 30, 2006, the Company received gross proceeds of $100,000 from the sale of 2,000,000 shares of Common Stock to H.K. Mingtai Investment Co., Ltd., a financial institution in China. On January 30, 2007 (the "January 2007 initial Offering"), the Company completed an initial $750,000 units of securities consisting of 8,333,336 shares of Common Stock, common stock purchase warrants to purchase 8,333,336 shares of common stock exercisable at a$.125 per share for a period of five years, and common stock purchase warrants to purchase 4,166,670 shares of common stock exercisable at $.15 per share for a period of five years. On February 27, 2007 (the "January 2007 second Offering"), the Company completed the sale of an additional $750,000 financing of units of its securities consisting of 8,333,336 shares of Common Stock, common stock purchase warrants to purchase 8,333,336 shares of common stock exercisable at a$.125 per share for a period of five years, and common stock purchase warrants to purchase 4,166,670 shares of common stock exercisable at $.15 per share for a period of five years. In total the Company sold $1,500,000 of units (net proceeds of $1,301,000) which consisted of 16,666,672 shares of Common Stock, and common stock purchase warrants to purchase 16,666,672 shares of common stock exercisable at $.125 per share for a period of five years and common stock purchase warrants to purchase 8,333,340 shares of common stock exercisable at $.15 per share for a period of five years. The Common Stock was purchased at a price of $.09 per share. COMMON STOCK PURCHASE WARRANTS A summary of the status of the Company's outstanding stock warrants as of March 31, 2007 and changes during the period then ended is as follows: Weighted Average Exercise Shares Price ---------- -------- Outstanding at July 1, 2006 ........... 16,834,600 $ 0.147 Granted ............................... 26,666,682 0.130 Exercised ............................. 186,000 0.010 Forfeited ............................. - - ---------- ------- Outstanding at March 31, 2007 ......... 43,315,282 $ 0.139 ========== ======= Warrants exercisable at end of period . 43,315,282 $ 0.139 ========== ======= Weighted-average fair value of warrants granted during the period ............ $ 0.130 ======= F-13

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007

NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

COMMON STOCK WARRANTS (CONTINUED)

The following information applies to all warrants outstanding at March 31, 2007:

                               Warrants Outstanding        Warrants Exercisable
                             -------------------------     ---------------------
              Weighted
               Average       Weighted         Weighted
Range of      Remaining      Average           Average
Exercise     Contractual     Exercise         Exercise
Prices         Shares        Life (Years)       Price        Shares       Price
--------     -----------     ------------     --------     ----------    -------
 $0.300         150,000         3.28           $ 0.30         150,000    $ 0.30
 $0.150      24,517,940         3.86           $ 0.15      24,517,940    $ 0.15
 $0.125      18,333,342         4.88           $ 0.125     18,333,342    $ 0.125
 $0.010         314,000         3.28           $ 0.01         314,000    $ 0.01

NOTE 7 - OPERATING RISK

(a) Country risk

The Company's revenues will be mainly derived from the sale of pulp, paper and packaging products in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the
Company's financial condition.

(b) Products risk

In addition to competing with other companies, the Company could have to compete with larger U.S. or foreign companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If U.S. or foreign companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

                                      F-14

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007

NOTE 7 - OPERATING RISK (CONTINUED)

(c) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese
Renminbi converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a
Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

(e) Key personnel risk

The Company's future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The
Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

(f) Performance of subsidiaries risk

All of the Company's revenues will be derived via the operations of the
Company's Chinese subsidiaries. Economic, governmental, political, industry and internal company factors outside of the Company's control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our common stock could decline. Some of the material risks relating to the partner companies include the fact that the subsidiaries are located in
China and have specific risks associated with that and the intensifying competition for the Company's products and services and those of the subsidiaries.

                                      F-15

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dragon International Group Corp. and Subsidiaries
Ningbo, Zhejiang, China

          We have audited the accompanying consolidated balance sheet of Dragon International Group Corp. and Subsidiaries as of June 30, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dragon International Group Corp. and Subsidiaries as of June 30, 2006, and the results of their operations and their cash flows for the years ended June 30, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the consolidated financial statements have been restated.

/s/ Sherb & Co., LLP
Certified Public Accountants
Boca Raton, Florida
September 1, 2006 (Except as to Note 1 and as to the effects of the restatement discussed in Note 1 as to which the date is Oct 19, 2006)

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
June 30, 2006
(As restated-See Note 1)

ASSETS
CURRENT ASSETS:
Cash	$466,272
Accounts receivable (net of allowance for doubtful accounts of $183,087)	4,938,985
Inventories	3,293,846
Advances on purchases	805,662
Other receivables	384,916
Due from related Party	3,498
Prepaid expenses and other	81,164
Total Current Assets	9,974,343

CASH - RESTRICTED	262,287
PROPERTY AND EQUIPMENT - Net	2,053,938
LAND USE RIGHTS-Net	2,524,568
INTANGIBLE ASSETS-Net	393,928
OTHER ASSETS	78,759

Total Assets	$15,287,823

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Notes payable	$2,762,207
Accounts payable	3,401,439
Accrued expenses	2,042,113
Advance from customers	68,694
Liability in connection with acquisition	1,141,476
Total Current Liabilities	9,415,929

STOCKHOLDERS’ EQUITY:
Preferred stock ($.001 Par Value; 25,000,000 Shares Authorized; No shares issued and outstanding)	—
Common stock ($.001 Par Value; 200,000,000 Shares Authorized; 64,532,069 shares issued and outstanding)	64,532
Common stock issuable (890,000 shares)	890
Additional paid-in capital	6,888,230
Retained defcit	(399,769)
Deferred compensation	(854,941)
Other comprehensive income	172,952
Total Stockholders’ Equity	5,871,894

Total Liabilities and Stockholders’ Equity	$15,287,823
See notes to consolidated financial statements

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(As restated-See Note 1)

	For the Year Ended June 30,
	2006	2005
NET REVENUES	$18,434,087	$11,282,376
COST OF SALES	16,633,015	10,191,270
GROSS PROFIT	1,801,072	1,091,106

OPERATING EXPENSES:
Stock-based consulting expenses	255,977	—
Selling expenses	413,912	425,082
General and administrative	611,109	730,954
Total Operating Expenses	1,280,998	1,156,036

INCOME FROM OPERATIONS	520,074	(64,930)

OTHER INCOME (EXPENSE):
Other income	371,854	80,146
Gain on sale of assets	—	54,426
Debt issuance costs	(338,091)	(20,854)
Settlement of debt	(1,326,569)	—
Interest expense, net	(1,838,066)	(315,704)
Total Other Income (Expense)	(3,130,872)	(201,986)

NET LOSS BEFORE MINORITY INTEREST	(2,610,798)	(266,916)

MINORITY INTEREST IN LOSS OF SUBSIDIARY	16,681	—

NET LOSS	$(2,594,117)	$(266,916)

NET INCOME PER COMMON SHARE
Basic	$(0.06)	$(0.01)
Diluted	$(0.06)	$(0.01)

Weighted Common Shares Outstanding - Basic	46,349,684	31,722,158
Weighted Common Shares Outstanding - Diluted	46,349,684	31,722,158
See notes to consolidated financial statements

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(As restated-See Note 1)

	Common Stock, $.001 Par Value		Common Stock Issuable
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Retained Earnings (Deficit)	Deferred Compen- sation	Other Compre- hensive Income	Total Stockholders’ Equity
Balance, July 1, 2004	24,625,000	$24,625	—	$—	$398,080	$2,461,264	$—	$—	$2,883,969
Recapitalization of Company	1,280,234	1,280	—	—	(95,928)	—	—	—	(94,648)
Shares issued for conversion of debt	7,680,000	7,680	—	—	49,921	—	—	—	57,601
Beneficial conversion feature	—	—	—	—	689,168	—	—	—	689,168
Issaunce of warrants with convertible debt	—	—	—	—	683,281	—	—	—	683,281
Contributed capital	—	—	—	—	15,000	—	—	—	15,000
Acquisition of remaining 30% interest of Anxin Ningbo International	4,000,000	4,000	—	—	(4,000)	—	—	—	—
Net loss for the year	—	—	—	—	—	(266,916)	—	—	(266,916)

Balance, June 30, 2005	37,585,234	37,585	—	—	1,735,522	2,194,348	—	—	3,967,455
Beneficial conversion feature	—	—	—	—	236,704	—	—	—	236,704
Common stock issued in connection with conversion of notes payable and accounts payable	1,458,267	1,458	—	—	9,479	—	—	—	10,937
Issuance of warrants as offering cost for sale of convertible debt	—	—	—	—	168,894	—	—	—	168,894
Issuance of warrants with convertible debt	—	—	—	—	183,452	—	—	—	183,452
Common stock issued for services	5,510,000	5,510	890,000	890	637,600	—	(644,000)	—	—
Common stock issued in connection with acquisitions	1,500,000	1,500	—	—	478,500	—	—	—	480,000
Common stock issued for conversion of convertible debentures	18,478,568	18,479	—	—	1,644,592	—	—	—	1,663,071
Value of common shares issued below minimum conversion	—	—	—	—	914,704	—	—	—	914,704
Grants of warrants in connection with debt conversion	—	—	—	—	411,865	—	—	—	411,865
Grants of warrants for services	—	—	—	—	466,918	—	(466,918)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	255,977	—	255,977
Comprehensive loss:
Net loss for the year	—	—	—	—	—	(2,594,117)	—	—	(2,594,117)
Foreign Currency translation adjustment	—	—	—	—	—	—	—	172,952	172,952

Balance, June 30, 2006	64,532,069	$64,532	890,000	$890	$6,888,230	$(399,769)	$(854,941)	$172,952	$5,871,894
See notes to consolidated financial statements

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(As restated-See Note 1)

	For the Years Ended June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss before minority interest	$(2,610,798)	$(266,916)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation and amortization	258,605	58,095
Stock-based compensation	255,977	—
Amortization of discount on debentures payable	1,580,778	212,515
Amortization of debt issuance costs	380,237	20,854
Common stock and warrants issued in connection with debt settlement	1,326,569	—
Gain on disposal of assets	—	(54,426)
Allowance for doubtful accounts	49,516	96,290
Minority interest	16,681	—
Changes in assets and liabilities:
Accounts receivable	(761,582)	(1,988,366)
Inventories	(735,372)	1,713,980
Prepaid and other current assets	295,235	254,902
Other receivables	646,173	(682,713)
Advances to employees	—	571,394
Advances on purchases	(475,710)	(154,586)
Other assets	(9,372)	(4,154)
Accounts payable	183,770	(1,650,199)
Accrued expenses	(565,379)	1,029,389
Advances from customers	60,975	(381,220)
NET CASH USED IN OPERATING ACTIVITIES	(103,698)	(1,225,161)

CASH FLOWS FROM INVESTING ACTIVITIES:
Due to related parties	(819,336)	105,305
Cash in subsidiaries on date of acquisition	60,592	(40,612)
Cash expensed in acquisition	(25,000)	—
Decrease in short-term investments	—	386,473
Decrease (increase) in restricted cash	357,278	(619,565)
Capital expenditures	(560,223)	(163,059)
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(986,689)	(331,458)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	824,943	876,812
Repayment of loans payable	(390,653)	—
Proceeds from debentures payable	503,500	1,423,900
Repayment of debentures payable	(275,342)	—
Placement fees paid	(89,807)	(142,390)
Contributed capital	—	15,000
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	572,641	2,173,322

EFFECT OF EXCHANGE RATE ON CASH	81,459	—

NET (DECREASE) INCREASE IN CASH	(436,287)	616,703

CASH - beginning of year	902,559	285,856

CASH - end of year	$466,272	$902,559

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
Interest	$186,432	$95,625
Income Taxes	$31,761	$54,766

Non-cash investing and financing activities
Issuance of common stock for debt	$10,937	$57,601
Convertible debentures and accrued interest converted to common stock	$1,663,071	$—
Beneficial conversion feature on issued debentures payable	$236,704	$689,168
Debt discount on warrants granted with convertible debt	$184,140	$683,281
Deferred finance cost for warrants granted to obtain financing	$168,894	$—
Common stock issued for deferred compensation	$644,000	$—
Warrants granted for deferred compensation	$466,918	$—

Fair value of assets acquired	$2,500,681	$3,800,835
Related party receivable exchanged in acquisition	$—	$2,793,506
Liabilities assumed	$1,359,205	$1,007,329
See notes to consolidated financial statements.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Dragon International Group Corp., (the “Company” or “Dragon Nevada”) formerly Retail Highway.com, Inc. (“Retail” ) was incorporated in the State of Nevada on February 17, 1993 under the name “LBF Corporation”. Effective April 17, 1999, Retail acquired certain assets to facilitate its entry into electronic commerce and changed its name to “Retail Highway.com, Inc.”

On or about August 13, 2004, the Dragon Nevada entered into an Agreement and Plan of Reorganization (the “Merger”), subsequently amended on September 30, 2004 and effective October 4, 2004. Pursuant to the Merger, Dragon Nevada issued 24,625,000 shares of its common stock for the acquisition of all of the outstanding capital stock of Dragon International Group Corp., a Florida corporation (“Dragon Florida”). For financial accounting purposes, the Merger has been treated as a recapitalization of Dragon Nevada with the former shareholders of the Dragon Nevada retaining 1,280,234 shares of common stock, or approximately 5%. Furthermore, Dragon Nevada’s prior management resigned their respective positions and were replaced by management of Dragon Florida.

In connection with the Merger, Dragon Nevada undertook a reverse stock split of its common stock, whereby one (1) share of common stock was issued in exchange for every eight (8) shares of common stock outstanding immediately prior to October 4, 2004, the effective date. All share and per-share information included in this report has been presented to reflect this reverse stock split.

Additionally, as part of the Merger, Dragon Nevada amended its Articles of Incorporation, whereby Dragon Nevada changed its name to Dragon International Group Corp., as well as re-established its capitalization to the authorized capital structure immediately prior to the Merger, which consisted at the date of merger of 25,000,000 shares of Preferred Stock, par value $0.001 per share, and 50,000,000 Common Shares, par value $.001 per share. On May 31, 2005, Dragon Nevada increased its authorized common shares to 200,000,000.

Effective June 30, 2004, Dragon Florida entered into a Stock Purchase Agreement to acquire 70% of Ningbo Dragon International Trade Co., Ltd. (“Ningbo Dragon”), formerly known as Ningbo Anxin International Trade Co., Ltd. (“Anxin”). On December 31, 2004, Dragon Florida acquired the remaining 30% of Ningbo Dragon. In connection with the acquisition of the remaining 30% of Ningbo Dragon, the Company issued an additional 4,000,000 shares of common stock. For financial accounting purposes, the issuance of these shares was treated as part of the recapitalization of Dragon Nevada and valued at par value. Ningbo Dragon, established in 1997 and incorporated in the Peoples Republic of China, is located in the city of Ningbo, located in the Zhejiang Province in the PRC, approximately 200 miles south of Shanghai. The acquisition of Ningbo Dragon by Ningbo Florida has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Dragon Florida, and ultimately Dragon Nevada, pursuant to which Ningbo Dragon is treated as the continuing entity. Effective July 7, 2005 Ningbo Dragon changed its name to Ningbo Dragon International Trading Co., Ltd. Ningbo Dragon is involved in the pulp and paper industry, operating as a manufacturer and distributor of paper and integrated packaging paper products. Ningbo Dragon, through a subsidiary, holds an ISO9000 certificate and national license to import and export products.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company (Continued)

In addition to its own operations, Ningbo Dragon operates four subsidiaries, including: (i) Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”), that holds an ISO9000 certificate and operates a civil welfare manufacturing facility in Fuming County of the Zhang’ai Village in Ningbo, China; Yonglongxin operates the Xianyang Naite Research & Development Center (“R&D Center”), created to develop, design and improve production methods in the specialty packaging industry in China. (ii) a 60% interest in Hangzhou Yongxin Paper Co., Ltd. (“Yongxin”) manufactures, sells, and distributes cigarette packing materials, (iii) Ningbo Dragon Packaging Technology Co., Ltd. (“Dragon Packaging”), formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd. (“XinYi”) after having changing their name on August 1, 2006, operates a pulp and manufacturing facility and (iv) Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”), a manufacturer of specialized packaging products for the pharmaceutical industry. Ningbo Dragon has a distribution network covering east and central China.

Henceforth Dragon Nevada, Dragon Florida, Dragon Ningbo or any of its subsidiaries are to be referred to as the “Company”, unless reference is made to the respective company for reference to events surrounding that company.

Ningbo Dragon acquired 100% of Dragon Packaging on June 1, 2005. Dragon Packaging, established in August 2002, is located in Ningbo, China, in close proximity to the headquarters of Ningbo Dragon. At the time of acquisition Dragon Packaging was winding down operations due to low profitability. The main assets of Dragon Packaging were comprised of land use rights. The land use rights owned by Dragon Packaging have an appraised value of $2,494,247. The appraisal was performed by the Ningbo Tianyuan Accounting Firm, an independent third party, on June 16, 2005. Ningbo Dragon held an account receivable in the amount of $2,793,506 related to previous business. Under the terms of the agreement Ningbo Dragon assumed land use rights of $2,494,247, other assets of $1,306,588, and debt of $1,007,329. The other assets of $1,306, 588 consisted of Cash, prepaid expenses, other receivables, fixed assets and deferred assets. The acquisition was consummated in exchange for the release of the account receivable. (See Note 5 – Acquisitions and Dispositions)

In July 2005, the Company acquired 60% interest in Hangzhou Yongxin Paper Co., Ltd. (“Yongxin”). Yongxin, established in 2003, is located in Hangzhou of Zhejiang Province, China, and manufactures and sells high-end cigarette packing material and was a direct competitor of ours. The Company issued an aggregate of 1,000,000 shares of common stock in consideration therefore. The Company plans to consolidate substantially all of the Yongxin operations with its own subsidiary in Ningbo. All operations will be located in the new manufacturing facilities in Ningbo. The Company acquired Yongxin as part of our ongoing desire to consolidate its interests in its industry. (See Note 5 – Acquisitions and Dispositions)

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company (Continued)

In August 2005, Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”) acquired the Xianyang Naite Research & Development Center, located in Ningbo, China, which was created to improve production efficiencies in the specialty packaging industry. Dragon Nevada paid $25,000 in cash and issued 500,000 shares of common stock in consideration for this acquisition. (See Note 5 – Acquisitions and Dispositions)

In June 2006, the Company acquired Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”). JinKui, established in 2004, is located in Shanghai, China and is a manufacturer of packaging materials for the pharmaceutical and food industry for a total purchase price of $1,141,476. The Company will issue an aggregate of 8,095,574 shares of its common stock valued at $1,141,476 in consideration for this acquisition. (See Note 5 – Acquisitions and Dispositions)

Basis of presentation

The consolidated statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in 2006 and 2005 include the allowance for doubtful accounts of accounts receivable, the useful life of property, plant and equipment and land use rights.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. At June 30, 2006, the Company maintains restricted cash of $262,287 in a bank account that is collateral for certain letters of credit and is presented as restricted cash on the accompanying balance sheet.

Accounts receivable

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At June 30, 2006, the allowance for doubtful accounts was $183,087.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

Inventories, consisting of raw materials and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method.

Stock-based compensation

In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. The Company has adopted FAS No.123R in the first quarter of fiscal year 2006.

Net income (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. At June 30, 2005, there were warrants to purchase 4,635,300 shares of common stock, 1,658,400 shares upon conversion of convertible notes payable, and approximately 5,290,389 shares upon conversion of outstanding convertible debentures and related interest, which could potentially dilute future earnings per share. At June 30, 2006, there were warrants to purchase 16,834,600 shares of common stock, which could potentially dilute future earnings per share.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts reported in the consolidated balance sheet for cash, accounts receivable, other receivables, accounts payable and accrued expenses, and loans approximate their fair market value based on the short-term maturity of these instruments.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Intangible Assets / Intellectual Property

The Company amortizes the intangible assets and intellectual property acquired in connection with their various acquisitions. The Company amortizes these assets based on expected useful lives of these assets, based on Company management projecting forward future revenue and expense streams of these acquired entities.

Long - Lived Assets

The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the company are recorded at the lower of carrying amount or fair value less cost to sell. To the extent carrying values exceed fair values; an impairment loss is recognized in operating results.

Advances from customers

Customer deposits at June 30, 2006 of $68,694 consist of a prepayment to the Company for merchandise that had not yet been shipped. The Company will recognize the advances as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy.

Income taxes

The Company files federal and state income tax returns in the United States for its domestic operations, and files separate foreign tax returns for the Company’s Chinese subsidiaries. Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive income

The Company uses Statement of Financial Accounting Standards No. 130 (SFAS 130) “Reporting Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders’, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income for the year ended June 30, 2006 included net income and foreign currency translation adjustments.

Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, “Foreign Currency Translation”, and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss. As of June 30, 2006, the exchange rate for the Chinese Renminbi (RMB) was $1 U.S. dollar for 8.0065 RMB.

The functional and reporting currency is the U.S. dollar. The functional currency of the Company’s Chinese subsidiary, Ningbo Dragon, is the local currency, the Chinese dollar or Renminbi (“RMB”). The financial statements of the subsidiaries are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented. The cumulative translation adjustment and effect of exchange rate changes on cash at June 30, 2006 was $172,952.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions in the United States and China. At June 30, 2006, the Company had approximately $466,000 in China bank deposits, which may not be insured. The Company has not experienced any losses in such accounts through June 30, 2006. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenue streams of the Company:

Revenue is recognized when earned.  The Company's revenue recognition policies are in compliance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104 "Revenue Recognition".

The Company record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.  Revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

Sales are recognized at the time title transfers to the customer, generally upon shipment.  A liability for advance from customers is recognized when the customers pay the ordered products before the products have been shipped. This liability is recognized as revenue once the products have been shipped. The Company operates in People’s Republic of China. No single customer accounted for more than 10% of net sales in fiscal 2006 and 2005.

Research and development

Research and development costs are expensed as incurred and amounted to $ 1,773 and $0 for the years ended June 30, 2006 and 2005, respectively, and are included in general and administrative expenses on the accompanying statements of operations. Research and Development costs are incurred on a project specific basis.

Advertising

Advertising is expensed as incurred. Advertising expenses for the years ended June 30, 2006 and 2005 were not material.

Shipping Costs

Shipping costs are included in selling expenses and totaled $165,246 and $232,252 for the years ended June 30, 2006 and 2005, respectively.

Minority Interest

Under generally accepted accounting principles when losses applicable to the minority interest in a subsidiary exceed the minority interest in the equity capital of the subsidiary, the excess is not charged to the majority interest since there is no obligation of the minority interest to make good on such losses. The Company, therefore, has included losses applicable to the minority interest against its interest since the minority owners have no obligation to make good on the losses. If future earnings do materialize, the Company shall be credited to the extent of such losses previously absorbed.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segment Information

The Company currently operates in one business segment as determined in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The determination of reportable segments is based on the way management organizes financial information for making operating decisions and assessing performance. All operations and sales are located in the Peoples Republic of China United States of America. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. Currently, SFAS 131 has no effect on the Company’s consolidated financial statements as substantially all of the Company’s operations are conducted in one industry segment.

Recent accounting pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. The Company has adopted FAS No. 123R in the first quarter of fiscal year 2006.

In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Non-monetary Assets.” The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAF 153 is effective for fiscal periods beginning after December 15, 2005. The adoption of this pronouncement is not expected to have any significant effect on the Company’s financial position or results of operations.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance has released Staff Accounting Bulletin (SAB) No.107 to provide guidance regarding the application of FASB Statement No.123 (revised 2004), Share-Based Payment. Statement No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SAB 107 provides interpretative guidance related to the interaction between Statement No. 123R and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to Statement No. 123R.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent accounting pronouncements (continued)

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and ErrorCorrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No.154 also requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No.154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS No.154 on June 1, 2006, they do not expect SFAS No. 154 to have a significant impact on their consolidated financial condition and results of operations.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109”. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the provisions of FIN No. 48 to determine the impact on our consolidated financial statements.

In February 2006, the FASB issued FASB No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140” (“ FAS. 155”). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under FAS 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under FAS 140. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management is currently evaluating the provisions of FASB No. 155 to determine the impact on their consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Restatement

For the year ended June 30, 2006, in the Company’s initially filed annual report as required under Securities and Exchange regulations, the Company initially classified 8,095,574 shares of common stock, based on the fair value of each share at $0.141 for a total of $1,141,476, as common stock issuable in the stockholders’ equity section of the balance sheet and statements of stockholders’ equity. The underlying shares were recorded in connection with the acquisition of Shanghai JinKui Packaging Material Co., Ltd. (JinKui”) on June 30, 2006. The Company made a clerical error in the above classification. The Company was aware that these common shares should have been classified as a liability in connection with the acquisition. Accordingly, the financial statements have been amended. The adjustments to the financial statements for the reclassification were as follows:

1. Balance Sheet:

The stockholders’ equity decreased by $1,141,476 to $5,871,894 from $7,013,370 and current liabilities increase by $1,141,476, with the classification of a liability in connection with an acquisition.

2. Statements of Stockholders’ Equity:

As of June 30, 2006, and for the related year end, common stock issuable decreased by 8,095,574 to 890,000 from 8,985,574 shares of common stock, this resulted in the par value of common stock issuable and additional paid-in capital decreasing by $8,096 and $1,133,380, respectively, from $8,986 and $7,980,153, respectively, to a restated commons stock issuable and additional paid-in capital, as relates to this amendment only, of $890 and $6,888,230, respectively.

NOTE 2 – INVENTORIES

At June 30, 2006, inventories consisted of the following:

Raw materials	$293,514
Finished goods	3,000,332
$3,293,846

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 3 – LAND USE RIGHTS

In connection with the acquisition of Ningbo Dragon Packaging Technology Co., Ltd. (“Dragon Packaging”) (see note 5), the Company acquired land use rights valued as of June 30, 2006 at $2,579,450 (Local currency of RMB 20,652,366) through an agreement with the Chinese government, whereby the Company has rights to use certain land until March 4, 2053. The Company amortized this land use right over the contract period beginning July 1, 2005. For the year ended June 30, 2006, amortization expenses amounted to $54,882. The land use rights as of June 30, 2005 were valued at $2,494,247. The value of the land use rights remained constant in the local currency of RMB, the change in the valuation as it relates to U.S. dollars is associated with the currency fluctuation.

	Estimated Life
Land Use Rights	47 year	$2,579,450

Less: Accumulated Amortization		$54,882
		$2,524,568
NOTE 4 – PROPERTY AND EQUIPMENT

At June 30, 2006, property and equipment consisted of the following:

	Estimated Life
Auto and truck	10 Years	$166,102
Manufacturing equipment	5 Years	1,536,825
Building and improvements	20 Years	799,606
Office equipment	5 Years	43,261
		2,545,794
		(491,856)
Less: Accumulated depreciation		$2,053,938
For the years ended June 30, 2006 and 2005, depreciation expense for property and equipment amounted to $105,241 and $58,095, respectively.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 5 – ACQUISITION AND DISPOSITIONS

On July 1, 2005, the Company acquired 60% interest in Hangzhou Yongxin Paper Co., Ltd. (“Yongxin”). Yongxin, established in 2003, is located in Hangzhou of the Zhejiang Province, China, and manufactures and sells high-end cigarette packaging material and was a direct competitor of the Company. The Company issued an aggregate of 1,000,000 shares of common stock in consideration for the nets assets of Yongxin. The fair value of the common stock issued was based on the $.34 quoted trading price of the common stock on the acquisition date and amounted to $340,000. The Company plans to consolidate substantially all of the Yongxin operations with its own in Ningbo. All operations will be located in the new manufacturing facilities in Ningbo. The Company acquired Yongxin as part of its ongoing desire to consolidate its interests in its industry. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. On the date of acquisition, the fair value of net assets exceeded the purchase price by $322,192. The excess had been applied to an intangible asset – categorized as marketing-related intangible assets and customer-related intangible assets, and is being amortized over five years on a straight - line basis, which was the time frame that the management of the Company was able to project forward for future revenue. Total amortization expense for the year ended June 30, 2006 was $65,272. The results of operations of Yongxin are included in the consolidated results of operations of the Company from the Acquisition Date.

On August 1, 2005 Ningbo Dragon’s subsidiary, Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. (“Yonglongxin”), acquired the Xianyang Naite Research and Development Center (“Xianyang”), located in Ningbo, China. The Company paid $25,000 in cash and issued 500,000 shares of its common stock in consideration for this acquisition. The fair value of the common stock issued was based on the quoted trading price of the common stock on the acquisition date of $.28 per share and amounted to $140,000. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. On the date of acquisition, the fair value of net assets exceeded the purchase price by $163,928. The excess had been applied to an intangible asset – categorized as technology-based intangible assets, and is being amortized over five years on a straight - line basis, which was the time frame that the management of the Company was able to project benefits for this Research and Development center. Total amortization expense for the year ended June 30, 2006 was $33,210. The results of operations of Xianyang Naite Research & Development Center are included in the consolidated results of operations of the Company from August 1, 2005.

On June 30, 2006, the Company acquired the Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”). JinKui, established in 2004, is located in Shanghai, China and is a manufacturer of packaging materials for the pharmaceutical and food industry. Under the term of the agreement, the Company will issue common stock to acquire 100% ownership interest in JinKui. The consideration is equal to the shareholders’ equity of JinKui of $1,141,476 as of June 30, 2006. The Company agreed to issue 8,095,574 shares of its common stock, based on the fair value of each share at $0.141 per share, equaling the $1,141,476 equity of JinKui on the date of acquisition. The Company has not issued these shares as of June 30, 2006, and accordingly has accounted for them as liability in connection with acquisition. In addition to the 8,095,574 common shares issuable, the Company agreed to issue to the former owner s of JinKui the following shares upon achievement of certain milestones: 10,000,000 shares of their common stock if JinKui achieves 6 million RMB in sales, with 600,000 RMB in net income, by December 31, 2006 and

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 5 – ACQUISITION AND DISPOSITIONS (CONTINUED)

10,000,000 more shares of their common stock if JinKui achieves 20 million RMB in 12 months of sales, with 2 million RMB in net income by June 30, 2007. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. The results of operations of JinKui are not included in the consolidated results of operations of the Company since the acquisition date is on June 30, 2006.

In March 2007, the Company amended the terms of the stock purchase agreement made and entered on June 10, 2006 by and among Dragon International Group Corp. and Shanghai JinKui Packaging Material Co. Ltd.. Under the terms of the amended agreement in the event JinKui achieves net income of $500,000 for the 12 months ended June 30, 2008 JinKui may receive additional shares of DRGG common stock up to a maximum of 10,000,000 shares.

Ningbo Dragon acquired 100% of Dragon Packaging on June 1, 2005. Dragon Packaging, established in August 2002, is located in Ningbo, China, in close proximity to the headquarters of Ningbo Dragon. At the time of acquisition Dragon Packaging was winding down operations due to low profitability. The main assets of Dragon Packaging were comprised of land use rights. The land use rights owned by Dragon Packaging have an appraised value of $2,494,247. The appraisal was performed by the Ningbo Tianyuan Accounting Firm, an independent third party, on June 16, 2005. Ningbo Dragon held an account receivable in the amount of $2,793,506 from Dragon Packaging related to previous business. Under the terms of the agreement Ningbo Dragon assumed land use rights of $2,494,247, other assets of $1,306,588, and debt of $1,007,329. The other assets of $1,306, 588 consisted of Cash, prepaid expenses, other receivables, fixed assets and deferred assets. The acquisition was consummated in exchange for the release of the account receivable. As a result Dragon Packaging is a wholly owned subsidiary of Ningbo Dragon.

On the land acquired in the agreement with Dragon Packaging, Ningbo Dragon constructed a new 91,000 square foot manufacturing facility.

On August 1, 2006 Ningbo XinYi Paper Product Industrial Co., Ltd. changed its name to Ningbo Dragon Packaging Technology Co., Ltd., (“Dragon Packaging”).

The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. On the date of acquisition, the fair value of net assets was equal to the purchase price. The results of operations of Dragon Packaging are included in the consolidated results of operations of the Company from the Acquisition Date. The Dragon Packaging assets and liabilities acquired were as follows:

Land use rights	$2,494,247
Other assets acquired	1,306,588
Debt assumed	(1,007,329)
Accounts receivable exchanged	(2,793,506)
Cash purchase price	$—

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 5 – ACQUISITION AND DISPOSITIONS (CONTINUED)

Ningbo Dragon has consolidated the operations of two divisions in an effort to reduce fixed operational expenses. Ningbo Dragon operates the underlying businesses of each entity from the headquarters located in Ningbo. The two consolidated divisions are Shanghai An’ Hong Paper Company Limited (“An’ Hong”) and Ningbo Long’ An Industry and Trade Company Limited (“Long’ An”). In connection with this consolidation, the Company has a receivable of approximately $169,336 from a third party which is included in other receivables on the accompanying consolidated balance sheet.

For acquisitions during the year ended June 30, 2006, the assets acquired and liabilities assumed were as follows:

	Yongxin	Xianyang	JinKui	Total
Cash	$33,654	$—	$26,938	$60,592
Accounts receivable	543,564	—	503,012	1,046,576
Inventory	496,009	25,733	925,544	1,447,286
Prepaid expenses and other	—	—	190,661	190,661
Property and equipment, net	69,121	—	854,526	923,647
Accounts payable	(576,978)	—	(93,787)	(670,765)
Accrued expenses and other	(547,562)	—	(1,265,418)	(1,812,980)
Loans payable	—	(24,661)	—	(24,661)
Intangible Assets	322,192	163,928	—	486,120

Total purchase price	$340,000	$165,000	$1,141,476	$1,646,476
The future amortization of the intangible assets for the next five years and thereafter is as follows:

Year Ended June 30, 2007	$98,482
Year Ended June 30, 2008	$98,482
Year Ended June 30, 2009	$98,482
Year Ended June 30, 2010	$98,482
Thereafter	-0-
Amortization expense of the intangible assets for the twelve-month periods ended June 30, 2006 and 2005 was $98,482 and $0, respectively.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 6 – PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following pro forma combined financial information presented below, gives effect to the Yongxin acquisition, Xianyang acquisition and JinKui acquisition under the purchase method of accounting prescribed by Accounting Principles Board Opinion No.16, Business Combinations, as if it occurred as of the beginning of fiscal 2006 and 2005.

These pro forma statements are presented for illustrative purposes only. There were no pro forma adjustments related to the acquisitions in fiscal 2006. The pro forma adjustments related to amortization expenses for the intangible assets in fiscal 2005.

Twelve Months Ended June 30, 2006
	DRGG 6/30/2006	Xian Yang Naite 7/1/05-8/1/05	JinKui 7/1/05-6/30/06	Proforma Adjustment	Total
Sales	18,434,087	—	840,889	—	19,274,976
Cost of Goods	16,633,015	—	586,989	—	17,220,004
Gross Profit	1,801,072	—	253,900	—	2,054,972
Operating Expenses	1,280,998	—	335,581	—	1,616,579
Operating Income (Loss)	520,074	—	(81,681)	—	438,393
Other Expense	(3,114,191)	—	(19,357)	—	(3,133,548)
Net Loss	(2,594,117)	—	(101,038)	—	(2,695,155)
Net Loss per share	(0.06)	—	(0.00)	—	(0.06)

Twelve Months Ended June 30, 2005
	DRGG 6/30/2005	XinYi 7/1/04-5/30/05	YongXin 7/1/04-6/30/05	Xian Yang Naite 7/1/04-6/30/05	JinKui 7/1/04-6/30/05	Proforma Adjustment	Total
Sales	11,282,376	—	1,063,213	—	831,749	—	13,177,338
Cost of Goods	10,191,270	—	1,001,260	—	699,451	—	11,891,981
Gross Profit	1,091,106	—	61,953	—	132,298	—	1,285,357
Operating Expenses	1,156,036	23,887	117,505	—	119,917	98,482	1,515,827
Operating Income (Loss)	(64,930)	(23,887)	(55,552)	—	12,381	(98,482)	(230,470)
Other Income (Expense)	(201,986)	75	(358)	—	(9,259)	—	(211,528)
Net Income (Loss)	(266,916)	(23,812)	(55,910)	—	3,122	(98,482)	(441,998)
Net Income (Loss) per share	(0.01)	(0.00)	(0.00)	—	0.00	(0.00)	(0.01)

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 7 – CONVERTIBLE NOTES PAYABLE

Prior to the Merger of Dragon Florida into Dragon Nevada, in September 2002, the former President of Dragon Nevada loaned the Company $10,000 to pay operating expenses pursuant to a demand note payable accruing interest at 3% per annum. This note payable, and any accrued interest is convertible at $0.0075 per share. Additionally, in April 2004 the former President converted advances of $31,124 into a demand note payable accruing interest at 3% per annum. In January and February 2005, the note holder converted $31,026 of principle from the $31,124 note payable into 4,136,789 shares of common stock. In October 2005 and June 2006, the note holder converted the remaining $98 principle from the $31,124 note payable, plus the $10,000 note payable, and $839 of accrued interest payable on both notes into 1,458,267 shares of common stock. At June 30, 2006 both notes payable, to the Company’s former President, plus all accrued interest had been fully converted. These notes were issued prior to any knowledge of a potential transaction between the Company and Dragon International Group Corp., a Florida corporation.

NOTE 8 – CONVERTIBLE DEBENTURES PAYABLE

During the year ended June 30, 2005 the Company commenced two offering of securities. The first offer closed on March 1, 2005 (the “March 2005 Private Placement”), and the Company commenced the sale of the July 2005 Private Placement on May 9, 2005, with a closing date on July 11, 2005 (the “July 2005 Private Placement”). Furthermore in January 2006, the Company provided a conversion offer for the outstanding principal and interest due to the investors. The following are the details of each transaction:

March 2005 Private Placement

On March 1, 2005, the Company closed a private offering of Units. Each Unit consisted of a secured convertible promissory note with a face value of the principal amount invested by each investor, carrying an annual coupon of 8% (“March Notes”) and common stock purchase warrants (5 warrants per dollar invested) to purchase shares of our common stock at $.40 per share for a period of five (5) years following the closing of the offering (“March Warrants”). The minimum subscription was for $50,000 or one Unit; which consisted of a secured convertible promissory note with a face value $50,000, carrying an annual coupon of 8% and 250,000 March Warrants (5 Warrants for every dollar invested). The Company reserved the right to accept subscriptions for a fractional Unit, which the Company did. The Company received gross proceeds of $357,500 from the sale of these Units (Net proceeds of $321,750 after commission and non accountable expenses of $35,750 to Skyebanc, Inc., the placement agent, as discussed below). The Units were sold to a total of 7 “accredited investors”, as that term is defined under the Securities Act of 1933, as amended. The March Notes were scheduled to mature six months following the closing of the offering. Interest payments were payable monthly. Principal payment was due at maturity. In connection with the March 2005 Private Placement, the Company issued an aggregate of 1,787,500 March Warrants ($357,500 x 5 = 1,787,500).

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 8 – CONVERTIBLE DEBENTURES PAYABLE (CONTINUED)

At the time of the March 2005 Private Placement, the Company anticipated undertaking a subsequent offering to raise additional funds under similar terms and conditions as provided in the March 2005 Private Placement. As a result, the relevant offering documents for the March 2005 Private Placement contained a mandatory provision that provided for each of the investors to convert into the subsequent offering. The provision included in the terms of the offering was as follows: It is anticipated that the Company will endeavor to offer additional securities under similar terms to this offering. In the event the Company engages the placement agent to secure additional investment capital under similar terms to this offering, the investment amount secured from the March 2005 Private Placement will be invested under the terms of the future offering.

This subsequent offering, described herein under the heading “July 2005 Private Placement”, took place beginning on May 9, 2005, was similar to the offering terms of the March 2005 Private Placement, with the exception of the primary term of the convertible promissory note. Each of the investors retained ownership of the March Warrants issued to them as per the terms of the March 2005 Private Placement.

The March Notes included in the March 2005 Private Placement were convertible into common stock. The Company may convert a portion of the remaining principal and accrued interest due into shares of common stock, upon notice, at a conversion rate equal to a 20% discount to the weighted average bid price for the previous five days prior to receipt of notice of conversion.

The investor can elect to convert all remaining principal and interest due into shares of common stock to a 20% discount to the market with a floor of $.40.

As per the terms of the March 2005 Private Placement, the Company exchanged the investment amount of the March 2005 Private Placement into the terms of the subsequent July 2005 Private. The investment amount of the March 2005 Private Placement of $357,500 received on March 1, 2005 were exchanged for $357,500 worth of the July 2005 Private Placement described herein. At the time of the March 2005 Private Placement, the Company anticipated undertaking a subsequent offering to raise additional funds under similar terms and conditions as provided in the March 2005 Private Placement. As a result, the relevant offering documents contained a mandatory provision that provided for each of the investors to convert into the subsequent offering. This subsequent offering, described herein under the heading “July 2005 Private Placement,” took place beginning on May 9, 2005 and was similar to the offering terms of the March 2005 offering, with the exception of the primary term of the convertible promissory note. Each of the investors retained ownership of the March Warrants issued to them as per the terms of the March 2005 Private Placement.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 8 – CONVERTIBLE DEBENTURES PAYABLE (CONTINUED)

In connection with the 1,787,500 warrants granted under the March 2005 Private Placement, the Company recorded a discount on the March Notes in the amount of $239,510 that was amortized over the term of the March Notes, which was 6 months. The warrants were valued to the extent of their allocable percentage to the total value of the convertible debentures. The fair market value of each stock warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model, in accordance with SFAS No. 123(R) using the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 4.00%, volatility of 141% to 145% and expected term of 5 years. With regards to the $239,510 discount, $142,375 and $97,135 was amortized in the years ended June 30, 2005 and 2006, respectively.

Upon initial issuance of March Notes the Company recorded a beneficial conversion in the amount of $44,688 to be amortized over the term of the March Notes, which was 6 months, of which $26,565 and $18,123 was amortized in the years ended June 30, 2005 and 2006, respectively.

In connection with the principal amount of the March Notes being exchanged into the terms of the July 2005 Private Placement; the Company recorded an additional beneficial conversion amount of $52,723, of which $31,342 and $21,381 was amortized in the years ended June 30, 2005 and 2006, respectively.

The March Notes received an additional 715,000 common stock purchase warrants issued, upon conversion to the July 2005 Private Placement. The Company recorded a discount on debt for these warrants valued at $20,579. The value of the warrants were valued below their fair market value, as the entire March 2005 Private Placement has been recorded for its full value with regards to the valuation for its beneficial conversion features as well as for the original 1,787,500 warrants and these subsequently granted 715,000 warrants. With regards to the $20,579 discount, $12,233 and $8,346 was amortized in the years ended June 30, 2005 and 2006, respectively.

Skyebanc, Inc. (“Skyebanc”), an NASD broker dealer, acted as selling agent in connection with the offering. The Company paid Skyebanc a sales commission of eight percent (8%) of the total proceeds resulting from the sale of the securities. The Company also reimbursed Skyebanc for its expenses in the amount of two percent (2%) of the selling price of the securities sold on a non- accountable basis.

Pursuant to Emerging Issues Task Force (EITF) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the Company has determined that collateral shares required to be issued as liquidated damages are not required to be recorded as a equity instrument, as EITF 00-19 provides that contracts that include any provision that could require net-cash settlement, as is required for the penalty, cannot be accounted for as equity of the Company. In addition, In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, (“FASB 133”), the Company determined that the conversion feature of the notes did not meet the criteria for bifurcation of the conversion option, as the debt met the definition of “conventional convertible debt”, as defined under EITF 00-19, and therefore the conversion feature of the debt did not need to be bifurcated and accounted for as a derivative.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 8 – CONVERTIBLE DEBENTURES PAYABLE (CONTINUED)

July 2005 Private Placement

On July 11, 2005, the Company closed on the sale of units under the July 2005 Private Placement. The Company issued an aggregate of $1,927,400 worth of Units; Each Unit consisted of a secured convertible promissory note with a face value of the principal amount invested by each investor carrying an annual coupon of 8% (“July Notes”) and common stock purchase warrants (2 warrants per dollar invested) to purchase shares of our common stock at $.30 per share for a period of five (5) years expiring July 1, 2010 (“July Warrants”). The Units were sold to “accredited investors,” as that term is defined under the Securities Act of 1933, as amended. The July Notes were secured by 12,250,000 shares of common stock held in the name of David Wu, President and Chairman of Dragon International Group Corp. (“Dragon Nevada”), 7,150,000 shares of common stock in the name of Shun Li Shi, a shareholder, a minimum of $150,000 in readily available funds, and a mining facility valued at $3,000,000 owned by David Wu. The minimum subscription was for $100,000 or one Unit; which included a secured convertible promissory note with a face value of $100,000, carrying an annual coupon of 8% and 200,000 July Warrants (2 warrants per dollar invested). The Company reserved the right to accept subscriptions for a fractional Unit, which the Company did. (“July 2005 Private Placement”)

Of the total of $1,927,400 from the July 2005 Private Placement, $1,569,900 was received from the sale of the Units to 29 new accredited investors (net proceeds of $1,414,910 after payment of 8% commission and 2% non accountable expense payable to Skyebanc, Inc. of $154,990) and $357,500 worth of Units to 7 repeat investors from the March 2005 Private Placement that converted into the July 2005 Private Placement. $1,423,900 ($357,500 from the March 2005 Private Placement and $1,066,400 in new investments received from 20 investors) of the July 2005 Private Placement was received on or prior to June 30, 2005, the close of our 2005 fiscal year, while $503,500 in new investments from 9 investors was received in July 2005, the fist quarter of our 2006 fiscal year.

As a result, the Company issued an aggregate of 3,854,800 July Warrants. Of the 3,854,800 July Warrants, 715,000 were issued to 7 accredited investors who converted their aggregate investment of $357,500 from the March 2005 Private Placement into the July 2005 Private Placement. At the time of the March 2005 Private Placement, the Company anticipated undertaking a subsequent offering to raise additional funds under similar terms and conditions as provided in the March 2005 Private Placement. As a result, the relevant offering documents contained a mandatory provision that provided for each of the investors to convert into the subsequent offering. Of the 3,854,800 July Warrants, 2,132,800 were issued to 20 investors who subscribed to the July 2005 Private Placement on or prior to June 30, 2005, the close of our 2005 fiscal year, and 1,007,000 were issued to 9 investors who subscribed to the July 2005 Private Placement between July 1, 2006 through July 11, 2006, during the first quarter of our 2006 fiscal year.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 8 – CONVERTIBLE DEBENTURES PAYABLE (CONTINUED)

In connection with the July 2005 Private Placement, the Company granted a total of 3,854,800 July Warrants (715,000 July Warrants from the $357,500 from 7 repeat investors under the exchange, and 3,139,800 July Warrants from the $1,569,900 from new investors). As mentioned earlier the July 2005 Private Placement included common stock purchase warrants (2 warrants per dollar invested) to purchase shares of our common stock at $.30 per share for a period of five (5) years expiring July 1, 2010 (“July Warrants”). The warrants are exercisable immediately and expire in July 2010. These warrants were treated as a discount on the July Notes and were valued, to the extent of their allocable percentage to total value of the July Notes, at $607,332 ($423,192 for the July notes issued in fiscal June 30, 2005, and $184,149 for the July Notes issued in the first quarter of fiscal June 30, 2005) to be amortized over the 24 month term of the July Notes, which began on July 11, 2005. The entire $607,332 was amortized in the year end June 30, 2006 due to the early conversion of these notes in January 2006. The fair market value of each stock warrant grant is estimated on the date of grant using the Black- Scholes option-pricing model, in accordance with SFAS No. 123(R) using the following weighted-average assumptions: expected dividend yield of 0%, risk-free interest rate of 3.75-4.00%, volatility of 145% and expected term of 5 years. Additionally, in connection with the July Notes, the Company recorded a beneficial conversion in the amount of $828,461 ($591,757 for the July notes issued in fiscal June 30, 2005, and $236,704 for the July Notes issued in the first quarter of fiscal June 30, 2005) to be amortized over the life of the July Notes, which was 24 months. The entire $828,461 was amortized in the year end June 30, 2006 due to the early conversion of these notes in January 2006.

Principal payments began on the first day of the fourth month following the final closing date of the offering. The amount of principal paid each month was 1/21 of the total amount offered plus any accrued interest. The remaining balance of the principal value of the July Notes would have been due on the first day of the 24th month following the final closing of the offering.

The Company at its option may elect to pay the current portion of principal and/or interest into shares of common stock. The Company shall provide the holder with fifteen (15) days written notice prior to such payment (“Company Conversion Notice”). The holder may receive shares of common stock at a conversion rate equal to a 20% discount to the average closing bid price for the previous five days to Company Conversion Notice, subject to a $.55 ceiling. The Company may elect to convert the current portion of unpaid interest and/or principal due to the holder under the condition that certain criteria are met which include: (i) the common stock received for payment is fully registered at the time of receipt and is delivered without restriction of any kind., (ii) the average daily trading volume as measured for the prior 20 days to payment is as follows: (a) 100,000 shares per day for an aggregate principal balance in excess of $2,000,000.00 (b) 75,000 shares per day for an aggregate principal balance in excess of $500,000.00 but less than $2,000,000.00 (c) 50,000 shares per day for an aggregate principal balance less than $500,000.00 (d) No less than 100,000 shares per day if the an aggregate principal balance is in excess of $2,000,000.00 and, (iv) The average daily price per share as measured from the five trading days prior payment is no less than $0.24 per share.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 8 – CONVERTIBLE DEBENTURES PAYABLE (CONTINUED)

At the sole election of the holder, regardless of the conditions necessary for the Company conversion, any portion of the unpaid principal balance of the July Notes, together with any interest which may have accrued through the date of such conversion, may be converted into shares of common stock of the Company. The holder shall provide the Company with fifteen (15) days written notice prior to such payment (“holder Conversion Notice”). The holder may elect to receive shares of common stock at a conversion rate equal to a 20% discount to the average closing bid price for the previous five days to holder Conversion Notice. The holder will have a maximum conversion price of $.55 per share and a minimum conversion price of $.20 per share.

The investors in the July 2005 Private Placement were granted 45 day demand registration rights to cover the resale of the shares of common stock issued upon conversion as well as the common stock underlying the investor warrants, which included both the March Warrants and the July Warrants.

Furthermore, should a registration statement not be declared effective within 120 days from the closing date of July 11, 2005 and the closing bid price for any three of the previous 20 trading days is greater than $.6875, the Company shall pay liquidation damages in the amount of 2%. The registration statement was not declared effective. However the common stock has never traded above $.6875, so therefore the Company did not incur any penalty.

Skyebanc, Inc. (“Skyebanc”), a NASD broker dealer, acted as selling agent in connection with the offering. The Company paid Skyebanc a sales commission of eight percent (8%) of the total proceeds resulting from the sale of the securities. The Company also reimbursed Skyebanc for its expenses in the amount of two percent (2%) of the selling price of the securities sold on a non- accountable basis. The sales commission of 8% and the 2% non-accountable fee was paid on the balance of new subscriptions of $1,569,900. As placement agent, the Company granted Skyebanc, Inc. warrants to purchase 500,000 shares of our common stock exercisable at $.01 per share expiring on July 11, 2010 (“Placement Agent Warrants”).

Pursuant to Emerging Issues Task Force (EITF) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the Company has determined that collateral shares required to be issued as liquidated damages are not required to be recorded as a equity instrument, as EITF 00-19 provides that contracts that include any provision that could require net-cash settlement, as is required for the penalty, cannot be accounted for as equity of the Company. In addition, In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, (“FASB 133”), the Company determined that the conversion feature of the notes did not meet the criteria for bifurcation of the conversion option, as the debt met the definition of “conventional convertible debt”, as defined under EITF 00-19, and therefore the conversion feature of the debt did not need to be bifurcated and accounted for as a derivative.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 8 – CONVERTIBLE DEBENTURES PAYABLE (CONTINUED)

January Conversion Offer

On January 24, 2006, the Company made a universal conversion offer to all of the holders of its July 2005 Private Placement (“January Conversion Offer”). The January Conversion Offer presented the holders an opportunity to (i) convert the outstanding principal and interest due on the July Notes into shares of its common stock at a conversion price of $.09 per share, (ii) the reduction of the exercise price on March Warrants included in the March 2005 Private Placement from $.40 per share to $.15 per share, and July Warrant included in the July 2005 Private Placement from $.30 to $.15 per share, and (iii) the Company would grant additional common stock purchase warrants equal to the number of March Warrants and July Warrants held by each holder from the March 2005 Private Placement and the July 2005 Private Placement. The Company would grant common stock purchase warrants to purchase shares of its common stock at $.15 per share for a period of five (5) years from the date of grant, January 24, 2006 (“Conversion Warrants”).

34 of 36 holders accepted the January Conversion Offer and elected to convert the full amount of principal and interest due under the July Notes. One investor elected to convert half of the principal and interest due under the July Notes, while another investor elected not to convert under the terms of the January Conversion Offer. These two investors were subscribers to the July 2005 Private Placement only and were not subscribers to the March 2005 Private Placement.

As of February 10, 2006 the aggregate amount of principal and interest due to our 36 holders of the July Notes was $1,663,071. As of February 10, 2006 the 34 holders consenting to the January Conversion Offer were due an aggregate of $1,555,214 in principal and interest on the July 2005 Notes. As such the Company issued 17,280,152 shares of common stock ($1,555,214 divided by $.09 = 17,280,152). As of February 10, 2006 the holders consenting to the January 2006 conversion offer held an aggregate of 1,787,500 March Warrants and 3,604,800 July Warrants. The Company reduced the exercise price on the 1,787,500 March Warrants from $.40 to $.15 per share. The Company reduced the exercise price on the 3,604,800 July Warrants from $.30 to $.15. The March Warrants and the July Warrants were valued to the extent of their allocable percentage to the total value of the convertible promissory notes as was discussed above.

The holder who elected to convert half of the July Notes was due $86,286 in principal ($100,000 less principal repayments of $13,714 made prior to the January conversion) and interest as of February 10, 2006. As such the investor converted $43,143, (half of the current principal and interest due) the Company issued 479,365 shares of common stock, reduced the exercise price on 100,000 of the July Warrants to $.15 and granted 100,000 Conversion Warrants. (Original investment of $100,000 in the July 2005 Private Placement, therefore 200,000 July Warrants). The holder who elected to not to convert half of the July Notes retained ownership of 100,000 of the 200,000 July Warrants received in the July 2005 Private Placement for which the exercise price remained constant at $.40 per share, nor did this holder receive any Conversion Warrants. The other holder who elected not to convert, retained ownership of the principal amount of $25,000 in July Notes, of which $21,571 in principal ($25,000 less principal repayments of $3,429 made prior to the January conversion) and interest was due as of February 10, 2006, and retained ownership of 50,000 July Warrants for which the exercise price remained constant at $.40 per share, nor did this holder receive any Conversion Warrants.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 8 – CONVERTIBLE DEBENTURES PAYABLE (CONTINUED)

Subsequently, on February 10, 2006 these two holders, who did not convert, assigned their July Notes to third parties who subsequently converted under the terms of the January Conversion Offer. As of February 10, 2006 the two holders who did not consent to the January Conversion Offer were due an aggregate of $64,714 in principal and interest on the July 2005 Notes. One investor was due $21,571 and one was due $43,143 ($86,286 divided by half = $43,143). Following assignment, the new holders of the remaining July Notes elected to convert under the January Conversion Offer. As such the Company issued 719,048 shares of common stock ($64,714 divided by $.09 = 719,048).

In total as a result of the January Conversion Offer, the Company converted a total of $1,663,071 in principal and interest from the July Notes. ($1,555,214 + $43,143 + $64,714 = $1,663,071) issued 18,478,568 shares of common stock ($1,663,071 divided by $.09 = 18,478,568), reduced the exercise price on 5,492,300 warrants (3,704,800 July Warrants and 1,787,500 March Warrants) to $0.15 per share, and granted 5,492,300 Conversion Warrants at $0.15 per share. The exercise price on 150,000 July Warrants, owned by the original holders electing not to convert, remained constant at an exercise price of $.30 per share.

In accordance with FAS No. 84, “Induced Conversion of Convertible Debt”, the Company recognized an expense equal to the fair value of the additional securities and other consideration issued to induce conversions. Accordingly, the Company recorded debt settlement expense of $914,704 related to the 18,478,568 shares issued upon conversion and $411,865 of debt settlement expense related to the granting of Conversion Warrants to purchase 5,492,300 shares of the Company’s common stock at $.15 per share. The fair market value of these stock warrant grants were estimated on the date of grant using the Black-Scholes option-pricing model, in accordance with SFAS No. 123 using the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 4.39%, volatility of 171% and expected term of 3 years.

The Company has already recognized the full value of the 5,492,300 warrants (3,704,800 July Warrants and 1,787,500 March Warrants) for which the exercise price was reduced; therefore the Company did not record additional charges with regards to the reduction in exercise price from $0.30 to $0.15 for the July Warrants and the reduction in exercise price from $0.40 to $0.15 for the March Warrants. For the March holders the value of the March Warrants were valued below their fair market value at the time the March holders converted to the July Notes, as the entire March 2005 Private Placement has been recorded for it full value with regards to the valuation for its beneficial conversion features and for the discount with regards to the issuance of March Warrants and July Warrants. For the July holders the value of the originally granted July Warrants on the date of their grant for $0.30 per share were higher then the value of the warrants on the date that they were re-priced to $0.15 per share for the January Conversion Offer; therefore no expense was recorded for the reduction in exercise price.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 8 – CONVERTIBLE DEBENTURES PAYABLE (CONTINUED)

Pursuant to Emerging Issues Task Force (EITF) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the Company has determined that collateral shares required to be issued as liquidated damages are not required to be recorded as a equity instrument, as EITF 00-19 provides that contracts that include any provision that could require net-cash settlement, as is required for the penalty, cannot be accounted for as equity of the Company. In addition, In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, (“FASB 133”), the Company determined that the conversion feature of the notes did not meet the criteria for bifurcation of the conversion option, as the debt met the definition of “conventional convertible debt”, as defined under EITF 00-19, and therefore the conversion feature of the debt did not need to be bifurcated and accounted for as a derivative.

Skyebanc, Inc. (“Skyebanc”), an NASD member and broker-dealer, acted as the selling agent in connection with the offering. The Company paid Skyebanc a total of eight percent (8%) of the total proceeds resulting from the sale of the securities and reimbursed Skyebanc, Inc. for its expenses in the amount of two percent (2%) of the selling price of the securities sold on a non-accountable basis for an aggregate cash placement fee of $190,740. Additionally, on July 1, 2005, the Company granted Skyebanc warrants to purchase 500,000 shares of its common stock for its services as placement agent at an exercise price of $.01 per share, which warrants expire on July 1, 2010. Legal fees of $41,457 were paid in connection with this offering and were treated as a placement fee. These warrants were treated as a deferred debt offering cost and on July 1, 2005 were valued at $168,894 to be amortized over the term of the July Notes. The fair market value of each stock warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model, in accordance with SFAS No. 123 using the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 3.75%, volatility of 145% and expected term of 5 years. The placement fees were deemed to be a deferred debt offering cost and were amortized as a debt issuance cost over the term of the July Notes. For the years ended June 30, 2006 and 2005, the Company fully amortized debt issuance costs amounting to $380,237 and $20,854, respectively.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 8 – CONVERTIBLE DEBENTURES PAYABLE (CONTINUED)

The following is a reconciliation of the March 2005 Private Placement and the July 2005 Private Placement:

	March 2005 Private Placement	July 2005 Private Placement	Total
Convertible Debenture payable	$357,500	$1,569,900	$1,927,400
Less:
Beneficial conversion feature with original debt issuance	(44,688)	(828,461)	(873,149)

Discount on debt associated with grant of warrants with original debt issuance	(239,510)	(607,332)	(846,842)

Additional beneficial conversion feature associated with exchange of March 2005 Series for July 2005 Series	(52,723)	n/a	(52,723)

Additional discount on debt associated with grant of additional warrants with exchange of March 2005 Series for July 2005 Series	(20,579)	n/a	(20,579)

Convertible Debenture, net	$—	$134,107	$134,107
For the years ended June 30, 2006 and 2005, amortization of imputed interest and beneficial conversion charged to interest expense was $1,580,778 and $212,515, respectively. Upon conversion of the July 2005 Private Placement as per the January Conversion Offer on January 24, 2006, any and all remaining unamortized beneficial conversion and discount on debt was expensed.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 9 – RELATED PARTY TRANSACTIONS

Due from related parties

The consolidated financial statements include balances and transactions with related parties. From time to time, the Company receives advances from or advances funds to several affiliated entities, owned by an officer of the Company, for working capital purposes. These advanced are payable on demand and are personally guaranteed by the officer. At June 30, 2006, the Company had outstanding balances from these affiliated entities of $3,498.

Due to related party

A shareholder/consultant advanced funds to the Company for working capital purposes. At June 30, 2006, the Company owed $5,000 to this shareholder/consultant that is included in accrued expenses. The advances are non-interest bearing, unsecured and are due on demand.

The former President of Dragon Nevada, from time to time, prior to the Merger with Dragon Florida provided advances to the Company for operating expenses. These advances are short-term in nature and non-interest bearing. The amount due to the former President at June 30, 2006 was $17,506 and is included in accrued expenses on the accompanying balance sheet.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 10 – LOANS PAYABLE

Loans payable consisted of the following at June 30, 2006:

Notes payable to Bank of Agriculture, due on September 15, 2006. Interest only payable monthly at a rate of 6.138%. Secured by equipment and personal guarantee of officer.	$124,898

Notes payable to Bank of Agriculture, due on September 15, 2006. Interest only payable monthly at a rate of 6.138%. Secured by equipment and personal guarantee of officer.	124,898

Notes payable to Bank of Agriculture, due on March 15, 2007. Interest only payable monthly at a rate of 6.138%. Secured by equipment and personal guarantee of officer.	599,513

Notes payable to Bank of Agriculture, due on November 15, 2006. Interest only payable monthly at a rate of 5.94%. Secured by equipment and personal guarantee of officer.	612,003

Notes payable to Bank of Agriculture, due on December 11, 2006. Interest only payable monthly at a rate of 6.264%. Secured by equipment and personal guarantee of officer.	499,594

Notes payable to Commercial Bank, due on September 20, 2006. Interest only payable monthly at a rate of 6.786%. Secured by equipment and personal guarantee of officer.	62,450

Bank acceptances payable. Non-interest bearing. Secured by equipment and personal guarantee of officer.	490,851

HK Runji Investment Ltd. Non-interest bearing, unsecured and are due on demand.	100,000

Notes Payable to two shareholders, interest only payable annually at a rate of 8%, $100,000 due on January 10, 2007 and $48,000 due on April 11, 2007	$148,000

Total	$2,762,207

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 11 – INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” “SFAS 109”. SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company’s subsidiaries in China are governed by the Income Tax Law of the Peoples Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the “PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, wholly-owned foreign enterprises are subject to tax at a statutory rate of approximately 33% (30% state income tax plus 3% local income tax). The Company obtained approval from the Peoples Republic of China to have their state income taxes abated. Such approval is in effect for the years end June 30, 2006 and 2005, accordingly there is no provision for income taxes for the Chinese subsidiaries. The U.S. parent has sustained losses for tax purposes for the years ended June 30, 2006 and 2005, and accordingly no income tax provision has been made.

The components of income (loss) before income tax consist of the following:

	Year Ended June 30,
	2006	2005
U.S. Operations	$(3,692,577)	$(387,249)
Chinese Operations	1,098,460	120,333
	$(2,594,117)	$(266,916)
The table below summarizes the differences between the Company’s effective tax rate and the statutory US Federal rate as follows for years ended June 30, 2006 and 2005:

	Year Ended April 30
	2006	2005
Income tax (benefit) provision at Federal statutory rate	$(908,000)	$(94,000)
Permanent differences – stock based compensation	934,000	20,000
US tax rate in excess of foreign tax rate	52,000	5,000
US net operating loss not available against foreign income	284,000	109,000
Abatement of foreign income taxes	(362,000)	(40,000)
Tax provision	$—	$—

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 11 – INCOME TAXES (CONTINUED)

The Company has a net operating loss (“NOL”) carry forward for United States income tax purposes at June 30, 2006 expiring through the year 2026. Management estimates the NOL as of June 30, 2006 to be approximately $1,311,000. The utilization of the Company’s NOL’s may be limited because of a possible change in ownership as defined under Section 382 of Internal Revenue Code.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized a valuation allowance for those deferred tax assets as it is more likely than not that realization will not occur. The Company’s deferred tax asset as of June 30, 2006 is as follows:

NOL carry forwards	$455,000
Valuation allowance	(455,000)
Deferred tax asset, net of allowance	$—
NOTE 12 – STOCKHOLDERS’ EQUITY

Stock Plan

In June 2005, the Company’s Board of Directors and a majority of its shareholders approved by consent its “2005 Stock Option Plan” (the “Plan”). This Plan provides for the grant of incentive and non-qualified stock options that may be issued to key employees, non- employee directors, independent contractors and others and the Company has reserved 5,000,000 shares of its common stock for issuance under the Plan. The options are to be granted for a term of not more than five (5) years and other terms and conditions as defined under the Plan. As of June 30, 2006, there were no available shares to be issued, or options granted under the 2005 Plan.

Common Stock

In August 2004, the Company’s board of directors approved a 1 for 8 reverse stock split. All per share data included in the accompanying consolidated financial statement have been presented to reflect the reverse split.

Effective October 4, 2004, under an Agreement and Plan of Reorganization (the “Merger”), Dragon Nevada issued 24,625,000 shares of their common stock for the acquisition of all of the outstanding capital stock of Dragon International Group Corp., a Florida corporation (“Dragon Florida”). For financial accounting purposes, the Merger was been treated as a recapitalization of the Dragon Nevada, with Dragon Florida assuming the management of the Company.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 12 – STOCKHOLDERS’ EQUITY (CONTINUED)

Common Stock (Continued)

In May and August 2004, the Company’s attorney and a vendor, agreed to convert accounts payable owed to them by the Company of $15,171 and $11,404, respectively, into convertible promissory notes payable accruing interest at 18% per annum. These notes were due on the earlier of the Company having successfully consummating a merger or acquisition, or upon demand by the note holder. These notes payable were convertible at $0.0075 per share. On October 4, 2004 both note holders converted their principle into 3,543,211 common shares.

On December 31, 2004, in connection with the acquisition of the remaining 30% of its subsidiary, the Company issued 4,000,000 shares of common stock. For financial accounting purposes, the issuance of these shares was treated as part of the recapitalization of Retail and valued at par value.

In January and February 2005, the former President of Dragon Nevada converted $13,424 and $17,602 portions of a convertible promissory note totaling $31,026 into 1,789,823 and 2,346,966 shares of common stock, respectively, for a total of 4,136,789 common shares issued.

On May 31, 2005, the Company increased its authorized common shares from 50,000,000 to 200,000,000.

On July 1, 2005, in connection with the acquisition of a 60% interest in Yongxin, the Company issued 1,000,000 shares of common stock (see note 5). The fair value of the common shares issued was based on the $.34 quoted trading price of the common stock on the acquisition date and amounted to $340,000.

On July 22, 2005, the Company entered into a one-year agreement with China Direct Investments, Inc (“China Direct”) to provide business development and management services, effective July 1, 2005. In connection with this agreement, the Company issued 400,000 shares of the Company’s common stock. The Company valued these services using the fair value of common shares on the date entered into the agreement date at approximately $.26 per share and recorded deferred compensation of $104,000 to be amortized over the service period. For the year ended June 30, 2006 the entire $104,000 has been amortized. Additionally, effective January 10, 2006, the Company entered into a new three- year consulting agreement with China Direct. In connection with this agreement, the Company agreed to issue 6,000,000 shares of the Company’s common stock to China Direct. The Company valued these services u sing the fair value of common shares on grant date at approximately $.09 per share and recorded deferred consulting expense of $540,000 to be amortized over the service period. For the year ended June 30, 2006, amortization of deferred consulting expense related to this three-year consulting agreement amounted to $80,000. On June 22, 2006, in connection with this agreement, the Company issued 5,110,000 shares of common stock. As of June 30, 2006, the 890,000 shares had not been issued and are reflected in common stock issuable on the accompanying balance sheet.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 12 – STOCKHOLDERS’ EQUITY (CONTINUED)

Common Stock (Continued)

On August 1, 2005, in connection with the acquisition of a 100% interest of the Xianyang Naite Research and Development Center, the Company issued 500,000 shares of common stock (see note 5). The fair value of the common shares issued was based on the $.28 quoted trading price of the common stock on the acquisition date and amounted to $140,000.

In October 2005 and June 2006, the former President of Dragon Nevada converted a $10,000 convertible promissory note, $98 remaining on a convertible promissory note and accrued interest payable of $839 on these convertible notes into 1,458,267 shares of common stock.

In connection with the conversion of the principal and interest due on the July Notes, the Company issued 18,478,568 shares of common stock upon conversion of outstanding principal and accrued interest of $1,663,071 (see note 8).

On June 30, 2006, the Company acquired Shanghai JinKui Packaging Material Co., Ltd. (“JinKui”). JinKui, established in 2004, is located in Shanghai, China and is a manufacturer of packaging materials for the pharmaceutical and food industry. Under the term of the agreement, the Company will issue common stock to acquire 100% ownership interest in JinKui. The consideration is on the basis of audited shareholders’ equity of JinKui of $1,141,476. As a result on the date of the merger the common stock of Dragon Nevada was valued at $.141 per share and the Company will issue an aggregate of 8,095,574 shares of its common stock in consideration for this acquisition. The fair value of the common stock issuable was based on the $.141 quoted trading price of the common stock on the acquisition date and amounted to $1,141,476. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. The results of operations of JinKui are not included in the consolidated results of operations of the Company since the acquisition date is on June 30, 2006. As of June 30, 2006, the 8,095,574 shares had not been issued and are reflected in common stock issuable on the accompanying balance sheet. (See Note 5)

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 12 – STOCKHOLDERS’ EQUITY (CONTINUED)

Stock Warrants

On March 15, 2005, in connection with the March 2005 Private Placement discussed in Note 8, the Company granted common stock purchase warrants to purchase 1,787,500 shares of the Company’s common stock exercisable at $.40 per share. The purchase common stock purchase warrants expire in five years from the date of the warrant.

In July 2005, in connection with July 2005 Private Placement discussed in Note 8, the Company granted common stock purchase warrants to purchase 3,854,800 shares of the Company’s common stock exercisable at $.30 per share. The purchase common stock purchase warrants expire in July 2010. Additionally, in July 2005, in connection with the July 2005 Private Placement discussed in Note 8, the Company granted common stock purchase warrants to purchase 500,000 shares of the Company’s common stock to the placement agent exercisable at $.01 per share. The common stock purchase warrants expire in July 2010.

On January 10, 2006, in connection with a three-year consulting agreement with China Direct Investments, Inc., the Company issued common stock purchase warrants to purchase 4,700,000 shares of common stock to China Direct Investments, Inc. at $.15 per share. The common stock purchase warrants expire on January 10, 2011. The fair market value of these common stock purchase warrants of $395,675 was recorded as deferred compensation, to be amortized over the service period. The common stock purchase warrants value was estimated on the date of grant using the Black-Scholes option-pricing model, in accordance with SFAS No. 123 using the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 4.39%, volatility of 171% and expected term of 5 years. For the year ended June 30, 2006 amortization of deferred compensation related to these common stock purchase warrants amou nted to $58,619.

On February 15, 2006, the Company entered into a one year consulting agreement with Skyebanc, Inc. for consulting services. In connection with this consulting agreement, the Company issued common stock purchase warrants to purchase 500,000 shares of the Company’s common stock at an exercise price of $.15 per share. The common stock purchase warrants expire on February 15, 2011. The fair market value of these common stock purchase warrants of $71,243 was recorded as deferred compensation, to be amortized over the service period. The common stock purchase warrants value was estimated on the date of grant using the Black-Scholes option-pricing model, in accordance with SFAS No. 123 using the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 4.39%, volatility of 171% and expected term of 5 years. For the year ended June 30, 2006 amortization of deferred compensation related to these common stock purchase warrants amounted to $13,358.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 12 – STOCKHOLDERS’ EQUITY (CONTINUED)

Stock Warrants (continued)

As per the terms of the January Conversion Offer, the Company issued additional common stock purchase common stock purchase warrants equal to the number of common stock purchase warrants held by each Unit holder that are also exercisable at $.15 per warrant for a period of three (3) years. As a result, the Company issued an aggregate of 5,492,300 common stock purchase warrants, pro rata to the number of Units held by each holder that elected to convert. The Company also reduced the exercise price on the 3,704,800 common stock purchase warrants held by the converting holders to $.15 per share, while maintaining the exercise price on 150,000 common stock purchase warrants for those holders who elected not to convert at $.30 per share. The Company also reduced the exercise price on the 1,787,500 common stock purchase warrants received as consideration for the March offering from $.40 to $.15 per share.

A summary of the status of the Company’s outstanding stock warrants as of June 30, 2006 and changes during the period then ended is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at July 1, 2004	-0-	$-0-
Granted	4,635,300	0.34	*
Exercised	-0-	-0-
Forfeited	-0-	-0-
Outstanding at June 30, 2005	4,635,300	$0.34	*
Granted	12,199,300	0.146
Exercised	-0-	-0-
Forfeited	-0-	-0-

Outstanding at June 30, 2006	16,834,600	$0.147

Warrants exercisable at end of period	16,834,600	$0.147

Weighted-average fair value of warrants granted during the period	$0.146
     *-Subsequently to grant date weighted average exercise price decreased due to re-pricing of warrants, upon settlement of convertible debentures payable. (See Note 8)

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 12 – STOCKHOLDERS’ EQUITY (CONTINUED)

Stock Warrants (continued)

The following information applies to all warrants outstanding at June 30, 2006:

	Warrants Outstanding		Warrants Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.30	150,000	4.03	$0.30	150,000	$0.30
$0.15	16,184,600	4.10	$0.15	16,184,600	$0.15
$0.01	500,000	4.03	$0.01	500,000	$0.01
NOTE 13 – COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space, warehouse of vehicles under leases that expire through February 2009. Future minimum rental payments required under this operating lease is as follows:

Year Ended June 30, 2007	$47,374
Year Ended June 30, 2008	$47,409
Year Ended June 30, 2009	$17,486
Year Ended June 30, 2010	-0-
Thereafter	-0-
Rent expense for the twelve-month periods ended June 30, 2006 and 2005 was $59,056 and $20,615, respectively.

NOTE 14 – OPERATING RISK

(a) Country risk

The Company’s revenues will be mainly derived from the sale of paper products in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

NOTE 14 – OPERATING RISK (continued)

(b) Products risk

In addition to competing with other companies, the Company could have to compete with larger US companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If US companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

(c) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi converted to US dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company’s ability to operate the PRC subsidiaries could be affected.

(e) Key personnel risk

The Company’s future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

(f) Performance of subsidiaries risk

All of the Company’s revenues will be derived via the operations of the Company’s Chinese subsidiaries. Economic, governmental, political, industry and internal company factors outside of the Company’s control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our common stock could decline. Some of the material risks relating to the partner companies include the fact that the subsidiaries are located in China and have specific risks associated with that and the intensifying competition for the Company’s products and services and those of the subsidiaries.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different.  This prospectus may only be used where it is legal to sell these securities.

Additional risks and uncertainties not presently known may also impair our business operations.  The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock.  These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Dragon International Group Corp.

64,871,954 Shares

__________________________

PROSPECTUS
__________________________

___________, 2007

PART IIINFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Under the Nevada Revised Statutes and our Articles of Incorporation, as amended, our directors and officers will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his “duty of care.”  This provision does not apply to the directors’: (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption.  This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate the rights of our Company and our shareholders (through shareholder’s derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above.  This provision does not limit nor eliminate the rights of our Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.  Section 78.7502 of the Nevada Revised Statutes grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution.

Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, all of which are being paid exclusively by us and commissions are as follows:

SEC Registration and Filing Fee	$243
Legal Fees and Expenses	$35,000	*
Accounting Fees and Expenses	$15,000	*
Financial Printing	$5,000	*
Transfer Agent Fees	$1,000	*
Blue Sky Fees and Expenses	$2,000	*
Miscellaneous	$1,000	*
TOTAL	$59,243

* Estimated

Item 26.  Recent Sales of Unregistered Securities.

On January 30, 2007 we entered into subscription and related agreements with nine (9) accredited investors for an aggregate of $1,500,000 of units of our securities consisting of 16,666,672 shares of common stock, common stock purchase warrants to purchase 16,666,672 shares of common stock exercisable at $.125 per share for a period of five years, and common stock purchase warrants to purchase 8,333,340 shares of common stock at an exercise price of $.15 per share for a period of five years.

The name of nine investors in the January 2007 private placement:

1.	Alpha Capital Anstalt
2.	Monarch Capital Fund, Ltd
3.	Whalehaven Capital Fund Limited
4.	Harborview Master Fund L.P.
5.	CMS Capital
6.	Nite Capital, L.P.
7.	Treshnish Investment, Inc.
8.	Osher Capital Partners, LLC
9.	Paul Prager, IRA

The January 2007 private placement was conducted in two phases.  On January 30, 2007, we completed an initial closing of $750,000 of units of securities consisting of 8,333,336 shares of common stock, common stock purchase warrants to purchase 8,333,336 shares of common stock exercisable at $.125 per share for a period of five years, and common stock purchase warrants to purchase 4,166,670 shares of common stock shares of common stock exercisable at $.15 per share for a period of five years.

The second closing of the offering was held on February 27, 2007 for an additional $750,000 financing of units of our securities consisting of 8,333,336 shares of common stock, common stock purchase warrants to purchase 8,333,336 shares of common stock exercisable at $.125 per share for a period of five years and common stock purchase warrants to purchase 4,166,670 shares of common stock shares of common stock exercisable at $.15 per share for a period of five years.  The second closing was conditioned upon Wellton International Fiber Corp. engaging an SEC approved auditor to prepare certain financial statements.  Wellton International Fiber Corp. engaged an SEC approved auditor on February 22, 2007.  We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, to issue these securities, as a transaction by an issuer not involving any public offering.

On November 1, 2006, in connection with the acquisition of a 100% interest in JinKui, we issued 8,095,000 shares of common stock pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

On October 30, 2006, we received gross proceeds of $100,000 from the sale of 2,000,000 shares of common stock to H.K. Mingtai Investment Co., Ltd., a financial institution in China, pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

In February, 2006 we issued 500,000 warrants in favor of Skyebanc, Inc., an NASD broker dealer, pursuant to the terms of a consulting agreement.  Each of these warrants is exercisable to purchase one share of our common stock at an exercise price of $.01 per share, expiring January 1, 2009.  We relied upon the exemption from registration provided by Section 4(2) promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

In January, 2006 we issued 4,700,000 warrants in favor of China Direct, Inc. pursuant to the terms of the Consulting Agreement between us.  Each of these warrants is exercisable to purchase one share of our common stock at an exercise price of $.15 per warrant, expiring January 1, 2009.  We relied upon the exemption from registration provided by Section 4(2) promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

In January 2006, we made an offer to all of the holders of our outstanding Units wherein we offered the holders of the Units an opportunity to convert the outstanding principal and interest owed pursuant to the Debentures into shares of our common stock at a conversion price of $.09 per share.  This offer also provided for the reduction of the exercise price on the warrants included in the Units issued in the July Offering from $.30 to $.15 per Warrant.  As further inducement, if the holder agreed to convert, we also agreed to issue additional common stock purchase warrants equal to the number of warrants held by each Unit holder that are also exercisable at $.15 per warrant for a period of three (3) years. As of the date of this prospectus, all of the Unit holders have accepted our offer, except for two holders who assigned their Debentures to third parties who subsequently converted.  These holders kept the warrants issued as part of their original Units.  As a result, we issued an aggregate of 18,478,565 shares of our common stock and 5,642,300 common stock purchase warrants, pro rata to the number of Units held by each holder that elected to convert.  We also reduced the exercise price on the 3,704,800 warrants held by the converting holders to $.15 per share, while maintaining the exercise price on 150,000 warrants for those holders who elected not to convert at $.30 per share.  We also reduced the exercise price on the 1,787,500 warrants received as consideration for the March Offering from $.40 to $.15 per share.  We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, to issue these securities, as a transaction by an issuer not involving any public offering.

In August 2005, we issued 500,000 shares of our common stock in offshore transactions as part of the acquisition of Xianyang Naite Research & Development Center.  Of these shares 200,000 were issued to Xuelan Liu and 300,000 were issued to Yuhuafeng Shao, both non-US persons.  We relied upon the exemption from registration afforded by Regulation S and Section 4/2, as applicable, promulgated under the Securities Act of 1933, as amended, to issue these securities.

In July 2005, we issued 1,000,000 shares of our common stock in offshore transactions in exchange for 60% interest in Hangzhou Yongxin Paper Co., Ltd. (“Yongxin”).  Of these shares, 900,000 were issued to Zhiyuan Zhang, 50,000 shares were issued to Zhongmin Yang and 50,000 shares were issued to Bing Yu, each a non-US person.  We relied upon the exemption from registration afforded by Regulation S and Section 4/2, as applicable, promulgated under the Securities Act of 1933, as amended, to issue these securities.

On May 9, 2005, we commenced a private offering of Units, each Unit consisting of a secured, convertible promissory note and warrants, totaling up to a maximum of $2,500,000.  We sold an aggregate of $1,927,400 of these Units to an aggregate of 42 “accredited investors”, as that term is defined under the Securities Act of 1933, as amended.  The minimum subscription was for $100,000 or one Unit; however, we reserved the right to accept subscriptions for a fractional Unit, which we did.  Each Unit consisted of a secured convertible note with a face value of the principal amount invested by each investor, carrying an annual coupon of 8%, payable on a monthly basis in cash or common stock on the first of every month and 200,000 common stock purchase warrants (2 warrants for every $1 invested), each to purchase a share of our common stock for every dollar invested, exercisable at a purchase price of $.30 per share for a period of five years following the final closing date of the offering period, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock.  The Debentures were to mature two years after issuance.  Those persons listed in the “selling security holder” section of the prospectus were the purchasers of the Units.  As discussed above, all of the holders of these Units have converted their respective Debentures.    We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, to issue these securities, as a transaction by an issuer not involving any public offering.

Skyebanc, Inc., an NASD broker dealer, acted as selling agent in connection with the offering.  We granted warrants to purchase 500,000 shares of our common stock to Skyebanc, Inc. for its services with regard to the offering at an exercise price of $.01 per share, which warrants expire on July 1, 2010.  We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

On March 1, 2005, we closed a private offering of Units, each Unit consisted of a secured convertible note with a face value of the principal amount invested by each investor, carrying an annual coupon of 8% and 250,000 common stock purchase warrants (5 warrants for each $1 invested), each warrant exercisable to purchase one (1) share of our common stock at an exercise price of $.40 per share for a period of five (5) years following the closing of the offering.  The investors in this offering were also granted “piggyback” registration rights for the shares underlying the warrants, as well as the shares reserved for issuance in the event of conversion of the Debentures.  We received gross proceeds of $357,500 from the sale of these Units ($321,750 net).  The Units were sold to a total of 7 “accredited investors,” as that term is defined under the Securities Act of 1933, as amended.  The Debentures were scheduled to mature six months following the closing of the offering.  Interest only is payable monthly.  Each of the investors to this offering elected to convert to our July offering, described above.  As discussed above, all of the holders of these Units have converted their respective Debentures.  We relied upon the exemption from registration provided by Rule 506 under Regulation D promulgated under the Securities Act of 1933, as amended, to issue these securities.

We do not believe that these offerings constituted a general solicitation, as either we, or our placement agent, Skyebanc, Inc., had a pre-existing business relationship with each investor.  No advertising was utilized in connection with either offering.

Effective February 7, 2006, holders of outstanding convertible promissory notes exercised their respective conversion rights applicable thereto and we issued an aggregate of 3,041,789 Common Shares to four holders pursuant to the terms of their notes.  We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

Effective January 17, 2006, a holder of a convertible promissory note exercised his conversion rights applicable thereto and we issued 1,095,000 Common Shares to him pursuant to the terms of said note.  We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

On or about December 31, 2004, we issued 4,000,000 shares of our common stock in an offshore transaction to one non-US person in consideration for the remaining 30% interest in Ningbo Dragon International Trade Co., Ltd. formerly known as Ningbo Anxin International Trade Co., Ltd.  We relied upon the exemption from registration provided by Regulation S promulgated under the Securities Act of 1933, as amended, to issue these shares.

Effective October 4, 2004, we entered into an Agreement and Plan of Reorganization (the "Merger"), with Dragon International Group Corp, Ningbo, China ("Dragon"), whereby Dragon agreed to merge with us.  We were the surviving entity in the Merger.  We also undertook a reverse stock split of our common stock, whereby one (1) share of common stock was issued in exchange for every eight (8) shares of common stock outstanding immediately prior to the effective date of the Merger.  We issued an aggregate of 24,625,000 "restricted" shares of our common stock to the Dragon shareholders and others, representing approximately 95% of our issued and outstanding common stock following the Merger.  We relied upon the exemptions from registration provided by Regulation S and Regulation D, as applicable, to issue these shares.

Except as stated above, we did not use any underwriter or placement agent in the issuance of our securities and no commissions were paid.

We did not issue any other securities during the previous three year period.

Item 27.  Exhibits.

Exhibit No.                                Description

2.5	Agreement and Plan of Reorganization between Retail Highway.com, Inc. and Dragon International Group Corp. Previously filed as an exhibit to the Company's Form 8-K dated October 1, 2004.

2.6	Amendment to Plan of Reorganization. Previously filed as an exhibit to the Company's Form 8-K dated October 1, 2004.

2.7	Stock Purchase Agreement for 30% interest in Ningbo Dragon International Trade Co., Ltd. Previously filed as an exhibit to the Company's Form 8-K dated February 16, 2005.

2.8	Form of Secured Convertible Debenture. Previously filed as an exhibit to the Company's Form 8-K dated March 1, 2005

2.9	Form of Security Agreement – March 2005 Offering. Previously filed as an exhibit to the Company's Form 8-K dated March 1, 2005

2.10	Form of Warrant – March 2005 Offering. Previously filed as an exhibit to the Company's Form 8-K dated March 1, 2005

2.11	Form of Secured Convertible Promissory Note - July 2005 Offering. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

2.12	Form of Warrant - July 2005 Offering. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

3.1	Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-SB filed December 10, 1997.

3.2	Amendment to Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-SB filed December 10, 1997.

3.3	Bylaws. Previously filed as an exhibit to the Company's Form 10-SB filed December 10, 1997.

3.4	Amendment to Articles of Incorporation. Previously filed as an exhibit to the Company's Form 8-K filed April 30, 1999.

3.5	Articles of Merger between Retail Highway.com, Inc. and Dragon International Group Corp. Previously filed as an exhibit to the Company’s Form 8-K/A filed December 6, 2004.

5.1	Opinion of Ellenoff Grossman & Schole LLP. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated June 6, 2007.

10.1	Office Lease - Principal place of business. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

10.2	Additional business lease - in Fuming County Zhang’ai Village Economic Cooperation Group. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

10.3
Stock Purchase Agreement between the Company, Ningbo Dragon and Xianyang Naite Research & Development Center dated August 1, 2005.  Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

10.4
Stock Purchase Agreement between the Company, Ningbo Dragon and Hangzhou Yongxin Paper Co., Ltd., dated July 1, 2005.  Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

10.5
Stock Purchase Agreement between Ningbo Dragon and Ningbo XinYi Co., Ltd., dated June 1, 2005.  Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

10.6	Consulting Agreement between the Company and China Direct Investments, Inc.

10.7	Credit Line Agreement of Guangdong Development Bank. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

10.8	Mortgage Loan Contract Commercial Bank of Ningbo. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

10.9	2005 Stock Option Plan previously filed as an exhibit to the Form S-8 Registration Statement filed July 19, 2005.

10.10	Consulting Agreement between the Company and Skyebanc, Inc. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated June 6, 2007.

10.11	Purchase Contract between Shanghai JinKui Shanghai JinKui Packaging Material Co., Ltd. and Hunan Prince Milk Group

10.12
Stock Purchase Agreement between Dragon International Group Corp. and Wellton International Fiber Corp. dated as of January 16, 2007. Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on January 19, 2007.

10.13
Stock Purchase Agreement between Dragon International Group Corp. and Wellton International Fiber Corp. dated as of June 29, 2007.  Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on July 12, 2007.

10.14	Employment agreement between Wellton International Fiber Corp., and Kung Ming Kuo. Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on July 12, 2007.

10.15	Employment agreement between the Company and David Wu.*

10.16	JinKui lease agreement *

21.1	List of Subsidiaries. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

24.1	Consent of Ellenoff Grossman & Schole LLP (see Exhibit 5.1 hereto)*

24.2	Consent of Sherb & Co., L.L.P.*
____________
* filed herewith.

Item 28.  Undertakings.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(i) to include any prospectus  required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

2.           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.           For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.           To file during any period in which we offer or sell securities, a post effective amendment to this registration statement, to reflect in the prospectus any facts or events which, or individually or together, represent a fundamental change in the information in the registration statement.

6.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer or expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Dragon International Group Corp., the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ningbo, China on August 10, 2007.

DRAGON INTERNATIONAL GROUP CORP.

By:	/s/ David Wu
David Wu (Principal Executive Officer)

By:	/s/ Name Xiali Gan
Name Xiali Gan, (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Wu	Chief Executive Officer,	August 10, 2007
David Wu	President and Director
(Principal Executive Officer)

/s/ Xuejun Chen	Vice President and Director	August 10, 2007
Xuejun Chen

/s/ Xiali Gan	Chief Financial Officer	August 10, 2007
Xiali Gan	& Director
(Principal Financial and
Accounting Officer)

/s/ Orson Zhang	Secretary	August 10, 2007
Orson Zhang